Exhibit 10.1

Certain portions of this annex have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) the type that ARC Document Solutions, Inc. treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[**]”.

EXECUTION VERSION

Published CUSIP Number:	00214HAC8
Term Loan CUSIP Number:	00214HAD6
Revolving Loan CUSIP Number:	00214HAE4

CREDIT AGREEMENT

among

TECHPRINT HOLDINGS, LLC,
as Holdings,

TECHPRINT MERGER SUB, INC.,
as the Initial Borrower,

ARC DOCUMENT SOLUTIONS, INC.,
as the Closing Date Target, and upon consummation of the Closing Date Acquisition, as the Borrower,

THE LENDERS NAMED HEREIN

and

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, L/C Issuer and Swing Line Lender,

and

U.S. BANK NATIONAL ASSOCIATION and
BMO BANK N.A.,
as Joint Lead Arrangers and Joint Bookrunners

and

ZIONS BANCORPORATION, N.A. DBA CALIFORNIA BANK & TRUST,
as Syndication Agent

Dated as of November 22, 2024

i

(continued)

(continued)

(continued)

SCHEDULES

SCHEDULE I	-	THE LENDERS
SCHEDULE 2.02	-	EXISTING LETTERS OF CREDIT
SCHEDULE 4.01(G)	-	LITIGATION
SCHEDULE 4.01(H)	-	REAL PROPERTY
SCHEDULE 4.01(O)	-	SUBSIDIARIES
SCHEDULE 4.01(R)(III)	-	MATERIAL CONTRACTS
SCHEDULE 4.01(T)	-	INSURANCE
SCHEDULE 5.01(M)	-	POST-CLOSING COVENANT
SCHEDULE 5.02(A)	-	INDEBTEDNESS
SCHEDULE 5.02(B)	-	LIENS
SCHEDULE 5.02(E)	-	INVESTMENTS
SCHEDULE 5.02(J)	-	TRANSACTIONS WITH AFFILIATES
SCHEDULE 5.02(M)	-	RESTRICTIVE AGREEMENTS

EXHIBITS

EXHIBIT A	NOTICE OF LOAN BORROWING
EXHIBIT B	NOTICE OF CONVERSION
EXHIBIT C	NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D	REVOLVING LOAN NOTE
EXHIBIT E	CLOSING DATE TERM LOAN NOTE
EXHIBIT F	INCREMENTAL TERM LOAN NOTE
EXHIBIT G	FORM OF GUARANTY
EXHIBIT H	ASSIGNMENT AGREEMENT
EXHIBIT I	COMPLIANCE CERTIFICATE
EXHIBIT J	FORM OF NOTICE OF OBLIGATIONS
EXHIBIT K	NON-BANK CERTIFICATE
EXHIBIT L	NOTICE OF SWING LINE BORROWING
EXHIBIT M	SWING LINE NOTE
EXHIBIT N	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT O	SELLER SUBORDINATION AGREEMENT

5

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November 22, 2024, is entered into by and among: (1) TECHPRINT HOLDINGS, LLC, a Delaware limited liability company (“Holdings”); (2) TECHPRINT MERGER SUB, INC., a Delaware corporation (the “Initial Borrower”); (3) ARC DOCUMENT SOLUTIONS, INC., a Delaware corporation (the “Closing Date Target”, and upon the consummation of the Closing Date Acquisition (as defined below), the “Borrower”); (4) each of the financial institutions party to this Agreement from time to time as Lenders (collectively, the “Lenders”); and (5) U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as Administrative Agent, Swing Line Lender and L/C Issuer. U.S. Bank and BMO BANK N.A. (“BMO”) have been given the title of joint lead arrangers and joint bookrunners in connection with this Agreement, and Zions Bancorporation, N.A. dba California Bank & Trust (“CB&T”) has been given the title of Syndication Agent.

RECITALS

A.          Pursuant to the Agreement and Plan of Merger, dated as of August 27, 2024 (together with all exhibits, schedules and other disclosure letters thereto, and as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of September 10, 2024, collectively the “Closing Date Acquisition Agreement”, but without giving effect to any amendment, restatement, supplement or other modification thereof, notwithstanding anything to the contrary set forth herein), by and among Holdings, the Initial Borrower and the Closing Date Target, (i) the Initial Borrower will merge with and into the Closing Date Target on the Closing Date, with the Closing Date Target as the surviving company of such merger, and (ii) as a result of such merger, Holdings will acquire 100% of the Equity Securities of the Closing Date Target (collectively, the “Closing Date Acquisition”).

B.          The Initial Borrower has requested that, substantially simultaneously with the consummation of the Closing Date Acquisition, the Lenders (i) establish a revolving loan facility, on the Closing Date, in an aggregate initial principal amount of $60,000,000 in favor of the Borrower and (ii) make term loans, on the Closing Date, in an aggregate principal amount equal to $125,000,000 to the Borrower.

C.          The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. INTERPRETATION.

1.01       Definitions.  Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

1

“Acquired Person” shall mean any Person, the assets of a Person or an identifiable business unit or division of any Person, in each case that is the subject of a Permitted Acquisition after the Closing Date.

“Acquired Portion” shall have the meaning given to that term in Section 2.17(f).

“Adjusted Term SOFR Rate” shall mean, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) the Floor and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.

“Administrative Agent” shall mean U.S. Bank, when acting in its capacity as administrative agent under any of the Credit Documents, and any successor Administrative Agent appointed pursuant to Section 7.06.  In such capacity, U.S. Bank is also acting as collateral agent for the Lender Rate Contract Counterparties and Lender Bank Product Providers.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning given to that term in Section 2.15.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall any Lender Party be deemed to be an Affiliate of any Loan Party for purposes of this Agreement.  For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” means the Administrative Agent and its Related Parties.

“Agreement” shall mean this Credit Agreement.

“Alternate Base Rate” shall mean, for any day, a rate of interest per annum equal to the highest of (a) 1.00%, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the Adjusted Term SOFR Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Sections 2.01(e), 2.01(f), or 2.11, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and the rules and regulations thereunder, and any other anti-corruption law applicable to the Loan Parties.

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), and its implementing regulations; (c) the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 & 1957; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent money laundering, terrorism or the funding or support of terrorism, including, without limitation, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) Sanctions.

“Applicable Law” shall mean, as to any Person, all applicable Governmental Rules binding upon such Person or to which such Person is subject.

“Applicable Margin” shall mean (a) in the case of interest calculable with respect to each Term SOFR Loan and Term SOFR Portion (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.05(c)), the percentage per annum set forth in the column headed “Term SOFR” opposite the applicable Tier level below, (b) in the case of interest calculable with respect to each Base Rate Loan and Base Rate Portion, the percentage per annum set forth in the column headed “Base Rate” opposite the applicable Tier level below, and (c) in the case of the Commitment Fee, the percentage per annum set forth in the column headed “Commitment Fee” opposite the applicable Tier level below:

Tier	Total Net Leverage Ratio	Term SOFR	Base Rate	Commitment Fee Percentage
I	Greater than or equal to 4.00:1.00	4.25%	3.25%	0.50%
II	Greater than or equal to 3.50:1.00 but less than 4.00:1.00	4.00%	3.00%	0.50%
III	Greater than or equal to 3.00:1.00 but less than 3.50:1.00	3.75%	2.75%	0.40%
IV	Greater than or equal to 2.50:1.00 but less 3.00:1.00	3.50%	2.50%	0.35%
V	Less than 2.50:1.00	3.25%	2.25%	0.30%

In the event any Incremental Term Loans are made, the Applicable Margins for such Incremental Term Loans shall be as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans subject to the requirements and limitations set forth in Section 2.17(a)(ii).

Any increase or decrease in the Applicable Margin and Commitment Fee Percentage resulting from a change in the Total Net Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier I shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate and thereafter the Applicable Margin and Commitment Fee Percentage shall be based on the Total Net Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin and Commitment Fee Percentage are further adjusted as set forth in this definition.  If the Total Net Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin and Commitment Fee Percentage, then the Applicable Margin and Commitment Fee Percentage shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Net Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent (the Borrower’s obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement).

Notwithstanding the foregoing, as of the Closing Date, Tier II shall be deemed to be applicable until the third Business Day immediately following the date a Compliance Certificate is delivered or required to be delivered pursuant to Section 5.01(a)(iii) for Borrower’s fiscal quarter ending on or about March 31, 2025 and adjustments to the Tier then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Attributable Debt” shall mean, on any date of determination:  (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country  implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Base Rate Borrowing” shall mean a Borrowing made with reference to the Base Rate.

“Base Rate Loan” shall mean, at any time, a Loan which then bears interest at the Base Rate.

“Base Rate Portion” shall mean, at any time, a Portion of a Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at a rate specified in Section 2.01(d)(i).

“Benchmark” shall mean, initially, the Term SOFR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.11(e), then “Benchmark” shall mean the applicable Benchmark Replacement to the extent such Benchmark Replacement has become effective pursuant to Section 3.3(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          Daily Simple SOFR plus the SOFR Adjustment; or

(2)         the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing” and “Term SOFR Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” (or Section 2.01(c) or Section 2.01(e)), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.11(e) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.11(e).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMO” shall have the meaning given to such term in the introductory paragraph hereof.

“Borrower” shall mean (i) until the consummation of the Closing Date Acquisition, the Initial Borrower, and (ii) from and after the consummation of the Closing Date Acquisition, ARC Document Solutions, Inc.

“Borrower Materials” shall have the meaning given to that term in Section 5.01(a).

“Borrowing” shall mean a Revolving Loan Borrowing, a Term Loan Borrowing, or a Swing Line Borrowing, as the context may require.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all expenditures of such Person which should be capitalized in accordance with GAAP, in each case, as reported in such Person’s investing section of the consolidated statement of cash flows prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted restored, repaired or improved or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, in either case, to the extent that such proceeds or awards are not required to be applied in accordance with Section 2.06(c)(vi), (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of asset sales that are not required to be applied pursuant to Section 2.06(c)(iii), (iv) expenditures that constitute operating lease expenses in accordance with GAAP, (v) expenditures that constitute Permitted Acquisitions, (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Borrower and its Subsidiaries or (vii) any non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Borrower and its Subsidiaries; and provided further that in the case of any expenditures or purchases described in clauses (i) or (iii) above, such expenditures or purchases shall not be excluded from “Capital Expenditures” to the extent that the amount of (A) Net Insurance Proceeds (in the case of clause (i)(x)), (B) Net Condemnation Proceeds (in the case of clause (i)(y)) or (C) Net Proceeds from asset sales (in the case of clause (iii)), used to make such expenditures or purchases, is included in Net Income.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and for the benefit of the L/C Issuer and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Defaulting Lender, as applicable, cash or deposit account balances in an amount equal to the L/C Obligations or obligations of a Defaulting Lender, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  “Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (1) (a) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States or obligations of any agency of the United States to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;  (c) open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; (d) any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations, (e) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (b) above, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above, and (2) with respect to any Foreign Subsidiary, (a) investments of the type and maturity described in clause (1) above of foreign commercial banks, which investments or commercial banks (or the parents of such commercial banks) have the ratings described in such clauses or reasonably equivalent ratings from comparable foreign rating agencies (if available) and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management of comparable tenure and credit quality to those described in clause (1) above, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.  Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any one or more of the following:

(a)          the Primary Permitted Holder shall cease to (i) beneficially own and control, directly or indirectly, at least 50.1% of the Equity Securities of Holdings;

(b)          Holdings shall cease to (i) beneficially own and control, directly or indirectly, one hundred percent (100%) of the Equity Securities of any Credit Party (other than Holdings) or (ii) control the board of directors or any other governing body of any Credit Party (other than Holdings);

(c)          the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Holdings by Persons who were neither (i) members of the board of directors of Holdings as of the Closing Date, nor (ii) nominated by the board of directors or other governing body of Holdings; or

(d)          a “fundamental change,” “change of control” or “change in control” or any similar term as defined in any document governing Subordinated Obligations of any Credit Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the right to require such Credit Party to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of such Indebtedness.

For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Closing Date” shall mean November 22, 2024.

“Closing Date Acquisition” shall have the meaning given to that term in the Recitals to this Agreement.

“Closing Date Acquisition Agreement” shall have the meaning given to that term in the Recitals to this Agreement.

“Closing Date Assignment” shall have the meaning given to that term in Section 8.21.

“Closing Date Capital Leases” shall mean all capital leases of the Loan Parties, existing on the Closing Date to the extent any payoff or release documentation is not or cannot be provided on the Closing Date after the Initial Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense.

“Closing Date Equity Contribution” shall mean, collectively, the cash or rollover equity contributions by the Permitted Holders and any other investors arranged by and designated by Holdings on or prior to the Closing Date, including rollover investors, in an aggregate amount of at least the Minimum Aggregate Equity Contribution.

“Closing Date Refinancing” shall mean the payment, redemption, defeasement, discharge, termination or refinancing of all existing Indebtedness of the Closing Date Target and its Subsidiaries, including that certain Credit Agreement, dated as of April 22, 2021, by and among ARC Document Solutions, LLC, as borrower, the lenders party thereto and U.S. Bank, as administrative agent, but excluding any Permitted Indebtedness.

“Closing Date Target” shall have the meaning given to that term in the introductory paragraph hereof.

“Closing Date Term Lenders” shall mean a Lender having a Closing Date Term Loan Commitment or outstanding Closing Date Term Loans.

“Closing Date Term Loan” shall have the meaning given to that term in Section 2.01(b)(i).

“Closing Date Term Loan Borrowing” shall mean the borrowing by the Initial Borrower of the Closing Date Term Loans made by each of the Closing Date Term Lenders to the Initial Borrower on the Closing Date.

“Closing Date Term Loan Commitment” shall mean (a) as of the Closing Date, with respect to each Lender, the Dollar amount set forth under the caption “Closing Date Term Loan Commitment” opposite such Lender’s name Schedule I as in effect on the Closing Date and (b) after the Closing Date, zero.  As of the Closing Date, the aggregate amount of the Closing Date Term Lenders’ Closing Date Term Loan Commitments is equal to the Total Closing Date Term Loan Commitment.

“Closing Date Term Loan Note” shall have the meaning given to that term in Section 2.08(c)(i).

“Closing Date Term Loan Proportionate Share” shall mean:

(a)          with respect to any Lender at any time prior to the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Closing Date Term Loan Commitment at such time to (ii) the Total Closing Date Term Loan Commitment at such time; and

(b)          with respect to any Lender at any time after the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender’s Closing Date Term Loan outstanding at such time to (ii) the Effective Amount of all Closing Date Term Loans outstanding at such time.

“Closing Date Transaction Costs” shall mean the fees, premiums, expenses (including reasonable and documented legal fees and expenses, title premiums and recording taxes and fees) and other transaction costs incurred in connection with the Closing Date Transactions (including to fund any original issue discount and upfront fees).

“Closing Date Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date and the use of the proceeds thereof, (b) the Closing Date Acquisition and the other transactions contemplated by the Closing Date Acquisition Agreement, (c) the Closing Date Equity Contribution, (d) the Closing Date Refinancing, and (e) the payment of the Closing Date Transaction Costs.

“Collateral” shall mean any and all Property (including without limitation Cash Collateral) in which a security interest or Lien is or is required to be granted to secure the Obligations and any and all other Property now existing or hereafter acquired that may be or become subject to a security interest or Lien to secure the Obligations.

“Commitment Fee Percentage” shall mean, with respect to the Revolving Loan Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Revolving Loan Commitments determined pursuant to the definition of Applicable Margin.

“Commitment Fees” shall have the meaning given to that term in Section 2.05(b).

“Commitments” shall mean, collectively, the Revolving Loan Commitments, and the Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall mean, collectively, any notice, demand, communication, information, document, or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 8.01, including through the Platform.

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, other than by virtue of a breach of Section 8.10, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, other than by virtue of a breach of Section 8.10, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party, other than by virtue of a breach of Section 8.10, (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available or (e) is independently developed by the receiving party or any person acting on its behalf without the use of any Confidential Information.

“Consolidated Adjusted EBITDA” shall mean, for any period, with respect to the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP, to the extent applicable):

(a)          Net Income for such period, plus

(b)          to the extent deducted in determining Net Income for such period, the sum of the following for such period (without duplication):

(i)          Interest Expense for such period,

(ii)          income tax expense for such period,

(iii)         depreciation and amortization for such period,

(iv)          non-cash expenses related to stock based compensation for such period,

(v)           solely to the extent consented to by the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed), solely with respect to any period ending on or prior to the one year anniversary of the Closing Date, costs and expenses related to restructuring or severance payments, in an amount not to exceed $4,000,0000, and

(vi)          solely to the extent consented to by the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed), fees, payments and expenses in connection with the Closing Date Transactions (including fees relating to this Agreement); provided, that the aggregate amount added back pursuant to this clause (vi) for all periods combined shall not exceed $20,000,000 (and excluding, for the avoidance of doubt, any amounts added back pursuant to clause (v) above); provided, further that all such fees, payments and expenses shall be incurred and paid within ninety (90) days of the Closing Date,

(vii)         solely to the extent consented to by the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed), the amount of make-whole payments paid within ninety (90) days of the Closing Date in connection with the termination and repayment or prepayment in full of the Closing Date Capital Leases;

(viii)        solely to the extent consented to by the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed), the amount of pro forma cost savings resulting from the Closing Date Transactions as a result of actions taken on or prior to the last day of the fiscal period with respect to which Consolidated Adjusted EBITDA is being calculated and projected by a responsible financial or accounting officer in good faith to be reasonably anticipated to be realizable by June 30, 2026; provided, that, in each such case, such cost savings (i) shall be limited to those that are factually supportable and reasonably identifiable in the good faith judgment of a responsible financial or accounting officer, (ii) shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period as if such cost savings were realized during the entirety of such period relating to the Closing Date Transaction, net of the amount of actual benefits realized during such period from such actions and (iii) shall not exceed, in an aggregate amount for all such periods, $10,000,000,

(ix)          solely to the extent consented to by the Administrative Agent in its reasonable discretion, extraordinary non-cash expenses and non-recurring non-cash expenses for such period (in each case other than any such non-cash expense to the extent it represents an accrual of or reserve for cash expenditures in any future period), and

(x)          solely to the extent consented to by the Administrative Agent in its reasonable discretion, fees, payments and expenses in connection with any Permitted Acquisition or other investment or financing transactions payable to third parties, minus

(c)          to the extent added in determining Net Income for such period, the sum of the following for such period (without duplication):

(i)          interest income for such period, and

(ii)         the aggregate amount of extraordinary non-cash income and gains and non-recurring non-cash income and gains during such period.

Pro forma credit shall be given for Consolidated Adjusted EBITDA attributable to an Acquired Person as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

Notwithstanding anything to the contrary contained herein, the parties hereto agree that Consolidated Adjusted EBITDA for the periods set forth below shall be deemed to be the corresponding amounts set forth below opposite thereof (in each case, before giving effect to any pro forma credit attributable to an Acquired Person or any companies sold, transferred or otherwise disposed during such period):

Fiscal Quarter	Consolidated Adjusted EBITDA
Fiscal quarter ended December 31, 2023	$8,279,000
Fiscal quarter ended March 31, 2024	$8,552,000
Fiscal quarter ended June 30, 2024	$9,750,000
Fiscal quarter ended September 30, 2024	$6,175,000

“Consolidated Net Debt” shall mean, as of any date of determination, an amount (not less than zero) equal to (a) the aggregate amount of all Funded Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as of such date, minus (b)(i) all Unrestricted, Unencumbered Liquid Assets of the Credit Parties (other than Holdings) maintained in accounts located in the United States as of such date and (ii) up to $1,000,000 of additional Unrestricted, Unencumbered Liquid Assets of the Borrower and its Subsidiaries maintained in accounts located outside the United States as of such date; provided, that, the aggregate amount deducted under this clause (b) shall not exceed $20,000,000 for the most recently ended Test Period of the Borrower and its Subsidiaries.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, other than endorsements of instruments for deposit or collection in the ordinary course of business (ii) as a partner or joint venturer in any partnership or joint venture (except if such obligation is non-recourse to such Person), (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.  The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis, in each case as required by GAAP.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control Agreement” shall mean a control agreement among the Borrower or a Guarantor, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Administrative Agent, in form and substance acceptable to the Administrative Agent.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entities” shall mean, collectively, (a) the Loan Parties and all guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, each of the Fee Letters and all other documents, instruments and agreements delivered to the Administrative Agent or any Lender pursuant to Sections 3.01 or 3.02 and all other documents, instruments and agreements delivered by any Credit Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time, but excluding any Letters of Credit or any Lender Rate Contracts and documents with respect to Letters of Credit or Lender Bank Products.

“Credit Event” shall mean the making of any Loan (including a Swing Line Loan) or the making of an L/C Credit Extension.  “Credit Event” shall not include the conversion of any Loan or Portion or the selection of any new Interest Period for any Term SOFR Loan or Term SOFR Portion.

“Credit Party” shall mean the Borrower and each Guarantor.

“Daily Simple SOFR” shall mean, for any day, an interest rate per annum equal to SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Decreasing Lender” shall have the meaning given to that term in Section 2.17(f).

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.

“Defaulting Lender Amendment Paragraph” shall have the meaning given to that term in Section 8.04.

“Default Rate” shall have the meaning given to that term in Section 2.07(c).

“Determination Date” has the meaning given to that term in the definition of “Term SOFR Screen Rate”.

“Disqualified Securities” shall mean any Equity Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred and eighty (180) days after the latest Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Security referred to in (a) above, in each case at any time on or prior to the date that is one hundred and eighty (180) days after the latest Maturity Date, or (c) is entitled to receive a Restricted Payment in cash (other than for taxes attributable to the operations of the business) or a Restricted Payment of Disqualified Securities on or prior to the date that is one hundred and eighty (180) days after the latest Maturity Date; provided, however, that only the portion of such Equity Security which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Security.  For purposes of this Agreement, the principal amount of any Disqualified Securities shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be.

“Dollars” and “$” shall mean the lawful currency of the United States and, in relation to any payment under this Agreement, same day or immediately available funds.

“Domestic Subsidiary” shall mean each direct or indirect Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“E-SIGN” shall mean the Federal Electronic Signatures in Global and National Commerce Act.

“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the underlying target.

“ECF Percentage” shall mean, for any fiscal year, (a) 75% if the Total Net Leverage Ratio as of the last day of such fiscal year equals or exceeds 3.50:1.00, (b) 50% if the Total Net Leverage Ratio as of the last day of such fiscal year, is less than 3.50:1.00 and equals or exceeds 3.00:1.00, and (c) 25% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than 3.00:1.00.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Amount” shall mean (i) with respect to Revolving Loans, Term Loans, and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (A) any borrowings and prepayments or repayments of Revolving Loans, Term Loans, and Swing Line Loans and (B) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) any natural person, (2) without the prior written consent of all of the Lenders, any Loan Party or any Affiliate of a Loan Party, or (3) any Defaulting Lender or any of its Affiliated Funds, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3).

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other benefit plan, program, policy, agreement or arrangement providing for compensatory benefits, severance-related benefits or other employee benefits established or maintained by a Loan Party or, with respect to any such employee benefit plan that is subject to Section 412 of the IRC or Title IV of ERISA, any ERISA Affiliate.

“Environmental Laws” shall mean any and all Governmental Rules, judicial decisions, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) personal injury or property damage relating to the release or discharge of Hazardous Materials, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, groundwater or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” shall mean any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Pension Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by any Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any of their ERISA Affiliates from any Pension Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition upon any Loan Party or any of their ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Pension Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Erroneous Payment” is defined in Section 7.12(a).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount, not less than zero, equal to:

(a)         the sum of (i) Net Income of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year, plus (ii) total depreciation and amortization expense of the Borrower and its Subsidiaries for such fiscal year, plus (iii) any net decrease in Working Capital for such fiscal year over the prior fiscal year, minus

(b)         the sum, without duplication, of (in each case for the Borrower and its Subsidiaries on a consolidated basis), (i) any net increase in Working Capital for such fiscal year over the prior fiscal year, plus (ii) unfinanced Capital Expenditures of the Borrower and its Subsidiaries for such fiscal year, plus (iii) regularly scheduled payments of principal on Funded Indebtedness during such fiscal year (including, in the case of the Term Loans, (x) scheduled payments of principal made pursuant to Section 2.01(g)(iii) during such fiscal year and (y) voluntary payments of principal made pursuant to Section 2.06(b)(iii) during such fiscal year that are applied to reduce the payments of principal that would otherwise be required during such fiscal year pursuant to Section 2.01(g)(iii)).

“Excluded Account” shall mean any (x) zero-balance accounts or (y) accounts whose individual and aggregate overnight balances do not exceed $3,000,000.

“Excluded Foreign Credit Support” shall mean any of the following:  (a) any guaranty by any Foreign Subsidiary of the Obligations, (b) the creation by any Foreign Subsidiary of a Lien on any of such Foreign Subsidiary’s Property to secure the Obligations or any guaranty thereof, (c) the pledge by any Loan Party of more than 65% of the combined voting power of all classes of stock entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of any First-Tier Foreign Subsidiary to secure the Obligations or the obligations of a Guarantor under the Credit Documents, or (d) the pledge by any Loan Party of the Equity Securities of any Foreign Subsidiary that is not a First-Tier Foreign Subsidiary to secure the Obligations or the obligations of a Guarantor under the Credit Documents.

“Excluded Subsidiaries” shall mean (a) Immaterial Subsidiaries, (b) any Domestic Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC and (c) any Domestic Subsidiary all of the assets of which constitute Equity Securities (including, for this purpose, any debt or other instrument treated as equity for U.S. Federal income tax purposes) in one or more Foreign Subsidiaries that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC other than de minimis assets.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Existing Letters of Credit” means each letter of credit identified on Schedule 2.02.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Securities of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrower or the Loan Party selling such asset.

“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the IRC that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Federal Funds Rate” shall mean, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letters” shall mean, collectively, (a) the Amended and Restated Fee Letter, dated as of November 21, 2024, by and among U.S. Bank, Holdings and the Initial Borrower, (b) the Amended and Restated Fee Letter, dated as of November 21, 2024, by and among BMO, Holdings and the Initial Borrower, (c) the Amended and Restated Fee Letter, dated as of November 21, 2024, by and among Zion Bancorporation, N.A. (dba California Bank & Trust), Holdings and the Initial Borrower, (d) the Amended and Restated Fee Letter, dated as of November 21, 2024, by and among City National Bank, Holdings and the Initial Borrower and (e) any other fee letter, engagement letter or mandate letter executed by one or more Loan Parties and the Administrative Agent and/or one or more arrangers in connection with this Agreement (including any fee letter executed in connection with any transaction under Section 2.17).

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income (and, (x) in the case of financial statements in respect of a fiscal quarter or fiscal year, statements of cash flows and (y) in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary whose Equity Securities are owned or held directly by Holdings or a Domestic Subsidiary.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of each fiscal quarter, (a) Consolidated Adjusted EBITDA for the most recently ended Test Period, plus (b) rent expense of the Borrower and its Subsidiaries for such period, minus (c) the sum of, without duplication, of (i) the aggregate amount of all unfinanced Capital Expenditures made by the Borrower and its Subsidiaries during such period, (ii) expenses for Taxes paid in cash by the Borrower and its Subsidiaries during such period and (iii) the aggregate amount of Restricted Payments made by the Borrower and its Subsidiaries during such period, divided by (d) Fixed Charges for such period. Solely for purposes of calculating the Fixed Charge Coverage Ratio under Section 5.03(b), in respect of the fiscal quarters ending on March 31, 2025, June 30, 2025 and September 30, 2025, (I) the amounts set forth in clauses (b), (c)(ii), (c)(iii) and (d) of the preceding sentence shall be calculated from January 1, 2025 to the end of such applicable fiscal quarter (the “Interim Period”) and annualized by multiplying such amount by a fraction (x) the numerator of which is four (4) and (y) the denominator of which is the number of fiscal quarters in such Interim Period and (II) the amount set forth in clause (c)(i) of the preceding sentence shall be equal to the greater of (1) $3,000,000 and (2) the actual amount of all unfinanced Capital Expenditures made by the Borrower and its Subsidiaries during such Interim Period.

“Fixed Charges” shall mean, for any period or as the last day of such period, as applicable, the sum, without duplication, for the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP, to the extent applicable), of the following items: (a) (i) Interest Expense described in clauses (a) and (b) of the definition thereof that are paid or payable in cash for such period net of cash interest income received or receivable for such period and (ii) Interest Expense described in clause (c) of the definition thereof expensed (on a net basis) on a statement of income for such period, (b) rent expense for such period, (c) mandatory principal prepayments and other principal payments required to be made on Indebtedness during such period (excluding payments that are included in clause (d) below), (d) regularly scheduled payments of principal on Indebtedness during such period, including the aggregate amount of any voluntary prepayments prior to or during such period, but only to the extent such voluntary prepayments reduced any regularly scheduled payment of principal during such period and (e) the aggregate amount of Capital Lease payments (and any portion thereof) other than any payments during such period that have been optionally prepaid and would have been treated as principal in accordance with GAAP, if any.

Notwithstanding the foregoing, payments made on Closing Date Capital Leases within ninety (90) days following the Closing Date shall be deemed to not constitute Fixed Charges (i) for any date of determination on or within ninety (90) days following the Closing Date and (ii) for any date of determination thereafter if and only if the applicable Closing Date Capital Lease was terminated and repaid or prepaid in full within ninety (90) days following the Closing Date.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate.

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Foreign Subsidiary” shall mean each direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” of any Person shall mean, without duplication:

(a)         all outstanding obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b)         all Attributable Debt of such Person;

(c)         all Disqualified Securities of such Person;

(d)         all Earn-Out obligations arising from an acquisition (excluding ordinary course acquisitions of customer lists) at the value from time to time carried on the balance sheet of such Person in accordance with GAAP;

(e)         with respect to any terminated Rate Contracts, the Termination Value thereof; and

(f)         all Contingent Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (e) above.

To the extent not included above, “Funded Indebtedness” of the Loan Parties shall include all outstanding Obligations in respect of Loans.

Notwithstanding the foregoing, solely for any date of determination on or within ninety (90) days following the Closing Date, the Closing Date Capital Leases shall be deemed to not constitute Funded Indebtedness on such date solely for purposes of calculating compliance with Section 5.02 and calculating the Total Net Leverage Ratio under Section 5.03(a).

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States from time to time, consistently applied.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability or licensing, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” shall mean (i) Holdings and (ii) each now existing or hereafter acquired or created direct or indirect Domestic Subsidiary of Holdings (other than any Excluded Subsidiary) which is required to become a party to the Guaranty pursuant to Section 5.01(i).

“Guaranty” shall mean the Guaranty Agreement in substantially the form of Exhibit G delivered by each Guarantor from time to time party thereto in favor of the Administrative Agent and the Lender Parties.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of the primary obligor, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase Property, securities or services primarily for the purpose of assuring the owner thereof of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include (1) endorsements for collection or deposit in the ordinary course of business and (2) indemnification obligations of a Person or any of its Subsidiaries entered into in the ordinary course of business, or otherwise in connection with a sale of Equity Securities, the disposition of assets or the incurrence of Indebtedness, in each case, to the extent permitted hereby.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated or for which liability may be imposed pursuant to any Environmental Law.

“Historical Financial Statements” shall mean the unaudited interim consolidated balance sheet as of September 30, 2024 and the related unaudited interim consolidated statements of income and cash flows for the nine months ended September 30, 2024 of the Closing Date Target and its Subsidiaries.

“Holdings” shall have the meaning given to that term in the introductory paragraph hereof.

“Immaterial Subsidiaries” shall mean those Domestic Subsidiaries designated by the Borrower in writing to the Administrative Agent that when considered on an individual or aggregate basis, do not have (A) revenues, net profit or Consolidated Adjusted EBITDA attributable to such Immaterial Subsidiaries in excess of 5% of the consolidated revenues, consolidated net profit or Consolidated Adjusted EBITDA, respectively, of the Loan Parties for the most recently ended Test Period or (B) assets with an aggregate book value in excess of 5% of the consolidated total assets of the Loan Parties as of the last day of the most recently ended Test Period.  The Borrower’s written notice described above shall include calculations with respect to clauses (A) and (B) in detail reasonably satisfactory to the Administrative Agent.  Any Subsidiary created pursuant to a Plan of Division by a Loan Party that is not an Immaterial Subsidiary shall be deemed not to be an Immaterial Subsidiary.

“Incremental Effective Date” shall have the meaning given to that term in Section 2.17(e).

“Incremental Revolving Lender” shall have the meaning given to that term in Section 2.17(b).

“Incremental Term Lender” shall have the meaning given to that term in Section 2.17(a)(i).

“Incremental Term Loan” shall have the meaning given to such term in Section 2.17(a)(i).

“Incremental Term Loan Amendment” shall have the meaning given to that term in Section 2.17(a)(ii).

“Incremental Term Loan Borrowing” shall mean the borrowing by the Borrower on an Incremental Effective Date of Incremental Term Loans in the manner set forth in Section 2.17.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender to make an Incremental Term Loan comprising an Incremental Term Loan Borrowing pursuant to Section 2.17(a).

“Incremental Term Loan Maturity Date” shall mean, with respect to any Incremental Term Loan, the Incremental Term Loan Maturity Date specified in the Incremental Term Loan Amendment applicable to such Incremental Term Loan; provided that in no event shall any Incremental Term Loan Maturity Date be earlier than the Revolving Loan Maturity Date or the Term Loan Maturity Date and shall mean, with respect to an Incremental Term Lender, the applicable Incremental Term Loan Maturity Date.

“Incremental Term Loan Note” shall have the meaning given to such term in Section 2.08(c)(ii).

“Incremental Term Loan Proportionate Share” shall mean:

(a)        with respect to any Lender at any time prior to an Incremental Effective Date with respect to any particular Incremental Term Loan Borrowing, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Incremental Term Loan Commitment with respect to such Incremental Term Loan Borrowing at such time to (ii) the amount of such Incremental Term Loan Borrowing at such time; and

(b)          with respect to any Lender at any time after an Incremental Effective Date with respect to any particular Incremental Term Loan Borrowing, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender’s Incremental Term Loan comprising such Incremental Term Loan Borrowing outstanding at such time to (ii) the Effective Amount of all Incremental Term Loans comprising such Incremental Term Loan Borrowing outstanding at such time.

“Indebtedness” of any Person shall mean, without duplication:

(a)          all outstanding obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b)          all obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for trade accounts payable and repayable in accordance with customary trade practices and other accrued liabilities, in each case incurred in the ordinary course of business; provided that any earn-out obligations arising from an acquisition (excluding ordinary course acquisitions of customer lists) shall be included in “Indebtedness” at the value from time to time carried on the balance sheet of such Person in accordance with GAAP;

(c)          all obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)          all Attributable Debt of such Person;

(e)          all Disqualified Securities of such Person;

(f)          with respect to any terminated Rate Contracts, the Termination Value thereof;

(g)          all obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments and all obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;

(h)          all Contingent Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) – (g) above; and

(i)          all obligations of other Persons (“primary obligors”) of the types described in clauses (a) – (h) above to the extent secured by any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations (and, for purposes of this clause (i), the amount of the Indebtedness of such Person shall be deemed to be the lesser of (x) the amount of all obligations of such primary obligors so secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) the property of such Person and (y) the value of such property).

To the extent not included above, “Indebtedness” of the Loan Parties shall include all outstanding Obligations in respect of Loans and Letters of Credit.

“Indemnifiable Taxes” shall have the meaning given to that term in Section 2.12(a).

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Initial Borrower” shall have the meaning given to that term in the introductory paragraph hereof.

“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, dated as of the Closing Date, executed and delivered by Holdings, each of its Subsidiaries and the Administrative Agent in the form of Exhibit N.

“Interest Differential” shall mean the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had the prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment.

“Interest Expense” shall mean, for any period, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that, if described in this clause (a), are treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued as an expense (on a net basis) on a statement of income during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to a Term SOFR Borrowing, a period of one (1), three (3) or six (6) months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the date that corresponds numerically to such date one, three or six months thereafter; provided, that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)        any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)          no Interest Period shall extend beyond the Maturity Date; and

(d)          no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person, any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including (x) any Guaranty Obligations of such Person with respect to any obligations of any other Person and (y) any payments made by such Person on account of obligations of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers or suppliers of such Person (other than any Loan Party) in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.

“IRC” shall mean the U.S. Internal Revenue Code of 1986.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party and one or more other Persons who are not Loan Parties.

“L/C Advance” shall mean, with respect to each Revolving Lender, such Revolving Lender’s payment or participation in any L/C Borrowing in accordance with its L/C Risk Participation therein.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Collateral Account” shall have the meaning given to that term in Section 2.02(l)

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” shall mean a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” shall mean, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“L/C Fee” shall have the meaning given to that term in Section 2.5(b).

“L/C Issuer” shall mean U.S. Bank (through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and each other Lender (if any) that the Borrower from time to time selects as an L/C Issuer pursuant to Section 2.02 and that has agreed in writing to be an L/C Issuer. Any L/C Issuer may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such L/C Issuer, in which case the term “L/C Issuer” includes any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Issuer Sublimit” shall mean, with respect to any L/C Issuer, on any date, the amount agreed to between such L/C Issuer and the Borrower and notified to and approved by the Administrative Agent. The initial amount of such L/C Issuer’s L/C Issuer Sublimit is set forth on Schedule I or in the agreement pursuant to which it became an L/C Issuer, as applicable. The L/C Issuer Sublimit of an L/C Issuer may be modified from time to time in accordance with Section 2.02(c), and notified to and approved by the Administrative Agent, which may amend Schedule I from time to time to reflect any such L/C Issuer Sublimit modifications.

“L/C Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Revolving Lender at any time are its Revolving Proportionate Share of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or 3.14 of the ISP, or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“L/C Risk Participation”  shall mean, with respect to any Lender and any Letter of Credit as of any date of determination, the sum of (a) such Lender’s Revolving Proportionate Share of the Effective Amount of the L/C Obligation attributable to such Letter of Credit outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Revolving Proportionate Shares of the Effective Amount of the L/C Obligation attributable to such Letter of Credit outstanding at such time that have been reallocated to such Lender pursuant to Section 2.16(a)(iv).

“L/C Sublimit” means an amount equal to the lesser of (a) $7,500,000 and (b) the total amount of the Revolving Loan Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Loan Commitments.

“Lead Arrangers” shall mean U.S. Bank and BMO in their capacity as joint lead arrangers and joint bookrunners with respect to this Agreement.  Except as expressly set forth in Section 8.02, Section 8.03, Section  8.04 and Section 8.19, the capacity of the Lead Arrangers are titular in nature, and the Lead Arrangers shall have no special rights or obligations over those of a Lender by reason thereof.

“Lender” and “Lenders” shall have the meaning given to such terms in the introductory paragraph hereof and includes the L/C Issuer and the Swing Line Lender, but does not include the Administrative Agent, in its capacity as the Administrative Agent.

“Lender Bank Product Provider” shall mean any Lender or Affiliate of a Lender which provides one or more Lender Bank Products.

“Lender Bank Products” shall mean each and any of the following types of services or facilities extended to any Loan Party by any Lender Bank Product Provider: (a) commercial credit cards; (b) cash management services (including treasury management services, purchasing cards, daylight overdrafts, multicurrency accounts, foreign cash letters, merchant card services, controlled disbursement services, ACH transactions, and interstate depository network services), and (c) returned items and foreign exchange services and facilities.

“Lender Parties” shall mean, collectively, the Lenders, the Lead Arrangers, the Lender Rate Contract Counterparties, the Lender Bank Product Providers and the Administrative Agent.

“Lender Rate Contract(s)” shall mean one or more Rate Contracts between any Loan Party and one or more Lender Rate Contract Counterparties with respect to Indebtedness under this Agreement, on terms acceptable to such Loan Party and such Lender Rate Contract Counterparty that is a party to such Rate Contract.

“Lender Rate Contract Counterparty” shall mean any Lender or Affiliate of a Lender which enters into a Lender Rate Contract.

“Lender Recipient” is defined in Section 7.12(a).

“Letter of Credit” shall mean, any letter of credit issued hereunder and each Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an L/C Issuer) that is supported by a Letter of Credit issued by any L/C Issuer hereunder pursuant to a back-stop or counter-standby structure.

“Licenses” shall mean, collectively, any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.

“Lien” shall mean, with respect to any Property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such Property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan, a Term Loan or a Swing Line Loan, as the context may require.

“Loan Account” shall have the meaning given to that term in Section 2.08(a).

“Loan Parties” shall mean, collectively, Holdings and its Subsidiaries.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean (a) a material adverse change in, or material adverse effect on, the business, operations, condition (financial or otherwise), assets, properties or liabilities (whether actual or contingent) of the Credit Parties, taken as a whole, (b) a material impairment of the ability of the Credit Parties, taken as a whole, to pay or perform the Obligations in accordance with the terms of this Agreement, any Guaranty or any other Credit Document; (c) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) a material adverse effect on the value of the Collateral, the Administrative Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests, due to an action or failure to act on the part of any Credit Party; or (e) a material adverse effect on the validity or enforceability of any of the Credit Documents.

“Material Contracts” shall mean long term customer contracts which contribute more than 5% of consolidated revenues of the Loan Parties for the most recently ended Test Period.

“Material Foreign Subsidiary” shall mean, from and after the date the aggregate amount of revenues of all Foreign Subsidiaries for the most recently ended Test Period exceeds 20% of the consolidated revenues of the Loan Parties for such period, each such First-Tier Foreign Subsidiary owned by a Credit Party that the Borrower specifies in each Compliance Certificate that becomes a Pledged Foreign Subsidiary so that after all required steps are taken, the calculation above as to all Foreign Subsidiaries (other than Pledged Foreign Subsidiaries and their respective Subsidiaries) shall not exceed the 20% threshold.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean (a) for Obligations in respect of Revolving Loans, Swing Line Loans and Letters of Credit, the Revolving Loan Maturity Date, (b) for Obligations in respect of the Closing Date Term Loans, the Term Loan Maturity Date, and (c) for Obligations in respect of any Incremental Term Loan, the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan.

“Minimum Aggregate Equity Contribution” shall mean, an aggregate amount, on a gross basis prior to any deductions for taxes or withholding with respect to options and restricted stock awards included in the rollover, of not less than 18.3% of the sum of (1) the aggregate gross proceeds received from the Closing Date Term Loans on the Closing Date, (2) the aggregate gross proceeds received from the Revolving Loans on the Closing Date, excluding any issued letters of credit and any such proceeds used on the Closing Date to cash collateralize letters of credit, for working capital purposes and/or purchase price adjustments, or to fund Closing Date Transaction Costs and (3) the Closing Date Equity Contribution.

“Minimum Specified Equity Contribution” shall mean (i) a minimum cash equity contribution in the amount of at least $11,000,000 to be funded by the Permitted Holders on the Closing Date, including a minimum cash equity contribution in the amount of $5,000,000 to be funded by Kumarakulasingam Suriyakumar and/or The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended and (ii) a rollover equity contribution in the amount of at least $1,500,000 to be funded by a non-management investor on the Closing Date.

“Multiemployer Plan” shall mean a Pension Plan that constitutes a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on any Loan Party that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or cash proceeds received by a Loan Party or the Administrative Agent as a result of any condemnation or other taking or temporary or permanent requisition of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), (ii) provisions for all including sales, transfer, income, gains or other taxes payable (or estimated in good faith by the Borrower to become payable) as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such condemnation or taking, (iv) amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which any Loan Party is party, (v) in the case of any governmental taking involving an asset of a non-wholly-owned Subsidiary, the pro rata portion of the Net Condemnation Proceeds (calculated without regard to this clause (v)) not available for distribution to or for the account of Holdings or any other wholly-owned Subsidiary as a result thereof and (vi) any funded escrow established in connection with any such condemnation or taking (provided that to the extent that any amounts are released from such escrow to a Loan Party, such amounts, net of any related expenses, shall constitute Net Condemnation Proceeds).

“Net Income” shall mean with respect to any fiscal period, the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, consistently applied, provided that Net Income shall not include any dividends or distributions received by any Loan Party.

“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or cash proceeds received by a Loan Party or the Administrative Agent under any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel), (ii) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty, (iv) amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which any Loan Party is party and (v) any funded escrow established in connection with any such casualty (provided that to the extent that any amounts are released from such escrow to a Loan Party, such amounts, net of any related expenses, shall constitute Net Insurance Proceeds).

“Net Proceeds” shall mean:

(a)          With respect to any sale of any asset or property by any Person, the aggregate cash consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates, (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person other than to any of its Affiliates (including, without limitation, transfer, sale, use and other similar taxes payable in connection with such sale), (iii) income taxes reasonably estimated to be payable by such Person as a result of such sale, (iv) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to such Person, such amounts, net of any related expenses, shall constitute Net Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (iii) above) (x) related to any of the applicable assets and (y) retained by such Person including Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such asset sale occurring on the date of such reduction); and

(b)         With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate cash consideration received by such Person from such issuance or incurrence less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person other than to any of its Affiliates; and

(c)        With respect to any issuance of Equity Securities by any Person, the aggregate cash consideration received by such Person from such issuance less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person other than to any of its Affiliates.

“New Lender” shall have the meaning given to that term in Section 2.17(c).

“Non-Bank Certificate” shall have the meaning given to that term in Section 2.12(e).

“Non-Bank Lender” shall have the meaning given to that term in Section 2.12(e).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning given to that term in Section 2.02((b)(ii).

“Note” shall mean a Revolving Loan Note, a Term Loan Note or a Swing Line Note.

“Notice of Borrowing” shall mean a Notice of Loan Borrowing or a Notice of Swing Line Borrowing.

“Notice of Conversion” shall have the meaning given to that term in Section 2.01(e).

“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(f)(ii).

“Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(c).

“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit L.

“Obligations” shall mean and include (a) all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder and (b) any and all obligations, howsoever arising, owed or owing by any Loan Party to any Lender Party under or in connection with any Lender Rate Contract or Lender Bank Product (provided that if any such Lender Party ceases to be a Lender or an Affiliate of a Lender hereunder, such obligations under this clause (b) shall be limited to those that relate to any transaction entered into under any such Lender Rate Contract or any Lender Bank Product extended or provided prior to the date such party ceased to be a Lender or an Affiliate of a Lender); provided that (a) “Obligations” shall exclude all Excluded Swap Obligations and (b) obligations in respect of Lender Rate Contracts or Lender Bank Products shall be “Obligations” only if owed to U.S. Bank or one of its Affiliates or if the Administrative Agent has received notice thereof in the form of Exhibit J from the relevant Lender, together with such supporting documentation as the Administrative Agent requests.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Credit Document, including Erroneous Payment subrogation rights and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender or any L/C Issuer, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” shall mean, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents, in each case, after giving effect to any restatements thereof through the Closing Date, and as may be amended, restated, supplemented or modified from time to time after the Closing Date to the extent permitted by this Agreement.

“Participant” shall have the meaning given to that term in Section 8.05(b).

“Participant Register” shall have the meaning given to that term in Section 8.05(b).

“Participation Seller” shall have the meaning given to that term in Section 8.05(h).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA PATRIOT Act).

“Payment Date” shall mean the last Business Day of each calendar quarter.

“Payment Recipient” is defined in Section 7.12(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC or Section 302 of ERISA as to which any Loan Party or any of their ERISA Affiliates  may have any liability.

“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(ii).

“Permitted Holders” shall mean the Primary Permitted Holder, the Suriyakumar Family Trust, the Shiyulli Suriyakumar 2013 Irrevocable Trust and the Seiyonne Suriyakumar 2013 Irrevocable Trust.

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Plan of Division” shall mean (a) any division or plan of division adopted pursuant to under Delaware law by a Delaware limited liability company or limited partnership whereby such entity is divided into two or more entities and the assets, property, rights, series, debts, liabilities and duties of such entity are allocated among the resulting entities or (b) any analogous plan or scheme adopted pursuant to the applicable laws of another jurisdiction by a Person organized under the applicable laws of such other jurisdiction.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledged Foreign Subsidiary” shall mean each First-Tier Foreign Subsidiary that is a wholly-owned subsidiary so long as the Equity Securities of such Foreign Subsidiary have been pledged by the Borrower and/or the applicable Guarantor(s) pursuant to a pledge agreement (or foreign equivalent thereof) governed by the laws of the jurisdiction of formation of such Foreign Subsidiary in form and substance reasonably acceptable to the Administrative Agent as contemplated by Section 5.01(i) and the other requirements of Section 5.01(i) have been satisfied in respect thereof.

“Pledged Intercompany Notes” shall mean original demand promissory notes in favor of one or more of the Borrower and the Guarantors evidencing intercompany advances pledged to the Administrative Agent pursuant to the Security Agreement.

“Portion” shall mean a portion of the principal amount of a Term Loan Borrowing or a Term Loan, as applicable.  A Term Loan Borrowing shall consist of one or more Portions, and each Term Loan comprising such Term Loan Borrowing shall consist of the same number of Portions, with each such Term Loan Borrowing Portion corresponding pro rata to a Term Loan Borrowing Portion.  Any reference to a Portion of a Term Loan Borrowing shall include the corresponding Portion of each Term Loan comprising such Term Loan Borrowing.

“Primary Permitted Holder” shall mean Kumarakulasingam Suriyakumar and any trusts controlled by Kumarakulasingam Suriyakumar. For the purpose of this definition, “control” of a trust shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proportionate Share” shall mean a Revolving Proportionate Share or a Term Loan Proportionate Share, as the context may require.

“Proposed Target” shall have the meaning given to that term in Section 5.02(d)(ii).

“Public Lender” shall have the meaning given to that term in Section 5.01(a).

“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Receipt Date” shall have the meaning given to that term in Section 2.06(c)(vi).

“Reduction Notice” shall have the meaning given to that term in Section 2.04(a).

“Reference Time”, with respect to any setting of the then-current Benchmark, shall mean (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two (2) Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning given to that term in Section 8.05(d).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(iii).

“Removal Effective Date” shall have the meaning given to that term in Section 7.06(b).

“Replacement Lender” shall have the meaning given to that term in Section 2.15.

“Required Lenders” shall mean, at any time, the Lenders whose aggregate Proportionate Shares then exceed fifty percent (50%) of the total aggregate amount of the Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time Non-Defaulting Lenders having total Proportionate Shares exceeding fifty percent (50%) of the total Proportionate Shares of all Non-Defaulting Lenders.  Notwithstanding the foregoing, in no event shall Required Lenders consist of fewer than two Non-Defaulting Lenders at any time at which there are two or more Non-Defaulting Lenders party to this Agreement, and for purposes of the foregoing, Lenders that are Affiliates (and Approved Funds of such Lender or an Affiliate thereof) of one another shall be treated as a single Lender.

“Required Revolving Lenders” shall mean, at any time, the Revolving Lenders whose aggregate Revolving Proportionate Share then exceed fifty percent (50%) of the total aggregate amount of the Revolving Proportionate Shares of all Revolving Lenders; provided that at any time any Revolving Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Revolving Lenders”, and “Required Revolving Lenders” shall mean at such time Non-Defaulting Lenders having total Revolving Proportionate Shares exceeding fifty percent (50%) of the total Revolving Proportionate Shares of all Non-Defaulting Lenders.  Notwithstanding the foregoing, in no event shall Required Revolving Lenders consist of fewer than two Non-Defaulting Lenders at any time at which there are two or more Revolving Lenders that are not Non-Defaulting Lenders party to this Agreement, and for purposes of the foregoing, Revolving Lenders that are Affiliates (and Approved Funds of such Lender or an Affiliate thereof) of one another shall be treated as a single Lender.

“Requirement of Law” applicable to any Person shall mean (a) such Person’s Organizational Documents, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” shall have the meaning given to that term in Section 7.06(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, vice president of finance, treasurer or assistant treasurer, or assistant secretary, of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” shall have the meaning given to that term in Section 2.06(d).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, Equity Securities, or other Property) with respect to any Equity Securities in any Loan Party, or any payment (whether in cash, Equity Securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Securities in any Loan Party or any option, warrant or other right to acquire any such Equity Securities in any Loan Party.

“Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the sum of  (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s pro rata share of the Effective Amount of all L/C Obligations, and (C) such Lender’s pro rata share of the aggregate Effective Amount of all Swing Line Loans.

“Revolving Lender” shall mean, as of any date of determination, a Lender with a Revolving Loan Commitment or, if the Revolving Loan Commitments have terminated or expired, a Lender with a Revolving Proportionate Share.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Availability” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and Swing Line Loans and the Effective Amount of all L/C Obligations outstanding at such time.

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Revolving Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.

“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Revolving Loan Maturity Date” shall mean, with respect to a Revolving Lender, November 22, 2029.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).

“Revolving Proportionate Share” shall mean:

(a)          with respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and

(b)          with respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Exposure to (ii) the aggregate Revolving Exposure of all Lenders.

The Revolving Proportionate Share of each Lender as of the Closing Date is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I.

“Sale and Leaseback” shall mean, with respect to any Person, the sale of Property owned by such Person to another Person, together with the substantially concurrent leasing of such Property by the buyer of such Property to the seller of such Property.

“Sanctioned Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (ii) is the government of a country or a Person located, organized or resident in a country or territory that is the subject of comprehensive economic sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine), (iii) the government of Venezuela, or (iv) any Person majority owned or controlled by any such Person or Persons described in the foregoing clauses, or (v) any Person otherwise the target of Sanctions.

“Sanctions” shall mean sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury or (e) other relevant sanctions authority.

“Screen” has the meaning given to such term in the definition of “Term SOFR Screen Rate”.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.

“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among each Credit Party that is party thereto and the Administrative Agent.

“Security Documents” shall mean and include the Security Agreement, each Control Agreement, each other pledge agreement or security agreement from time to time delivered in accordance with Section 5.01(i), and all other instruments, agreements, certificates, and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.

“Seller Subordinated Notes” shall mean, collectively, the unsecured promissory notes issued by any Loan Party to any seller in connection with a Permitted Acquisition which are expressly subordinated and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit O.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment” shall mean 0.10%.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to the Closing Date Target and its Subsidiaries in the Closing Date Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Initial Borrower (or any of the Initial Borrower’s Affiliates) have the right under the Closing Date Acquisition Agreement to terminate its (or any of its Affiliates’) obligations under the Closing Date Acquisition Agreement as a result of a breach of such representations or warranties in the Closing Date Acquisition Agreement.

“Specified Entity” shall mean each of UNIS Document Solutions Co, Ltd and its Subsidiaries.

“Specified Event of Default” shall mean any Event of Default under Section 6.01(a), Section 6.01(f) or Section 6.01(g).

“Specified Representations” shall mean the representations and warranties of Loan Parties set forth in Section 4.01(a)(i) (solely as it relates to the Borrower), Section 4.01(b), Section 4.01(c), Section 4.01(d)(ii), Section 4.01(j), Section 4.01(l), Section 4.01(p), and Section 4.01(u)(ii).

“Subordinated Obligations” shall mean, as of any date of determination, (a) Earn-Outs arising from and after the Closing Date, and (b) any other Indebtedness of the Loan Parties (including seller notes) on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the Equity Securities having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis.  Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of Holdings.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Obligation” shall mean with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.

“Swing Line Lender” shall mean U.S. Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall have the meaning specified in Section 2.03(a).

“Swing Line Note” shall have the meaning given to that term in Section 2.08(d).

“Swing Line Risk Participation” shall mean, with respect to any Lender and any Swing Line Loan as of any date of determination, the sum of (a) such Lender’s Revolving Proportionate Share of the Effective Amount of such Swing Line Loan outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Revolving Proportionate Shares of the Effective Amount of such Swing Line Loan outstanding at such time that have been reallocated to such Lender pursuant to Section 2.16(a)(iv).

“Swing Line Settlement Date” shall mean the fifteenth day of each month and the last Business Day of each month.

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $7,500,000 and (b) the Total Revolving Loan Commitment.  The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Syndication Agent” shall mean Zions Bancorporation, N.A. dba California Bank & Trust in its capacity as syndication agent in connection with this Agreement.  Except as expressly set forth in Section 8.03 and Section 8.04, the capacity of the Syndication Agent is titular in nature, and the Syndication Agent shall have no special rights or obligations over those of a Lender by reason thereof.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes.

“Term Lender” shall mean a Closing Date Term Lender or a Lender that has made or is an assignee of an Incremental Term Loan.

“Term Loan” shall mean a Closing Date Term Loan or an Incremental Term Loan.

“Term Loan Borrowing” shall mean the Closing Date Term Loan Borrowing or an Incremental Term Loan Borrowing.

“Term Loan Commitment” shall mean a Closing Date Term Loan Commitment or an Incremental Term Loan Commitment.

“Term Loan Installment Date” shall mean the last Business Day in March, June, September and December of each year.

“Term Loan Maturity Date” shall mean, with respect to a Term Lender, November 22, 2029.

“Term Loan Note” shall mean a Closing Date Term Loan Note or an Incremental Term Loan Note.

“Term Loan Proportionate Share” shall mean a Closing Date Term Loan Proportionate Share or an Incremental Term Loan Proportionate Share, as the context may require.

“Term SOFR” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration, Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Administrator’s Website” shall mean https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Borrowing” shall mean a Borrowing that, except as otherwise provided in Section 2.07, bears interest at the applicable Term SOFR Rate.

“Term SOFR Loan” shall mean a Loan that, except as otherwise provided in Section 2.07, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

“Term SOFR Portion” shall mean, at any time, a Portion of a Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at the applicable Term SOFR Rate.

“Term SOFR Rate” shall mean, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Rate applicable to such Interest Period, plus (b) the Applicable Margin.

“Term SOFR Screen Rate” shall mean, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two (2) Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”).  If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“Test Period” shall mean, as of any date, the period of four consecutive fiscal quarters then most recently ended for which Financial Statements under Section 5.01(a)(i) (other than with respect to the fourth fiscal quarter of each year) or Section 5.01(a)(ii), as applicable, have been delivered (or are required to be delivered).

“Total Closing Date Term Loan Commitment” shall mean, as of the Closing Date, One Hundred and Twenty-Five Million Dollars ($125,000,000).

“Total Lender Risk Participation” shall mean, with respect to any Lender as of any date of determination, the sum of (a) such Lender’s L/C Risk Participations in all Letters of Credit outstanding at such time plus (b) such Lender’s Swing Line Risk Participations in all Swing Line Loans outstanding at such time.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) all Consolidated Net Debt of the Loan Parties to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of the Loan Parties on a consolidated basis, but excluding each Specified Entity so long as such Specified Entity is not a Material Foreign Subsidiary.

“Total Revolving Loan Commitment” shall mean, at any time from and after the Closing Date, Sixty Million Dollars ($60,000,000) or, if such amount is reduced pursuant to Section 2.04(a), the amount to which so reduced and in effect at such time.

“Type” shall mean, with respect to any Loan, Borrowing or Portion at any time, the classification of such Loan, Borrowing or Portion by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the Term SOFR Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UETA” shall mean the model Uniform Electronic Transactions Act until such time as adopted by the State of New York, in which case “UETA” shall mean the State of New York’s Uniform Electronic Transactions Act.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time.  For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Revolving Commitment.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted, Unencumbered Liquid Assets” shall mean cash and Cash Equivalents owned directly by the Credit Parties, in each case, which are unrestricted and unencumbered (other than Liens on such cash and Cash Equivalents in favor of the Administrative Agent under the Credit Documents or bankers liens and rights of setoff or offset with respect to customary depository arrangements entered into in the ordinary course of business).

“U.S. Bank” shall have the meaning given to that term in the introductory paragraph hereof.

“Working Capital” shall mean, as of any date, the excess of current assets (other than cash, Cash Equivalents and deferred tax assets) of the Loan Parties on such date over current liabilities (other than deferred tax liabilities and the current portion of Funded Indebtedness or long-term liabilities) of the Loan Parties on such date, all determined on a consolidated basis in accordance with GAAP.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        GAAP.  Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements referred to in Section 4.01(i), except that any calculation or determination to be made on a consolidated basis shall be made for Borrower and all its Subsidiaries (other than any Specified Entity for so long as such Specified Entity is not a Material Foreign Subsidiary) (or in the case of the Historical Financial Statements, for the Closing Date Target and its Subsidiaries), including any that are unconsolidated on the Borrower’s audited financial statements.  Notwithstanding the other provisions of this Section 1.02, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness and other liabilities of Holdings and the other Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and, to the extent applicable, the effects of FASB ASC 825 (and FASB ASC 470-20, if applicable) on financial liabilities shall be disregarded.  If GAAP changes, as applicable, during the term of this Agreement such that any covenants contained herein would then be required or permitted to be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change in GAAP, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change in GAAP.  Notwithstanding any other provision contained herein or in the definition of “Capital Lease”, any lease that is treated as an operating lease for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall not be treated as Indebtedness, Attributable Debt or as a capital lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of such date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP or in the application thereof (including through conforming changes made with IFRS) after the date hereof.

1.03       Headings.  The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04       Plural Terms.  All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05       Time.  All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.06        Governing Law.  This Agreement and, unless otherwise expressly provided in any such Credit Document, each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, (A) THE INTERPRETATION OF THE PROVISIONS OF THE CLOSING DATE ACQUISITION AGREEMENT AND WHETHER THE CLOSING DATE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE CLOSING DATE ACQUISITION AGREEMENT, (B) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CLOSING DATE ACQUISITION AGREEMENT) AND WHETHER THERE SHALL HAVE OCCURRED A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CLOSING DATE ACQUISITION AGREEMENT), AND (C) WHETHER THE REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF THE CLOSING DATE TARGET IN THE CLOSING DATE ACQUISITION AGREEMENT ARE ACCURATE AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE INITIAL BORROWER OR ANY OF THE ITS’ AFFILIATES HAS THE RIGHT TO TERMINATE ITS OR THEIR OBLIGATIONS UNDER THE CLOSING DATE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE CLOSING DATE ACQUISITION, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER IN DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN DELAWARE AND WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.  The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07       Construction.  This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

1.08       Entire Agreement.  This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

1.09       Calculation of Interest and Fees; Timing of Performance.  All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan, Portion or other Obligation that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan or Portion bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.  When the performance of any covenant, duty or obligation is required on a day that is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

1.10       References.

(a)         References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b)         References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified, supplemented, replaced, or succeeded from time to time and in effect at any given time if such amendment, restatement, modification, supplement, replacement or successor is permitted hereby or thereby.

(c)         References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, restated, modified, codified or reenacted from time to time and in effect at any given time.

(d)         References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

(e)         For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

1.11       Other Interpretive Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive and shall be deemed to be followed by the phrase “without limitation.”  In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.  All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than contingent indemnification obligations).

1.12       Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.13      Rates.  The interest rate on Term SOFR Borrowings is determined by reference to the Term SOFR Base Rate, which is derived from Term SOFR. Section 2.1(e)) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 2.1(e), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Base Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to, the Term SOFR Base Rate. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.14       Divisions.  For all purposes under the Credit Documents, in connection with any division or Plan of Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Securities at such time.

1.15       Lending Office.  Each Lender may book its Loans and its participations in L/C Obligations, and each L/C Issuer may book its Letters of Credit, at any lending office it selects and may change its lending office from time to time. All terms of this Agreement shall apply to any such lending office, and the Loans, Letters of Credit, and participations in L/C Obligations and any Notes shall be deemed held by the relevant Lender or L/C Issuer for the benefit of any such lending office. Each Lender and each L/C Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Section 8.01, designate replacement or additional lending offices through which it will make Loans or issue Letters of Credit and for whose account payments with respect to Loans or Letters of Credit will be made.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II. CREDIT FACILITIES.

2.01       Loan Facility.

(a)        Revolving Loan Availability.  On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date up to, but not including the Revolving Loan Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01(a) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Revolving Lender at any time outstanding and (B) such Revolving Lender’s Total Lender Risk Participation at any time shall not exceed such Revolving Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Revolving Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Total Revolving Loan Commitment at such time.  All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Revolving Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing.  Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans up to, but not including the Revolving Loan Maturity Date.

(b)          Term Loan Availability.

(i)          Closing Date Term Loans.  On the terms and subject to the conditions of this Agreement, each Closing Date Term Lender severally agrees to advance to the Borrower in a single advance on the Closing Date a loan in Dollars under this Section 2.01(b) (individually, a “Closing Date Term Loan”); provided, however, that (A) the principal amount of the Closing Date Term Loan made by such Closing Date Term Lender shall not exceed the Closing Date Term Loan Commitment of such Closing Date Term Lender with respect to such Closing Date Term Loan Borrowing and (B) the aggregate principal amount of all Closing Date Term Loans made by all such Closing Date Term Lenders shall not exceed the aggregate amount of all Closing Date Term Loan Commitments with respect to such Closing Date Term Loan Borrowing.  The Closing Date Term Loans shall be made on a pro rata basis by the applicable Closing Date Term Lenders in accordance with their respective Closing Date Term Loan Proportionate Shares of such Closing Date Term Loan Borrowing, with such Closing Date Term Loan Borrowing to be comprised of a Closing Date Term Loan by each such Closing Date Term Lender equal to such Closing Date Term Lender’s Closing Date Term Loan Proportionate Share of such Closing Date Term Loan Borrowing.  The Borrower may not reborrow the principal amount of a Closing Date Term Loan after repayment or prepayment thereof.

(ii)        Incremental Term Loans.  On the terms and subject to the conditions of this Agreement, if there is to be an Incremental Term Loan Borrowing pursuant to Section 2.17, each Incremental Term Lender and New Lender that has an Incremental Term Loan Commitment with respect to such Incremental Term Loan Borrowing hereby severally agrees to advance to the Borrower in a single advance on the Incremental Effective Date specified for such Incremental Term Loan Borrowing pursuant to Section 2.17 an Incremental Term Loan in Dollars; provided, however, that (A) the principal amount of the Incremental Term Loan made by such Incremental Term Lender or New Lender shall not exceed the Incremental Term Loan Commitment of such Incremental Term Lender or New Lender with respect to such Incremental Term Loan Borrowing and (B) the aggregate principal amount of all Incremental Term Loans made by all such Incremental Term Lenders and New Lenders shall not exceed the aggregate amount of all Incremental Term Loan Commitments with respect to such Incremental Term Loan Borrowing.  The Incremental Term Loans shall be made on a pro rata basis by the applicable Incremental Term Lenders and New Lenders in accordance with their respective Incremental Term Loan Proportionate Shares of such Incremental Term Loan Borrowing, with such Incremental Term Loan Borrowing to be comprised of an Incremental Term Loan by each such Incremental Term Lender or New Lender equal to such Incremental Term Lender’s or New Lender’s Incremental Term Loan Proportionate Share of such Incremental Term Loan Borrowing.  The Borrower may not reborrow the principal amount of an Incremental Term Loan after repayment or prepayment thereof.

(c)       Notice of Loan Borrowing.  The Borrower shall request each Revolving Loan Borrowing and each Term Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed which specifies, among other things:

(i)           whether the applicable Borrowing is a Revolving Loan Borrowing, the Closing Date Term Loan Borrowing or an Incremental Term Loan Borrowing;

(ii)        in the case of a Revolving Loan Borrowing or a Term Loan Borrowing, the principal amount of the requested Revolving Loan Borrowing or Term Loan Borrowing, which, in the case of a Revolving Loan Borrowing, shall (except as expressly set forth herein) be in the amount of (A) $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of Term SOFR Loans;

(iii)        whether the requested Borrowing is to consist of Base Rate Loans or Term SOFR Loans (in the case of a Revolving Loan Borrowing) or Base Rate Portions or Term SOFR Portions (in the case of a Term Loan Borrowing);

(iv)        if the requested Borrowing is to consist of Term SOFR Loans or Term SOFR Portions, the initial Interest Periods selected by the Borrower for such Term SOFR Loans or TERM SOFR Portions in accordance with Section 2.01(f); and

(v)          the date of the requested Revolving Loan Borrowing or Term Loan Borrowing, which shall be a Business Day.

The Borrower shall give (x) each Notice of Loan Borrowing for Revolving Loans to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Term SOFR Loans and not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans, (y) the Notice of Loan Borrowing for the Closing Date Term Loan Borrowing to the Administrative Agent no later than 11:00 a.m. at least three (3) Business Days before the Closing Date and (z) the Notice of Loan Borrowing for an Incremental Term Loan Borrowing to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested Incremental Term Loan Borrowing in the case of an Incremental Term Loan Borrowing consisting of Term SOFR Portions and not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Incremental Term Loan Borrowing in the case of an Incremental Term Loan Borrowing consisting of Base Rate Portions.  Each Notice of Loan Borrowing shall be delivered by first-class mail or facsimile (or by e-mail containing a PDF of such signed and completed Notice of Loan Borrowing) to the Administrative Agent at the office or facsimile number (or e-mail address, as the case may be) and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile or e-mail.  The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Loan Borrowing for Revolving Loans and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Revolving Lender as part of the requested Revolving Loan Borrowing and (y) each Term Lender of the contents of the Notice of Loan Borrowing for the Term Loan Borrowing and of the amount of the Term Loan to be made by such Term Lender as part of the requested Term Loan Borrowing.  Unless the Borrower delivers a customary Term SOFR indemnity letter to the Administrative Agent at least three (3) Business Days prior to the Closing Date, the Revolving Loan Borrowing and the Closing Date Term Loan Borrowing advanced on the Closing Date shall consist of Base Rate Loans.  The Borrower hereby authorizes the Lenders to extend Borrowings and to transfer funds based on oral or written requests, including any Notice of Loan Borrowing.  The Administrative Agent may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent believes to be genuine and to have been signed, sent or made by an authorized person.  Upon request by the Administrative Agent, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by a Responsible Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

(d)         Interest Rates.  The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan and each Term Loan from the date of such Revolving Loan and such Term Loan, as applicable, until paid in full, at one of the following rates per annum:

(i)          during such periods as such Loan is a Base Rate Loan or Base Rate Portion, at a rate per annum equal to the Base Rate, such rate to change from time to time as the Applicable Margin or the Alternate Base Rate shall change; and

(ii)        during such periods as such Loan is a Term SOFR Loan or Term SOFR Portion, at a rate per annum equal at all times during each Interest Period for such Term SOFR Loan or Term SOFR Portion to the Term SOFR Rate for such Interest Period, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

The number of Borrowings consisting of Term SOFR Loans and Term SOFR Portions shall not exceed ten (10) in the aggregate at any time.

(e)         Conversion of Loans.  Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing or any Portion of a Term Loan Borrowing from one Type of Revolving Loan Borrowing or Portion of a Term Loan Borrowing, respectively, to the other Type; provided, however, that any conversion of (i) a Revolving Loan Borrowing consisting of Base Rate Loans into a Revolving Loan Borrowing consisting of Term SOFR Loans shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) a Revolving Loan Borrowing consisting of Term SOFR Loans into a Revolving Loan Borrowing consisting of Base Rate Loans shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, (iii) a Base Rate Portion of a Term Loan Borrowing into a Term SOFR Portion of a Term Loan Borrowing shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (iv) a Term SOFR Portion of a Term Loan Borrowing into a Base Rate Portion of a Term Loan Borrowing shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, further, that no Base Rate Loan or Base Rate Portion may be converted into a Term SOFR Loan or Term SOFR Portion, respectively, after the occurrence and during the continuance of an Event of Default; provided, further, that any conversion of a Term SOFR Loan or Term SOFR Portion on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13.  The Borrower shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed, which specifies, among other things:

(i)          The Revolving Loan Borrowing or the Portion of a Term Loan Borrowing which is to be converted, as applicable;

(ii)        The amount and Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted or the amount and Type of each Portion of a Term Loan Borrowing into which it is to be converted, as applicable;

(iii)       If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of Term SOFR Loans or if any Portion of a Term Loan Borrowing is to be converted into a Term SOFR Portion, the initial Interest Period selected by the Borrower for such Term SOFR Loans or Term SOFR Portion in accordance with Section 2.01(f), as applicable; and

(iv)          The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a Term SOFR Loan (or Base Rate Portion into a Term SOFR Portion) or at least one (1) Business Day before the date of the requested conversion of a Term SOFR Loan into a Base Rate Loan (or a Term SOFR Portion into a Base Rate Portion).  Each Notice of Conversion shall be delivered by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Conversion to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Conversion initially delivered by facsimile or e-mail.  The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Conversion relating to Revolving Loans and (y) each Term Lender of the contents of each Notice of Conversion relating to Term Loans or Portions thereof.  For the avoidance of doubt, the provisions of this Section 2.01(e) relate to the conversion of the type of interest rate (Term SOFR or Base Rate) applicable to the applicable Loans or Portions and do not permit the conversion of a Revolving Loan, Term Loan or Portion into any other kind of Loan provided hereunder.  The Borrower hereby authorizes the Lenders to convert or continue Loans and to transfer funds based on oral or written requests, including any Notice of Conversion.  The Administrative Agent may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent believes to be genuine and to have been signed, sent or made by an authorized person.  Upon request by the Administrative Agent, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by a Responsible Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

(f)          Term SOFR Loan Interest Periods.

(i)          The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of Term SOFR Loans, or a Term SOFR Portion of a Term Loan Borrowing, as applicable, shall be as set forth in the definition of “Interest Period”; provided, however, that (A) no Term SOFR Loan or Term SOFR Portion shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default (unless otherwise consented to by the Required Lenders) and (B) no Interest Period for any Term SOFR Portion of a Term Loan Borrowing shall end after a Term Loan Installment Date unless, after giving effect to such Interest Period, the aggregate principal amount of the Base Rate Portion and all Term SOFR Portions of such Term Loan Borrowing having Interest Periods ending on or prior to such Term Loan Installment Date equals or exceeds the principal payment on such Term Loan Borrowing due on such Term Loan Installment Date.

(ii)        The Borrower shall notify the Administrative Agent of the Borrower’s selection of a new Interest Period for a Revolving Loan Borrowing consisting of Term SOFR Loans or a Term SOFR Portion of a Term Loan Borrowing, as applicable, by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed, not later than 11:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for (x) a Revolving Loan Borrowing consisting of Term SOFR Loans or (y) a Term SOFR Portion of a Term Loan Borrowing, as applicable, of the Interest Period selected by the Borrower for the next succeeding Interest Period for such Term SOFR Loans or Term SOFR Portion; provided, however, that no Term SOFR Loan or Term SOFR Portion shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.  Each Notice of Interest Period Selection shall be given by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Interest Period Selection to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection initially delivered by facsimile or e-mail.  If (A) the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of Term SOFR Loans or a Term SOFR Portion of a Term Loan Borrowing, as applicable, in accordance with this Section 2.01(f) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any Term SOFR Loan or Term SOFR Portion, such Term SOFR Loan(s) and Term SOFR Portion(s) shall automatically convert to Base Rate Loan(s) and Base Rate Portion(s), as applicable, on the last day of the current Interest Period therefor.  The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans and (y) each Term Lender of the contents of each Notice of Interest Period Selection for a Term Loan Borrowing and Portions thereof.

(g)          Scheduled Payments.

(i)          Interest – All Loan and Portions.  The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan Borrowing, each Swing Line Loan, each Term Loan Borrowing and each Portion thereof in arrears (i) in the case of a Base Rate Loan or Base Rate Portion, on the last Business Day of each calendar month, (ii) in the case of a Term SOFR Loan or Term SOFR Portion, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); (iii) in the case of Revolving Loans, on the Revolving Loan Maturity Date, (iv) in the case of Closing Date Term Loans, on the Term Loan Maturity Date, and (v) in the case of an Incremental Term Loan, on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan.  All interest that is not paid when due shall be due on demand.

(ii)          Scheduled Principal Payments – Revolving  Loans.  The Borrower shall repay the principal amount of the Revolving Loans on the Revolving Loan Maturity Date.  The Borrower shall also make the mandatory prepayments if and when required by Section 2.06(c).

(iii)        Scheduled Principal Payments – Closing Date Term Loans.  The Borrower shall repay the principal amount of the Closing Date Term Loans on each Term Loan Installment Date set forth below by the principal amount set forth opposite the period during which such Term Loan Installment Date occurs below:

Period	Closing Date Term Loan Principal Payment
March 31, 2025 and each Term Loan Installment Date thereafter	1.25%
Term Loan Maturity Date	The outstanding principal balance of the Closing Date Term Loans provided, that (A) such scheduled installments of principal of the Closing Date Term Loans set forth above shall be reduced by any optional or mandatory prepayments of the Closing Date Term Loans applied to such installments in accordance with Section 2.06 and (B) the Borrower shall pay all outstanding principal on the Closing Date Term Loans, together with all accrued and unpaid interest thereon, on the Term Loan Maturity Date.

(iv)        Scheduled Principal Payments – Incremental Term Loans.  In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid in amounts and on dates as agreed between the Borrower and the Incremental Term Lenders of such Incremental Term Loans in the Incremental Term Loan Amendment for such Incremental Term Loans, in each case, subject to the requirements and limitations set forth in Section 2.17(a)(ii).

(v)        Mandatory Prepayments. The Borrower shall also make the mandatory prepayments if and when required by Section 2.06(c), which shall be applied to the Loans in the manner set forth in Section 2.06(d).

2.02       Letters of Credit.

(a)         General.  Subject to the terms and conditions set forth herein, the Borrower may request any L/C Issuer, in reliance on (among other things) the agreements of the Revolving Lenders set forth in this Section 2.02, to issue (and the L/C Issuer agrees to issue), at any time and from time to time from the Closing Date until the Maturity Date, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.02(l), the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination.

(b)          Notice of Issuance, Extension or Other Amendment.

(i)          To request the issuance of a Letter of Credit, the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer and the Administrative Agent) to an L/C Issuer selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and specifying the requested date of issuance (which shall be a Business Day), the purpose and nature of the requested Letter of Credit, and such other information as is necessary (in the reasonable discretion of such L/C Issuer) to prepare such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form. In the event of any conflict between this Agreement and any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)        If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”). Each Evergreen Letter of Credit shall permit the L/C Issuer to prevent automatic extension at least once in each one-year period by giving prior notice of non-extension to the beneficiary not later than a day (the “Non-Extension Notice Date”) in each one-year period to be agreed upon by the Borrower or the beneficiary and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer, the Administrative Agent, or any Revolving Lender for any such extension with respect to an Evergreen Letter of Credit. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.02(d). Any request to extend the then-current expiration date of a Letter of Credit that is not an Evergreen Letter of Credit shall be made by the Borrower within forty-five (45) days before the then-current expiration date of such Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not:

(A)          permit any extension of a Letter of Credit if, on or before the day that is (1) in the case of an Evergreen Letter of Credit, seven (7) Business Days before the Non-Extension Notice Date, or (2) in all other cases, thirty (30) Business Days before the then-current expiration date for such Letter of Credit, such L/C Issuer has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension; or

(B)          be obligated to permit any extension if (1) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof or (2) on or before the day that is (I) in the case of an Evergreen Letter of Credit, seven (7) Business Days before the Non-Extension Notice Date, or (II) in all other cases, thirty (30) Business Days before the then-current expiration date for such Letter of Credit, such L/C Issuer has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent, any Revolving Lender or the Borrower that such L/C Issuer should not permit such extension because the conditions in Section 3.02 are not then satisfied.

(iii)       If the Borrower desires to request an increase, decrease or other amendment to a Letter of Credit (other than requests to extend the then-current expiration date), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer and the Administrative Agent) to the L/C Issuer and to the Administrative Agent (reasonably in advance of the requested date of such amendment) a notice requesting the amendment of such Letter of Credit and specifying the requested date of amendment (which shall be a Business Day), the purpose and nature of the requested amendment, and such other information as is necessary (in the reasonable discretion of such L/C Issuer) to amend such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit amendment application on such L/C Issuer’s standard form and execute and deliver such other agreements, instruments and documents relating to such amendment as may be requested by the L/C Issuer.

(iv)        If (A) any letter of credit has been previously issued by an L/C Issuer, (B) such letter of credit satisfies all of the requirements of a Letter of Credit set forth in this Section 2.02, (C) both before and after giving effect to the inclusion of such letter of credit as a Letter of Credit, the conditions in Sections 2.02(c) and 3.02 are satisfied, and (D) the Borrower wishes for such letter of credit to become a Letter of Credit subject to the terms and conditions of this Agreement, the Borrower shall give notice of the foregoing to the L/C Issuer and request that the L/C Issuer consent to treat such letter of credit as a Letter of Credit. Upon receiving such consent in writing, the Borrower shall promptly submit a copy of such notice and consent to the Administrative Agent. Upon the receipt by the Administrative Agent of a copy of such request bearing such consent, such letter of credit shall be (from the date of such receipt) deemed a Letter of Credit for all purposes of this Agreement and the other Credit Documents and considered issued hereunder pursuant to the terms hereof. For the avoidance of doubt, the Existing Letters of Credit are deemed to have met the requirements of this Section 2.02(b)(iv).

(c)          Limitations on Amounts, Issuance and Amendment.

(i)         A Letter of Credit shall be issued, extended or otherwise amended, and an existing letter of credit shall be deemed a Letter of Credit pursuant to Section 2.02(b)(iv), only if (and upon the effectiveness of such transaction, the Borrower shall be deemed to represent and warrant that), after giving effect to such transaction, (A) the sum of (1) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer plus (2) the aggregate amount of all L/C Disbursements made by such L/C Issuer that have not yet been reimbursed by or on behalf of the Borrower does not exceed such L/C Issuer’s L/C Issuer Sublimit, (B) the aggregate L/C Obligations do not exceed the L/C Sublimit, (C) the Revolving Exposure of any Revolving Lender does not exceed its Revolving Loan Commitment, and (D) the total Revolving Exposures do not exceed the total Revolving Loan Commitments. The Borrower may, at any time and from time to time, increase or reduce the L/C Issuer Sublimit of any L/C Issuer with the consent of such L/C Issuer and the Administrative Agent; provided that the Borrower shall not reduce the L/C Issuer Sublimit of any L/C Issuer if such reduction would cause any of the conditions set forth in clauses (A) through (D) above to not be satisfied.

(ii)         An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          (1) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain such L/C Issuer from issuing such Letter of Credit or requests that such L/C Issuer refrain from issuing such Letter of Credit, (2) any Governmental Rule applicable to such L/C Issuer prohibits the issuance of letters of credit generally or such Letter of Credit in particular, or (3) any such order, judgment, decree, or Governmental Rule imposes upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on date such L/C Issuer became an L/C Issuer, or imposes upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the date such L/C Issuer became an L/C Issuer;

(B)           the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; or

(C)         except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit.

(iii)        An L/C Issuer shall be under no obligation to issue any amendment to any Letter of Credit if such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(d)          Expiration Date.  Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) one year after the date of the issuance of such Letter of Credit (or, for any Letter of Credit that has been extended, whether automatically or by amendment, one year after the then-current expiration date of such Letter of Credit), unless otherwise agreed by the Administrative Agent and the applicable L/C Issuer, and (ii) five (5) Business Days before the Maturity Date.

(e)         Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) in accordance with the terms hereof, and without any further action on the part of the L/C Issuer, the Administrative Agent, or the Revolving Lenders, the L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Proportionate Share of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender’s obligation to acquire participations pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension or other amendment of any Letter of Credit in accordance with the terms hereof, any Default or Event of Default, or any reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the L/C Issuer in the manner provided in Section 2.07(a) (and the Administrative Agent shall pay to such L/C Issuer promptly upon receipt), such Revolving Lender’s  Revolving Proportionate Share of each L/C Disbursement made by such L/C Issuer promptly upon the request of such L/C Issuer at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.02(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that any Revolving Lenders have made payments pursuant to this paragraph to reimburse the L/C Issuer, to such Revolving Lenders. Any payment made by a Revolving Lender pursuant to this paragraph is not a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement. Each Revolving Lender’s participation in each Letter of Credit will be adjusted to reflect such Revolving Lender’s  Revolving Proportionate Share as in effect from time to time.

(f)          Reimbursements.  If an L/C Issuer makes any L/C Disbursement, the Borrower shall reimburse such L/C Issuer by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon (New York City time) on (i) the Business Day of the notice from the L/C Issuer described in Section 2.02(h), if such notice is given before 10:00 a.m. (New York City time), or (ii) the Business Day immediately following the date of such notice, if such notice is given at or after 10:00 a.m. (New York City time). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof, and such Revolving Lender’s Revolving Proportionate Share thereof. Subject to the terms and conditions of this Agreement, including without limitation Section 3.02, the Borrower may request a Borrowing to reimburse an L/C Disbursement.

(g)          Obligations Absolute.  The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.02(f) is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (3) payment by any L/C Issuer against presentation of a draft or other document that does not comply with the terms of the relevant Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any L/C Issuer, and any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as determined by a final, non-appealable judgment from a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination. Without limitation of the foregoing, each L/C Issuer may:

(i)           replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii)        accept documents that appear on their face to be in substantial compliance with a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and make payment upon presentation of documents that appear on their face to be in substantial compliance with such Letter of Credit (even if not in strict compliance with such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit; and

(iii)        in its sole discretion decline to accept documents presented under a Letter of Credit and to make such payment if such documents are not in strict compliance with such Letter of Credit.

This Section 2.02(g) shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing). Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuers, and their respective Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or any other Person, (y) an L/C Issuer declining to take up documents and make payment (A) against documents that are fraudulent or forged or for other reasons by which the L/C Issuer is entitled not to honor a Letter of Credit or (B) following the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (z) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer. No L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any Governmental Rule, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including (I) the Governmental Rules or any order of a jurisdiction where such L/C Issuer or the beneficiary is located or (II) the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

Each L/C Issuer shall have all of the benefits and immunities (but not the obligations) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included such L/C Issuer with respect to such acts or omissions.

(h)          Disbursement Procedures.  The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such L/C Issuer has made or will make an L/C Disbursement in respect of such Letter of Credit, such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower of such L/C Disbursement. Such notice need not be given prior to payment by the L/C Issuer, and any failure or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to such L/C Disbursement.

(i)          Interim Interest. If any L/C Issuer makes any L/C Disbursement, then, unless the Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of such L/C Issuer, or, to the extent attributable to any payments made by Revolver Lenders pursuant to Section 2.02(e), to such Revolving Lenders.

(j)          Replacement or Resignation of an L/C Issuer.

(i)          Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer, and the successor issuing bank. The Administrative Agent shall notify the Revolving Lenders of any replacement of an L/C Issuer. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued pursuant to Section 2.05(c) and (d) for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, the successor issuing bank shall have all the rights and obligations of an L/C Issuer. After the replacement of an L/C Issuer, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer with respect to Letters of Credit issued by it prior to such replacement, but shall not be required or permitted to issue additional Letters of Credit or to extend or otherwise amend any then-existing Letter of Credit.

(ii)         Any L/C Issuer may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Revolving Lenders, and the Borrower. After the resignation of an L/C Issuer, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer with respect to Letters of Credit issued by it prior to such resignation, but shall not be required or permitted to issue additional Letters of Credit or to extend or otherwise amend any then-existing Letter of Credit.

(k)        Cash Collateralization.  If any Cash Collateralization is otherwise required by the terms hereof, the Borrower shall, upon the request of the Administrative Agent or the Required Revolving Lenders, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “L/C Collateral Account”), in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the L/C Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds from time to time on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations. Nothing in this Section 2.02(k) either obligates the Administrative Agent to require the Borrower to deposit any funds in the L/C Collateral Account or limits the right of the Administrative Agent to release any funds held in the L/C Collateral Account, in each case other than as required by Section 2.16 or 6.02.

(l)          Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the applicable L/C Issuer for all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary that is not a Guarantor, the Borrower agrees that (i) such Subsidiary has no rights against the L/C Issuer, the Administrative Agent, or any Lender, (ii) the Borrower is responsible for the obligations in respect of such Letter of Credit under the Credit Documents and any relevant application or reimbursement agreement, (iii) the Borrower has sole right to give instructions and make agreements with respect to the Letter of Credit and the disposition of documents related thereto, and (iv) the Borrower has all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the relevant L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the immediately preceding sentence and acknowledging that such Subsidiary is bound thereby.

2.03       Swing Line.

(a)          The Swing Line.  On the terms and subject to the conditions set forth herein, the Swing Line Lender shall make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date up to but not including the Revolving Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Revolving Lender of Revolving Loans, may exceed the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Revolving Exposure of all Lenders shall not exceed the Total Revolving Loan Commitment at such time, and (ii) such Lender’s Revolving Exposure shall not exceed such Revolving Lender’s Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03.  Each Swing Line Loan shall be a Base Rate Loan (and shall accrue interest as a Base Rate Loan in the same manner as Base Rate Loans as set forth in Section 2.01(d)).  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan.  Furthermore, if there at any time exists a Defaulting Lender, unless such Lender’s Fronting Exposure has been reallocated to other Lenders in accordance with Section 2.16(a), before making any Swing Line Loans, the Swing Line Lender may condition the provision of such Swing Line Loans on its entering into arrangements satisfactory to the Swing Line Lender with the Borrower or such Defaulting Lender to eliminate the Swing Line Lender’s Fronting Exposure.

(b)        Borrowing Procedures.  Each Swing Line Borrowing shall be requested pursuant to the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $100,000 or an integral multiple of $25,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by the delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower, which notice may be delivered by facsimile.  Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified  in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.  The Borrower hereby authorizes the Lenders to extend Borrowings and to transfer funds based on oral or written requests, including any Notice of Swing Line Borrowing.  The Administrative Agent may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent believes to be genuine and to have been signed, sent or made by an authorized person.  Upon request by the Administrative Agent, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by a Responsible Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

(c)          Refinancing of Swing Line Loans.

(i)          The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to the amount of such Revolving Lender’s Swing Line Risk Participation with respect to the Swing Line Loans then outstanding.  Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Loan Borrowing for Revolving Loans promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Swing Line Risk Participation in the amount specified in such Notice of Loan Borrowing for Revolving Loans available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 1:00 p.m., on the day specified in such Notice of Loan Borrowing for Revolving Loans, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Loan Borrowing for Revolving Loans submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund the amount of its Swing Line Risk Participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such Swing Line Risk Participation.

(iii)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(iii) shall be conclusive absent manifest error.

(iv)        Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund Swing Line Risk Participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, offset, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)         At any time after any Revolving Lender has purchased and funded a Swing Line Risk Participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender an amount equal to such Revolving Lender’s Swing Line Risk Participation with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Swing Line Risk Participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender the amount of such Revolving Lender’s Swing Line Risk Participation with respect thereto on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)         Interest for Account of Swing Line Lender.  Subject to Section 2.07(c), each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or Swing Line Risk Participation pursuant to this Section 2.03 to refinance such Revolving Lender’s Swing Line Risk Participation of any Swing Line Loan, interest in respect of such Swing Line Risk Participation shall be solely for the account of the Swing Line Lender.

(f)          Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.04          Amount Limitations, Commitment Reductions, Etc.

(a)          Optional Reduction or Cancellation of Commitments.  The Borrower may, upon three (3) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i)          the Borrower may not reduce the Total Revolving Loan Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the aggregate Revolving Exposure of all Lenders would exceed the Total Revolving Loan Commitment; and

(ii)          the Borrower may not cancel the Total Revolving Loan Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such cancellation, any Revolving Loan, L/C Obligation or Swing Line Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or the date set forth therein may be extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b)          Mandatory and Scheduled Reduction of Commitments.

(i)          The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Revolving Loan Maturity Date.

(ii)         The Total Closing Date Term Loan Commitment shall be automatically and permanently reduced to zero upon the funding of the Closing Date Term Loans on the Closing Date .

(iii)      The Incremental Term Loan Commitments with respect to any Incremental Term Loan Borrowing shall be automatically and permanently reduced to zero at the close of business on the Incremental Effective Date.

(c)         Effect of Revolving Loan Commitment Adjustments.  From the effective date of any reduction or increase of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced or increased.  Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Lenders (except as permitted under Section 2.17).  Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.04(a) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with Section 2.10(a)(i).

2.05          Fees.

(a)          Fee Letters.  The Borrower shall pay to the applicable parties under each of the Fee Letters, for their own account, the fees and other compensation in the amounts and at the times set forth in such Fee Letters.

(b)          Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders (other than any Defaulting Lender with respect to the period during which it is a Defaulting Lender) as provided in Sections 2.10(a)(v), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily average Unused Revolving Commitment, for the period beginning on the date of this Agreement and ending on the Revolving Loan Maturity Date.  The Borrower shall pay the Commitment Fees in arrears on the Payment Date and on the Revolving Loan Maturity Date (or if the Total Revolving Loan Commitment is cancelled on a date prior to the Revolving Loan Maturity Date, on such prior date).

(c)          L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender with respect to the period during which it is a Defaulting Lender) a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans in effect from time to time during the period from and including the Closing Date to and including the later of the Maturity Date and the date on which such Lender ceases to have any L/C Obligations. Accrued L/C Fees shall be payable in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, and on the Maturity Date; provided that any such fees accruing after the Maturity Date shall be payable on demand.

(d)          L/C Fronting Fees. The Borrower agrees to pay to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer at a rate per annum equal to 0.25% on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to and including the later of the Maturity Date and the date on which such L/C Issuer ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit. Accrued fronting fees shall be payable in arrears on each Payment Date; provided that any such fees accruing after the Maturity Date shall be payable on demand. In addition, the Borrower agrees to pay to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such L/C Issuer within three (3) Business Days after its demand therefor and are nonrefundable.

2.06       Prepayments.

(a)        Terms of All Prepayments.  Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay (i) if a Term SOFR Loan or Term SOFR Portion is being prepaid under Section 2.06(b) or Section 2.06(c), to the Administrative Agent for the account of the Lender that made such Term SOFR Loan or Term SOFR Portion all accrued interest to the date of such prepayment on the amount prepaid, (ii) if a prepayment is made upon acceleration, to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (iii) to such Lender if such prepayment is the prepayment of a Term SOFR Loan or of a Term SOFR Portion on a day other than the last day of an Interest Period for such Term SOFR Loan or such Term SOFR Portion, all amounts payable to such Lender pursuant to Section 2.13. Any prepayment shall be without prejudice to the Borrower’s obligations under any Rate Contract, which shall remain in full force and effect subject to the terms of such Rate Contract (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require the Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

(b)          Optional Prepayments.

(i)          At its option, the Borrower may, upon notice from the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 am on the Business Day prior to the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or an integral multiple of $25,000 in excess thereof.  Each such notice shall specify the date and specify a minimum amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(ii)        At any time there are no Swing Line Loans outstanding, at its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of Term SOFR Loans, upon notice from the Borrower to the Administrative Agent no later than 10:00 a.m., in the case of Base Rate Loans, one Business Day prior to the date of the prepayment and, in the case of Term SOFR Loans, three (3) Business Days prior to the date of the prepayment, at any time or from time to time, voluntarily prepay the Revolving Loans in any Revolving Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such Term SOFR Loans, the Borrower shall be subject to the payments required by Section 2.13.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)        At its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of Term SOFR Portions, upon notice from the Borrower to the Administrative Agent no later than 10:00 a.m., in the case of Base Rate Portions, one Business Day prior to the date of the prepayment and, in the case of Term SOFR Portions, three (3) Business Days prior to the date of the prepayment, at any time or from time to time, voluntarily prepay any Portion of a Term Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such Term SOFR Portion, the Borrower shall be subject to the payments required by Section 2.13.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any optional prepayment of the Term Loans shall be applied as directed by the Borrower (or, in the absence of direction from the Borrower, on a pro rata basis among the remaining scheduled Term Loan amortization payments).

(iv)        Any optional prepayments of any Incremental Term Loans shall be as provided in the Incremental Term Loan Amendment for such Incremental Term Loans.

(c)          Mandatory Prepayments.  The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:

(i)          If, at any time, the aggregate Revolving Exposure of all Lenders then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, if an Event of Default has occurred and is continuing, Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

(ii)          The Borrower shall repay each Swing Line Loan on the earlier to occur of (A) the second Swing Line Settlement Date occurring after such Swing Line Loan is made and (B) the Revolving Loan Maturity Date.

(iii)        If, at any time after the Closing Date, any Loan Party sells or otherwise disposes of any assets (other than sales permitted under Section 5.02(c) (excluding Section 5.02(c)(v)(I) with respect to the asset sales only and Section 5.02(c)(xiii) thereof)) in any single transaction or series of related transactions and the Net Proceeds from such sale or disposition exceed $2,500,000, the Borrower shall, not later than thirty (30) days after the completion of each such sale or other disposition, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition.  Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(iii) with respect to any sale or other disposition (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing within thirty (30) days after the completion of each such Relevant Sale that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in productive assets used in the business of the Loan Parties to the extent the reinvestment in such productive assets occurs within twelve (12) months after the date of such Relevant Sale, or, if the applicable Loan Party enters into a binding commitment during such twelve (12) month period, within 180 days after the expiration of such twelve (12) month period.  If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the periods provided in the preceding sentence shall elapse or an Event of Default described in Section 6.01(a), (f) or (g) shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable), the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(iii).

(iv)          If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(v)          If, at any time after the Closing Date, any Loan Party issues or sells any Equity Securities or receives any equity capital contribution from any other Person (other than through the issuance of (x) Equity Securities by any Loan Party to another Loan Party, (y)  the contribution of capital by any Loan Party to another Loan Party or (z) any Equity Securities of any Person (A) pursuant to any employee stock or stock option compensation plan, (B) to the management of the target of a Permitted Acquisition by way of “roll-over” equity or pursuant to new subscription by such management or (C) the proceeds of such issuance are used to pay the purchase price of a pending Permitted Acquisition; provided that if (a) such Net Proceeds are not used to pay the purchase price of such Permitted Acquisition and (b) such Net Proceeds are not used to pay the purchase price of one or more other Permitted Acquisitions or used to make Investments permitted by this Agreement, in each case, within one (1) year after such Net Proceeds arise, such Net Proceeds shall be used to make prepayments subject to this Section 2.06(c)(v) without giving effect to this parenthetical) and receives aggregate Net Proceeds from all such issuances and sales of Equity Securities and such equity capital contributions in excess of $20,000,000, the Borrower shall, within (5) Business Days receipt of such Net Proceeds, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to the following applicable percentage of such aggregate Net Proceeds in excess of $20,000,000: (I) twenty five percent (25%) (if (i) an Event of Default has occurred and is then continuing and/or (ii) the Borrower was not in compliance with the Total Net Leverage Ratio as of the last day of the most recently ended Test Period) and (II) at all other times, zero percent (0%).

(vi)        Not later than thirty (30) days after the date of receipt (the “Receipt Date”) by a Loan Party (or the Administrative Agent) of any Net Insurance Proceeds or Net Condemnation Proceeds which exceed $2,500,000 in connection with a particular circumstance or event, the Borrower shall prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d) in an amount equal to such Net Insurance Proceeds or Net Condemnation Proceeds.  Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(vi) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if the Borrower advises the Administrative Agent in writing within 30 days after the related Receipt Date that it or another Loan Party intends to (x) repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds were derived or (y) invest in productive assets used in the business of the Loan Parties, to the extent such repair, restoration, replacement or investment is completed within twelve (12) months after the related Receipt Date or, if the applicable Loan Party enters into a binding commitment during such twelve (12) month period, within one hundred and eighty (180) days after the expiration of such twelve (12) month period.  If, at any time after the occurrence of a Receipt Date and prior to the completion of the corresponding repair, restoration or replacement, the applicable periods provided in the preceding sentence shall elapse without the completion of the related repair, restoration or replacement, or an Event of Default described in Section 6.01(a), (f) or (g) shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(vi).

(vii)       Not later than the date of delivery of the annual audited Financial Statements pursuant to Section 5.01(a)(ii) for any fiscal year, commencing with the fiscal year ending December 31, 2025, the Borrower shall prepay the outstanding Loans and other Obligations in an amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year.

(viii)      The Borrower shall deliver to the Administrative Agent, at the time of each prepayment (or Cash Collateralization, as applicable) required under this Section 2.06(c), (A) a certificate (or, in the case of clause (vii), a Compliance Certificate) signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment (or Cash Collateralization, as applicable) and (B) to the extent practicable, at least three days prior written notice of such prepayment (or Cash Collateralization, as applicable).  Each notice of prepayment (or Cash Collateralization, as applicable) shall specify the prepayment (or Cash Collateralization, as applicable) date and the Type and principal amount of each Loan (or portion thereof) to be prepaid.  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid (or Cash Collateralized, as applicable) was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans and/or deliver additional Cash Collateral in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d)        Application of Loan Prepayments.  All prepayments required under Sections 2.06(c)(iii)-(vii) shall be applied first, to prepay the Term Loans on a pro rata basis to the extent Term Loans are then outstanding, second, to prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, third, to prepay the Revolving Loans to the extent Revolving Loans are then outstanding and fourth, following the occurrence and during the continuance of any Event of Default, to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations.  Without modifying the order of application of prepayments set forth in the preceding or succeeding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and Base Rate Portions and then if any funds remain, to prepay Term SOFR Loans and Term SOFR Portions.  All such mandatory prepayments of the Term Loans and Incremental Term Loans will be applied to the remaining scheduled amortization payments in the inverse order of maturity.

Notwithstanding anything to the contrary in this Section 2.06, all mandatory prepayments required under Sections 2.06(c)(iii)-(vii), to the extent attributable to Foreign Subsidiaries, are subject to permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on up-streaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) such that if such Foreign Subsidiary would be in violation of applicable local law by virtue of repatriation, the portion of the funds so affected will not be required to be prepaid and may be retained by the applicable Foreign Subsidiary (provided that the Borrower shall use commercially reasonable efforts to take all actions required by applicable local law to permit such repatriation) until such time the applicable local law permits repatriation to the United Sates whereupon such funds shall be repatriated and promptly applied to the repayment of the Loans pursuant to Section 2.06(c)(iii)-(vii).  Further, if Holdings or any of its Subsidiaries determine in good faith that they would incur a material adverse tax liability (including any withholding tax) if all or a portion of the funds required to make a mandatory prepayment were up-streamed, transferred as a Restricted Payment or otherwise repatriated (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream, transfer or repatriate such Restricted Amount without incurring such material adverse tax liability, whereupon such Restricted Amount will be repatriated and promptly applied to the repayment of the Loans pursuant to Section 2.06(c)(iii)-(vii).

2.07       Other Payment Terms.

(a)        Place and Manner.  All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or offset.  The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, or at any other address specified in writing by the Administrative Agent to the Borrower, and shall (except (i) with respect to repayments of Swingline Loans, (ii) in the case of L/C Disbursements for which the L/C Issuers have not been fully indemnified by the Revolving Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Section 8.01.  Each reference to the Administrative Agent in this Section 2.07(a) shall also be deemed to refer, and shall apply equally, to the L/C Issuers, in the case of payments required to be made by the Borrower to the L/C Issuers pursuant to Section 2.02(f).

(b)         Date.  Unless otherwise specified herein, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)          Default Rate.  Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Section 6.01(a), (f) or (g), at the option of the Required Lenders, from and after the date of such Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder (excluding Obligations in respect of Lender Rate Contracts and Lender Bank Products) at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus two percent (2.00%) (the “Default Rate”) payable on demand.  Upon the occurrence and during the continuation of an Event of Default described in Section 6.01(a), (f) or (g) until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the Default Rate (such Default Rate becoming effective on such date of occurrence of such Event of Default without notice and shall be immediately due and payable without notice or demand).  Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Governmental Rules.

(d)         Application of Payments.  All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.  The proceeds of the Collateral will be applied as set forth in Section 6.02.

(e)        Failure to Pay the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.

2.08       Loan Accounts; Notes.

(a)        Loan Accounts.  The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b), Section 2.08(c), and Section 2.08(d).  Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and each Portion thereof and the effective dates of all changes thereto, (iii) the Interest Period for each Term SOFR Loan and Term SOFR Portion, (iv) the date and amount of each principal and interest payment on each Loan and Portion and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations.  The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein.  In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b)       Revolving Loan Notes.  Upon request by any Revolving Lender, each Revolving Lender’s Revolving Loans shall be evidenced by a promissory note substantially in the form of Exhibit D (individually, a “Revolving Loan Note”) which note shall be (i) payable to such Revolving Lender, (ii) in the amount of such Revolving Lender’s Revolving Loan Commitment, (iii) dated the Closing Date (or such other date acceptable to the applicable Lender) and (iv) otherwise appropriately completed.  The Borrower authorizes each Revolving Lender to record on the schedule annexed to such Revolving Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Revolving Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Revolving Lender to make, or any error by any Revolving Lender in making, any such notation shall not affect the Borrower’s Obligations.  The Borrower further authorizes each Revolving Lender to attach to and make a part of such Revolving Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary.  If, because any Revolving Lender designates separate lending offices for Base Rate Loans and Term SOFR Loans, such Revolving Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be substantially in the form of Exhibit D, mutatis mutandis to reflect such division, and shall be (w) payable to such Revolving Lender, (x) in the amount of such Revolving Lender’s Revolving Loan Commitment, (y) dated the Closing Date (or such other date acceptable to the applicable Lender) and (z) otherwise appropriately completed.  Such notes shall, collectively, constitute a Revolving Loan Note.

(c)          Term Loan Notes.

(i)        Upon request by any Closing Date Term Lender, each Closing Date Term Lender’s Closing Date Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit E (individually, a “Closing Date Term Loan Note”) which note shall be (i) payable to such Closing Date Term Lender, (ii) in the amount of such Closing Date Term Lender’s Closing Date Term Loan, (iii) dated the Closing Date (or such other date acceptable to the applicable Lender) and (iv) otherwise appropriately completed.  If, because any Closing Date Term Lender designates separate lending offices for Base Rate Portions and Term SOFR Portions, such Closing Date Term Lender requests that separate promissory notes be executed to evidence separately such Portions, then each such note shall be substantially in the form of Exhibit E, mutatis mutandis to reflect such division, and shall be (w) payable to such Closing Date Term Lender, (x) in the amount of such Closing Date Term Lender’s Closing Date Term Loan, (y) dated the Closing Date (or such other date acceptable to the applicable Lender) and (z) otherwise appropriately completed.  Such notes shall, collectively, constitute a Closing Date Term Loan Note.

(ii)      Upon request by any Incremental Term Lender, each Incremental Term Lender’s Incremental Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit F (individually, an “Incremental Term Loan Note”) which note shall be (i) payable to such Incremental Term Lender, (ii) in the amount of such Incremental Term Lender’s Incremental Term Loan, (iii) dated the Incremental Effective Date for the applicable Incremental Term Loan Borrowing and (iv) otherwise appropriately completed.  If, because any Incremental Term Lender designates separate lending offices for Base Rate Portions and Term SOFR Portions, such Incremental Term Lender requests that separate Incremental Term Loan Note be executed to evidence separately such Portions, then each such note shall be substantially in the form of Exhibit F, mutatis mutandis to reflect such division, and shall be (w) payable to such Incremental Term Lender, (x) in the amount of such Incremental Term Lender’s Incremental Term Loan, (y) dated the Incremental Effective Date for the applicable Incremental Term Loan Borrowing and (z) otherwise appropriately completed.  Such notes shall, collectively, constitute an Incremental Term Loan Note.

(d)         Swing Line Notes.  Upon request by the Swing Line Lender, the Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note substantially in the form of Exhibit M (individually, a “Swing Line Note”) which note shall be (i) payable to the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Closing Date (or such other date acceptable to the applicable Lender) and (iv) otherwise appropriately completed.

2.09       Loan Funding.

(a)          Lender Funding and Disbursement to the Borrower.  Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share or Term Loan Proportionate Share of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing consists of the initial Loans, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by (i) crediting the account of the Borrower maintained by the Borrower on the books of U.S. Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(b)         Lender Failure to Fund.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share or Term Loan Proportionate Share, as the case may be, of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount.  If any Lender does not make the amount of such Lender’s Revolving Proportionate Share or Term Loan Proportionate Share, as the case may be, of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at per annum rates equal to the daily Federal Funds Rate from time to time in effect.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount.  If the amount of any Lender’s Revolving Proportionate Share or Term Loan Proportionate Share, as the case may be, of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c)          Lenders’ Obligations Several.  The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans to be funded by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but, except as a result of a reallocation of a Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans pursuant to Section 2.16(a)(iv),  no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.10       Pro Rata Treatment.

(a)         Borrowings, Commitment Reductions, Etc.  Except as otherwise provided herein (including the application of funds provided for under Section 2.16(a)(ii) arising from the existence of a Defaulting Lender and the termination of the unused Commitment of a Defaulting Lender provided for under Section 2.16(a)(vi)):

(i)       Each Revolving Loan Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii)         (A) The Closing Date Term Loan Borrowing shall be made or shared among the Closing Date Term Lenders pro rata according to their respective Closing Date Term Loan Proportionate Shares and (B) each Incremental Term Loan Borrowing shall be made or shared among the Incremental Term Lenders and New Lenders with Incremental Term Loan Commitments with respect thereto pro rata according to their respective Incremental Term Loan Proportionate Shares;

(iii)       Each payment of principal on Loans in any Borrowing or on any L/C Advances in any L/C Borrowing shall be shared among the Lenders which hold the Loans in such Borrowing or the L/C Advances in such L/C Borrowing pro rata according to the respective unpaid principal amounts of such Loans or L/C Advances then owed to such Lenders; provided, however, during any time there is a Defaulting Lender, each payment of principal on Loans or L/C Advances shall be shared by only the Non-Defaulting Lenders that made such Loans or L/C Advances pro rata according to the respective unpaid principal amounts of such Loans or L/C Advances then owed to such Non-Defaulting Lenders until the unpaid principal amounts of all Loans or L/C Advances, as applicable, are held by all Lenders according to their respective Proportionate Shares;

(iv)       Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which hold the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans of such Lenders and (B) the dates on which such Loans became owing to such Lenders;

(v)         Each payment of Commitment Fees shall be shared among the Lenders with Revolving Loan Commitments (other than Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the Closing Date, the date upon which such Lender so became a Lender;

(vi)        Letter of Credit fees payable under Section 205(c) shall be shared among the Lenders with Revolving Loan Commitments (other than Defaulting Lenders) and the L/C Issuer pro rata according to (A) their respective L/C Risk Participations and Fronting Exposure with respect to the applicable Letters of Credit and (B) in the case of each Lender which becomes a Lender hereunder after the Closing Date, the date upon which such Lender so became a Lender;

(vii)       Each payment of interest (other than interest on Loans or interest in respect of Lender Rate Contracts or Lender Bank Products) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent;

(viii)     Each payment of any fees due in connection with any amendment hereto or any waiver of or forbearance from any Event of Default existing hereunder shall be shared among those Lenders consenting to such amendment, waiver or forbearance or as otherwise agreed to by such Lenders; and

(ix)        All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b)          Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, offset, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without right to payment of interest.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff or offset) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Notwithstanding the foregoing, the provisions of this Section 2.10(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and applied in accordance with the express terms of this Agreement (including (1) the sharing of principal payments among Non-Defaulting Lenders pursuant to the proviso to Section 2.10(a)(iii) and (2) the application of funds provided for under Section 2.16(a)(ii) arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or in Swing Line Loans to any assignee or participant.

2.11       Availability of Types of Borrowings; Adequacy of Interest Rate.

(a)         Inability to Determine Rates.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, but subject to Section 2.11(e), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:

(i)         for any reason in connection with any request for a Term SOFR Borrowing or a conversion or continuation thereof that the Adjusted Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Borrowing does not adequately and fairly reflect the cost to such Lenders of the funding of such Loans, or

(ii)         the interest rate applicable to Term SOFR Borrowings for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of Term SOFR Borrowings and require any affected Term SOFR Borrowings to be repaid or converted to Base Rate Borrowings at the end of the applicable Interest Period.

(b)        Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make or maintain any Term SOFR Loan or Term SOFR Portion, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change in Law.  Upon receipt of such notice, (i) the Borrower’s right to request the making of, conversion to or a new Interest Period for Term SOFR Loans or Term SOFR Portions with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(e), convert any such then outstanding Term SOFR Loans or Term SOFR Portions of such Lender into Base Rate Loans or Base Rate Portions, as the case may be, at the end of the current Interest Period for such Term SOFR Loans or Term SOFR Portions or (B) immediately repay or convert any such Term SOFR Loans or Term SOFR Portions of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such Term SOFR Loans or Term SOFR Portions.  Any conversion or prepayment of Term SOFR Loans or Term SOFR Portions made pursuant to the preceding sentence prior to the last day of an Interest Period for such Term SOFR Loans or Term SOFR Portions shall be deemed a prepayment thereof for purposes of Section 2.13.  After any Lender notifies the Administrative Agent and the Borrower of such a Change in Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a Term SOFR Loan or a Term SOFR Portion, all Revolving Loans and all Portions of the Term Loan of such Lender shall be Base Rate Loans and Base Rate Portions, respectively.

(c)          Increased Costs.  If, any Change in Law:

(i)          Shall subject any Lender to any tax, duty or other charge with respect to any Loan or Letter of Credit, or shall change the basis of taxation of payments by the Borrower to any Lender under this Agreement (except for Indemnifiable Taxes, Other Taxes and Taxes excluded from indemnification under Section 2.12); or

(ii)        Shall impose, modify or hold applicable any reserve (except any reserve requirement reflected in the Term SOFR Rate), special deposit, liquidity or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any Term SOFR Loan or Term SOFR Portion; or

(iii)        Shall impose on any Lender any other condition related to any Term SOFR Loan or Term SOFR Portion or such Lender’s Commitments;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such Term SOFR Loan or Term SOFR Portion or its Commitments or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, subject to such Lender’s compliance with its obligations under Section 2.15(a), within five (5) Business Days after demand by the Administrative Agent (accompanied by the certificate referred to in the next sentence), pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts; provided that the Borrower shall not be obligated to pay any such amount which arose prior to the date which is 270 days preceding the date of such demand or is attributable to periods prior to the date which is 270 days preceding the date of such demand (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).  A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Administrative Agent for delivery to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d)        Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Administrative Agent for delivery to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(e)          Benchmark Replacement.

(i)          Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)      Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.11(e).

(iv)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition), Section 2.01(c) or Section 2.01(e) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) Section 2.01(c) or Section 2.01(e) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)         Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 8.01 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.11(e), the Borrower may revoke any request for a Term SOFR Borrowing, or any request for the conversion or continuation of a Term SOFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

2.12       Taxes on Payments.

(a)          Except as otherwise expressly provided in this Section 2.12, all payments by the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction for, any and all present or future federal, state, local and foreign taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities with respect thereto, including withholding taxes imposed by any jurisdiction or any political subdivision thereof, but excluding (i) taxes imposed on a Lender’s overall net income and franchise taxes imposed on such Lender, in each case, by the jurisdiction of such Lender’s lending office or any political subdivision thereof and (ii) any taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements of FATCA (all such nonexcluded taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities being referred to herein as “Indemnifiable Taxes”).  If Indemnifiable Taxes are imposed in respect of any sum payable hereunder to any Lender, then (i) subject to the penultimate sentence of Section 2.12(e), the sum payable shall be increased by the amount necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.  For the avoidance of doubt, for purposes of this Section 2.12, “applicable law” includes FATCA.

(b)          Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any excise, transfer, sales and use, value added or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c)          Tax Indemnification.  Subject to the penultimate sentence of Section 2.12(e), the Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of all Indemnifiable Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within 30 days following the date the Administrative Agent or such Lender makes written demand therefor.

(d)          Evidence of Payment.  Within 30 days after the date of any payment of Taxes or Other Taxes withheld hereunder (and, with respect to any Taxes or Other Taxes not so withheld, to the extent available), the Borrower will furnish to the Administrative Agent, at the Administrative Agent’s office, the original or a certified copy of a receipt evidencing payment thereof.

(e)          Withholding Exemption Certificates.  On or prior to the date of the initial Loans or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender (i) which is organized under the laws of the United States or a state thereof shall deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax, and (ii) which is not organized under the laws of the United States or a state thereof shall deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any United States federal income taxes, or (B) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC and cannot deliver either United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (with respect to a complete exemption under an income tax treaty) pursuant to clause (A) above (any such lender, a “Non-Bank Lender”), (x) a certificate substantially in the form of Exhibit K (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement.  Each such Lender further agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes, then upon the reasonable request of the Borrower or the Administrative Agent, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction of Indemnifiable Taxes, but only if and to the extent such Lender is legally entitled to do so.  If a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrower or the Administrative Agent pursuant to the first sentence of this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any such Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.12(a).  Notwithstanding anything to the contrary contained in this Section 2.12, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.12(a) and Section 2.12(c) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date (or, in the case of any Lender becoming a Lender more than 30 days following the Closing Date, after the date such Lender becomes a Lender) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to Taxes other than FATCA, and, in the case of FATCA, any such change that is not substantially comparable or materially more onerous to comply with than FATCA.

(f)          Lender to Use Reasonable Efforts. Any Lender claiming any additional amounts in respect of Indemnifiable Taxes payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s internal policies) to file any certificate or document reasonably requested by the Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such Indemnifiable Taxes attributable to the Loans and would not, in the sole determination of such Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender.

(g)          Survival.  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of principal, interest and all other Obligations hereunder.

(h)          Tax Returns.  Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.

(i)          FATCA.  If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall use reasonable efforts to deliver to the Borrower and the Administrative Agent such documentation as is required by FATCA.  Solely for purposes of this clause (i), FATCA shall include any amendments made to FATCA after the date of this Agreement.

2.13       Funding Loss Indemnification.  If:

(a)          any payment of a Term SOFR Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise.

(b)          a Term SOFR Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders;

(c)          a Term SOFR Borrowing is converted other than on the last day of the Interest Period applicable thereto;

(d)          the Borrower fails to borrow, convert, continue or prepay a Term SOFR Borrowing on the date specified in any notice delivered pursuant hereto, or

(e)          a Term SOFR Borrowing is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15;

the Borrower shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment.  Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.

The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Borrowing, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when such Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise.  Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.14       Security.

(a)         Security Documents.  The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents.  All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents.  So long as the terms thereof are in compliance with this Agreement and are Obligations hereunder, each Lender Rate Contract and Lender Bank Product shall be secured by the Lien of the Security Documents with the priority set forth in Section 6.02.

(b)         Further Assurances.  Subject to the limitations set forth in Section 5.01(i) and the Security Documents, the Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such security agreements, pledge agreements, control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements) as the Administrative Agent may reasonably request to:

(i)          grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Lender Parties, in the Collateral prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii)          otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Lender Parties, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.14.

2.15       Mitigation Obligations; Replacement of the Lenders.

(a)        If any Lender shall demand any payment under Section 2.11(c), Section 2.11(d) or Section 2.12(a), then such Lender shall (at the request of the Borrower) use its commercially reasonable efforts to designate a different lending office for the funding or booking of its Loans hereunder or to assign its rights and obligation hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11(c), Section 2.11(d) or Section 2.12(a), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense or would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

(b)         If (a) any Lender shall become a Defaulting Lender, (b) any Lender shall suspend its obligation to make or maintain Term SOFR Loans or Term SOFR Portions pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, (c) any Lender shall demand any payment under Sections 2.11(c), 2.11(d) or 2.12(a) and such Lender has declined or is unable to designate a different lending office pursuant to Section 2.15(a), or (d) any Lender has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 8.04 that requires the consent of all Lenders or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 8.04, then the Administrative Agent may (or upon the written request of the Borrower if the Borrower has located or identified a Replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent as contemplated below, shall use commercially reasonable efforts to) replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, with another lender (the “Replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the Replacement Lender pursuant to Section 8.05(c); provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a Replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent).  Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such Affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the Replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the Affected Lender’s Loans so sold and assigned or such other amount is agreed to by such Affected Lender and such Replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees and other amounts to which it is entitled.  Notwithstanding the foregoing, a Lender that is an Affected Lender shall not be required to make an assignment as described in this Section 2.15(b), if prior to the effectiveness of the applicable assignment, the circumstances which made such Lender an Affected Lender cease to apply, whether as a result of a waiver by the applicable Lender or otherwise.

2.16       Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, modification, supplement, extension, termination, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of Required Lenders and in the Defaulting Lender Amendment Paragraph.

(ii)       Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.02, received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.06(a) or otherwise), subject to the proviso in Section 2.10(a)(iii), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to Cash Collateralize the L/C Issuer’s Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.16(c); fourth, if so requested by the Borrower (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so agreed by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16(c); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Borrowings and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. Any Defaulting Lender (A) shall not be entitled to receive any Commitment Fee under Section 2.05(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.05(c).

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Proportionate Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the sum of (I) the Effective Amount of all Revolving Loans made by such Non-Defaulting Lender outstanding at such time and (II) such Non-Defaulting Lender’s Total Lender Risk Participation at such time to exceed such Non-Defaulting Lender’s Revolving Loan Commitment at such time.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral; Prepayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, immediately following notice by the Administrative Agent, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with Section 2.16(c).

(vi)        Termination of Revolving Loan Commitment.  The Borrower may terminate the unused amount of the Revolving Loan Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of clause (ii) above will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(b)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Proportionate Shares (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          Cash Collateral Provisions.

(i)         At any time that there shall exist a Defaulting Lender, within one (1) Business Day after the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure of the L/C Issuer (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  In addition, as a condition to issuing any Letter of Credit, the L/C Issuer may require that the Borrower deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii)        All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral, all as security for the Defaulting Lender’s obligations to which such Cash Collateral may be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower or the relevant Defaulting Lender will, within one (1) Business Day after the request of the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 in respect of Letters of Credit, shall be held and applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iv)       Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (B) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and, following the application as provided in clause (iii) above, may be otherwise applied in accordance with Section 6.02), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17        Incremental Term Loans; Increases in the Total Revolving Loan Commitment

(a)          Incremental Term Loans.

(i)          The Borrower may at any time prior to the Term Loan Maturity Date request one or more Borrowings of additional Term Loans (each, an “Incremental Term Loan”); provided, however, that the Borrower shall not make such a request if the conditions set forth in Section 2.17(i) are not satisfied.  Any such request shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the existing Term Lenders), specify the proposed Incremental Effective Date (as defined below) and amount of such proposed Incremental Term Loan Borrowing and be accompanied by a certificate of a Responsible Officer of the Borrower certifying that no Event of Default exists or will occur as a result of such Incremental Term Loan Borrowing.  Only those existing Term Lenders that agree to extend an Incremental Term Loan as part of such Incremental Term Loan Borrowing (each, an “Incremental Term Lender”) and those New Lenders that agree to extend an Incremental Term Loan as part of such Incremental Term Loan Borrowing that shall be entitled to receive any fees in connection with such Incremental Term Loan Borrowing.  No Term Lender shall have any obligation, express or implied, to offer any Incremental Term Loan.  Only the consent of each Incremental Term Lender shall be required for an advance of an Incremental Term Loan pursuant to this Section 2.17(a).  No Term Lender that elects not to advance an Incremental Term Loan may be replaced in respect of its existing Term Loan as a result thereof without such Term Lender’s written consent.

(ii)        Any Incremental Term Loans will be made subject to this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed (in the case of such amendment to this Agreement) by the Borrower, each Incremental Term Lender, if any, each New Lender, if any, and the Administrative Agent.  The Incremental Term Loans shall have terms and conditions substantially identical to those applicable to the Closing Date Term Loans (other than with respect to pricing (provided that the pricing for the Incremental Term Loans shall be based on the same “Tiers” and corresponding Total Net Leverage Ratios (but not necessarily the same Applicable Margins) as is set forth in the then effective definition of Applicable Margin), arrangement fees, upfront fees and additional fees, amortization, maturity and any different drawing conditions that are agreed to in the applicable Incremental Term Loan Amendment) and will be otherwise on terms and subject to conditions reasonably satisfactory to the Administrative Agent.  Each Incremental Term Loan Amendment shall, without the consent of any other Lenders, amend the provisions of this Agreement and the other Credit Documents to set forth the terms of the Incremental Term Loans, including the amount and final maturity thereof (which shall not be earlier than the Revolving Loan Maturity Date or the Term Loan Maturity Date), any provisions relating to amortization (it being agreed that the weighted average life of such loans may be no less than the then current weighted average life of the Closing Date Term Loans and that there shall be no provisions for mandatory prepayments of and offers to prepay the Incremental Term Loans (other than on a ratable basis with the Closing Date Term Loans)) and the interest to accrue and be payable thereon and any fees to be payable in respect thereof, and to effect such other changes as the Borrower and the Administrative Agent shall deem reasonably necessary or advisable in connection with such Incremental Term Loans.  If the Applicable Margin for any Incremental Term Loans payable to the Lenders in respect of such Incremental Term Loans exceeds the Applicable Margin for the Closing Date Term Loans by more than 1.00%, then (x) the Applicable Margins for the Closing Date Term Loans shall be increased so that the Applicable Margin for the Closing Date Term Loans (giving effect to such increase in the Applicable Margins) is no more than 1.00% less than the Applicable Margin for such Incremental Term Loans and (y) the Applicable Margins for the Revolving Loans shall be increased by a corresponding amount.  For purposes of comparing the Applicable Margins of the Incremental Term Loans and the Closing Date Term Loans, such Applicable Margins shall be calculated in the manner described in the foregoing sentence for each “Tier” of the definition of Applicable Margin (assuming such “Tier” were in effect for the entire term of the Incremental Term Loans and Closing Date Term Loans), and any increase to the Applicable Margins for the Closing Date Term Loans and Revolving Loans shall be made pursuant to the foregoing sentence only with respect to those “Tiers” of the definition of Applicable Margin for which the Applicable Margin for the Closing Date Term Loans is more than 1.00% less than the interest at the corresponding pricing tiers applicable to such Incremental Term Loans.  All Incremental Term Loans shall rank pari passu in right of payment with the other Loans and shall benefit equally and ratably from the Security Documents.

(b)         Increases in the Total Revolving Loan Commitment.  The Borrower may, at any time prior to the Revolving Loan Maturity Date, request to increase the Total Revolving Loan Commitment provided, however, that the Borrower shall not make such a request if the conditions set forth in Section 2.17(i) are not satisfied.  Any such request shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the existing Revolving Lenders), specify the proposed Incremental Revolving Effective Date (as defined below) and amount of such proposed increase in the Total Revolving Loan Commitment and be accompanied by a certificate of a Responsible Officer of the Borrower certifying that no Event of Default exists or will occur as a result of such increase in the Total Revolving Loan Commitment.  Only those existing Revolving Lenders that agree to increase the Total Revolving Loan Commitment (each, an “Incremental Revolving Lender”) and those New Lenders that agree to commit to increase the Total Revolving Loan Commitment shall be entitled to receive any fees in connection with such increase in the Total Revolving Loan Commitment.  No Revolving Lender shall have any obligation, express or implied, to offer an increase in its Revolving Loan Commitment.  Only the consent of each Incremental Revolving Lender shall be required for an increase in the respective Revolving Loan Commitment pursuant to this Section 2.17(b).  No Revolving Lender that elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Revolving Lender’s written consent.

(c)          Identification of Lenders.  Each existing Term Lender (for an Incremental Term Loan Borrowing) or existing Revolving Lender (for an increase in the Total Revolving Loan Commitment) shall, within ten (10) Business Days after the Borrower have submitted their request under Section 2.17(a) or Section 2.17(b), as applicable, specify the amount of the proposed Incremental Term Loan or increase in its Revolving Loan Commitment which it is willing to offer.  To the extent the Incremental Term Loan Commitments of the existing Term Lenders or increased Revolving Loan Commitments of the existing Revolving Lenders, as applicable, are insufficient or at an earlier time agreed to by the Borrower and the Administrative Agent, the Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.17(c) (each such new Lender being a “New Lender”), which New Lender may advance all or a portion of an Incremental Term Loan Borrowing or provide all or a portion of the increase in the amount of the Total Revolving Loan Commitment.  The Administrative Agent may agree to assist the Borrower in identifying new lenders who qualify as Eligible Assignees, and if the Administrative Agent so agrees, the Borrower may pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection with such services.  The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of an increased aggregate principal amount of Incremental Term Loans among Incremental Term Lenders and New Lenders.  The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of an increased aggregate principal amount of the Total Revolving Loan Commitment among Incremental Revolving Lenders and New Lenders.

(d)          Joinder of New Lenders.  Each New Lender shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary solely to ensure that the Incremental Term Loans made by such New Lenders as part of such Incremental Term Loan Borrowings or the Revolving Loans made by such New Lender under the increased Total Revolving Loan Commitment are treated as Obligations for all purposes under the Credit Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent.  Each New Lender shall provide the documentation required by Section 2.12.

(e)          Conditions to Incremental Effective Date.  The obligation of the applicable Incremental Term Lenders and New Lenders to make an Incremental Term Loan is subject to compliance with the terms of this Section 2.17 and the satisfaction of the conditions set forth in Section 2.17(i), in each case to the reasonable satisfaction of the Administrative Agent.  The obligation of the applicable Incremental Revolving Lenders and New Lenders to increase the Total Revolving Loan Commitment is subject to compliance by the Borrower with the terms set forth in this Section 2.17 and the reasonable satisfaction of the conditions set forth in Section 2.17(i), in case to the satisfaction of the Administrative Agent.  Any increase in the Total Revolving Loan Commitment and/or Incremental Term Loan requested by Borrower shall occur on the date proposed by the Borrower if the conditions identified above are complied with (the “Incremental Effective Date”) in the principal amount equal to (i) the amount to which the Incremental Revolving Lenders are willing to commit as an increase in the Total Revolving Loan Commitment or the aggregate amount which the Incremental Term Lenders are willing to advance as an Incremental Term Loan plus (ii) the aggregate amount offered by the New Lenders with respect to the Total Revolving Loan Commitment or an Incremental Term Loan, in either case as adjusted by the Borrower and the Administrative Agent pursuant to the last sentence of Section 2.17(c).

(f)          Funding of Incremental Term Loans; Rebalancing of Revolving Loan Commitments.  On or prior to the Incremental Effective Date, with respect to any Incremental Term Loan, the Administrative Agent shall notify each applicable Incremental Term Lender and New Lender of the amount required to be funded by such Incremental Term Lender or New Lender.  On or prior to the Incremental Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Incremental Revolving Lender and New Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Revolving Lenders on the Incremental Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Revolving Lender pro rata in accordance with the Revolving Loan Commitments of the Revolving Lenders as adjusted pursuant to the last sentence of Section 2.17(c).  Each Revolving Lender which is required to reduce the amount of Revolving Loans held by it (each such Revolving Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.17(f) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims created by it), to each Incremental Revolving Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Incremental Revolving Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Incremental Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Incremental Revolving Lender, New Lender and Decreasing Lender as of the Incremental Effective Date shall be held in accordance with each such Revolving Lender’s Revolving Proportionate Share (if any) as of such date.  Such assignment and acquisition shall be effective on the Incremental Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Incremental Revolving Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent promptly after receipt in the type of funds received and to the extent practicable on the Incremental Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Revolving Lenders on the Incremental Effective Date (before giving effect to any new Revolving Loans made on such date).  Each of the Administrative Agent and the Revolving Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion.  The payments to be made in respect of the Acquired Portion shall be made by the applicable Incremental Revolving Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 12:00 p.m. on the Incremental Effective Date, such payments to be made by the applicable Incremental Revolving Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Revolving Lenders on the Incremental Effective Date.

(g)         Required Documentation.  In connection with any Incremental Term Loan Borrowing or increase the Total Revolving Loan Commitment, the Borrower shall execute and deliver such documentation relating to such Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment as the Administrative Agent may reasonably request, including new or amended Incremental Term Loan Notes or Revolving Loan Notes, any joinder agreements related to a New Lender, reaffirmations of the Guaranty executed by the Guarantors, copies of resolutions regarding any Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment certified as true and correct by a Responsible Officer of the Borrower, amendments and legal opinions.

(h)         Prepayments of Term SOFR Loans.  To the extent any of the Revolving Loans acquired by the applicable Incremental Revolving Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.17(f) above are Term SOFR Loans and the Incremental Effective Date is not the last day of an Interest Period for such Term SOFR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.13 (as if Borrower had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Incremental Effective Date).

(i)          Conditions to All Incremental Term Loans and Increases in Total Revolving Loan Commitments.  No Incremental Term Borrowing or increase in the Total Revolving Loan Commitment may be made under this Agreement unless, after giving effect to such Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment, each of the following conditions is satisfied:

(i)          The aggregate principal amount of all Incremental Term Loan Borrowings made during the term of this Agreement, together with the aggregate amount of all increases in the Total Revolving Loan Commitment pursuant to this Section 2.17 during the term of this Agreement, does not exceed $50,000,000;

(ii)         The proposed Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitments shall be equal to $5,000,000 or a multiple of $1,000,000 in excess thereof;

(iii)        The aggregate number of Incremental Term Loan Borrowings made during the term of this Agreement, together with the aggregate number of all increases in the Total Revolving Loan Commitment during the term of this Agreement, does not exceed three (3);

(iv)         The Borrower shall not have previously reduced or cancelled the Total Revolving Loan Commitment pursuant to Section 2.04(a); and

(v)          No Event of Default has occurred and is continuing or shall occur as a result of such Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment.

ARTICLE III. CONDITIONS PRECEDENT.

3.01       Initial Conditions Precedent.  The Closing Date and the obligations of the Lenders to make the Loans comprising the initial Borrowing on the Closing Date are subject to the satisfaction or waiver of the following:

(a)          Delivery of Credit Documents.  The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to the Administrative Agent:

(i)          this Agreement, duly executed by Holdings, the Initial Borrower, the Closing Date Target, each Lender and the Administrative Agent;

(ii)         a Revolving Loan Note payable to each Revolving Lender requesting a Revolving Loan Note, each duly executed by the Borrower;

(iii)         a Term Loan Note payable to each Term Lender requesting a Term Loan Note, each duly executed by the Borrower;

(iv)         a Swing Line Note payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, duly executed by the Borrower;

(iv)         the Guaranty, duly executed by the Guarantors and the Administrative Agent;

(v)          the Security Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower, the Guarantors and the Administrative Agent;

(vi)         the Intercompany Subordination Agreement, duly executed by the Loan Parties;

(vii)        a duly completed and timely delivered Notice of Loan Borrowing for Revolving Loans; and

(viii)       each other Credit Document to be executed on the Closing Date, in each case, signed on behalf of Holdings, the Borrower and the other Guarantors as of the Closing Date.

(b)          Organizational Documents of the Credit Parties.

(i)          The certificate of formation of each Credit Party, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of the State of such Credit Party’s formation;

(ii)         A certificate of the Secretary or an Assistant Secretary of each Credit Party, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the certificate of formation and operating agreement of such Credit Party as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of each Credit Party (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Credit Party of this Agreement and the other Credit Documents executed or to be executed by such Credit Party and the consummation of the transactions contemplated hereby and thereby; (C) there are no proceedings for the dissolution or liquidation of such Credit Party; and (D) the incumbency, signatures and authority of the officers of each Credit Party authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by such Credit Party; and

(iii)         Certificates of good standing (or comparable certificates) for each Credit Party, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of the State of such Credit Party’s formation.

(c)          Financial Statements.  The Lenders shall have received the Historical Financial Statements.

(d)          Collateral Documents.  Subject to the final paragraph of this Section 3.01, the Borrower shall provide to the Administrative Agent:

(i)          evidence that upon the filing of appropriate financing statements the Administrative Agent will have a valid, perfected first priority Lien on all Collateral as to which a security interest can be perfected by filing a financing statement, subject to Permitted Liens;

(ii)         Uniform Commercial Code search results from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (e)(i) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens which are expressly permitted by this Agreement to be prior or will be terminated and released on the Closing Date;

(iii)        appropriate documents for filing with the United States Patent and Trademark Office, the United States Copyright Office and all other filings necessary to perfect the security interests granted to the Administrative Agent by the Security Documents, all appropriately completed and duly executed by the Borrower;

(iv)         a Power of Attorney in the form attached to the Security Agreement, dated the Closing Date and otherwise appropriately completed, duly executed by the Borrower and notarized;

(v)          such other documents, instruments and agreements as the Administrative Agent may request to establish and perfect the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents; and

(vi)         such other evidence as the Administrative Agent may request to establish that the Liens granted to the Administrative Agent or any Lender Party in this Agreement, the Security Documents and the other Credit Documents are or upon the proper filings shall be perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(e)         Opinion.  Favorable written opinions from Loeb & Loeb LLP, special counsel for the Credit Parties, and local counsel for each jurisdiction of organization of the Credit Parties, in each case, dated the Closing Date, addressed to the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may request and otherwise in form and substance satisfactory to the Administrative Agent.

(f)          Closing Date Acquisition.

(i)          The Closing Date Acquisition shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial Borrowing on the Credit Agreement.  The Closing Date Acquisition Agreement shall not have been amended or waived in any respect, and no consent with respect thereto shall have been provided, in a manner adverse in a material respect to the Lenders (in their capacities as such) without the consent of the Lenders (such consent not to be unreasonably withheld, delayed or conditioned); provided, that (i) any change to the definition of “Material Adverse Effect” contained in the Closing Date Acquisition Agreement shall be deemed materially adverse to the Lenders and shall require the consent of the Lenders, and (ii) any reduction or increase in the aggregate purchase price shall be deemed not to be materially adverse to the Lenders so long as (x) the aggregate amount of Loans made on the Closing Date does not exceed $160,000,000 and (y) the Minimum Specified Equity Contribution is made by the investors specified in the definition thereof.

(ii)         (a) The adoption of the Closing Date Acquisition Agreement by affirmative vote of the holders of a majority of the outstanding shares of common stock of the Closing Date Target entitled to vote thereon shall have been obtained, (b) the waiting period (or any extensions thereof) applicable to the Closing Date Acquisition under the Hart-Scott-Rodino Act, in each case, relating to the Closing Date Acquisition shall have expired, been terminated or waived, and (c) no court or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of the Closing Date Acquisition Agreement any law (whether temporary, preliminary or permanent) or order that is in effect that enjoins or otherwise prohibits consummation of the Closing Date Acquisition.

(g)          Closing Date Equity Contribution.  The Closing Date Equity Contribution shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial Borrowing under any of the Senior Secured Facilities and shall be in an amount of at least the Minimum Aggregate Equity Contribution as set forth in the definition thereof, of which a portion must be comprised of the Minimum Specified Equity Contribution, and pursuant to which the Permitted Holders shall, directly or indirectly, beneficially own not less than 50.1% of the total voting equity of Holdings.

(h)          Closing Date Refinancing.  The Closing Date Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial Borrowing on the Closing Date.

(i)          Specified Representations and Specified Acquisition Agreement Representations.  (i) The Specified Representations shall be true and correct in all material respects on and as of the Closing Date and (ii) the Specified Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, unless otherwise expressly provided in the conditions to the obligations of the Initial Borrower to close the Closing Date Acquisition under the Closing Date Acquisition Agreement.

(j)          No Material Adverse Effect.  Since the date of the Closing Date Acquisition Agreement, there shall not have been or occurred any Material Adverse Effect (as defined in the Closing Date Acquisition Agreement).

(k)          Solvency Certificate.  The Administrative Agent shall have received a certificate of the chief financial officer or comparable Responsible Officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that the Loan Parties on a consolidated basis are Solvent and, after the execution and delivery of the Credit Documents and the consummation of transactions contemplated hereby and thereby, will be Solvent.

(l)          Closing Certificate.  The Administrative Agent shall have received a certificate of the chief financial officer or comparable Responsible Officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying to the matters set forth in Section 3.01(i), (j) and (p).

(m)       Fees and Expenses.  All fees and expenses payable to the Administrative Agent, the Lenders and the Lead Arrangers on or prior to the Closing Date, and all fees and expenses of counsel to the Administrative Agent invoiced through the Closing Date, in each case, shall have been so paid.

(n)         Patriot Act. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about Holdings, the Initial Borrower, the Closing Date Target and the other Guarantors required under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing at least ten (10) Business Days prior to the Closing Date. To the extent that the Initial Borrower and/or the Closing Date Borrower qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230, the Borrower shall deliver a Beneficial Ownership Certificate as required by the Beneficial Ownership Regulation in relation to the Initial Borrower and/or Closing Date Target to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(o)          Insurance.  The Administrative Agent shall have received Certificates of insurance naming the Administrative Agent as loss payee or additional insured, as required by Section 5.01(d) of this Agreement.

(p)          Specified Event of Default.  No Specified Event Default has occurred and is continuing or will result from the initial Borrowing on the Closing Date.

Notwithstanding anything in this Agreement or any other Credit Document to the contrary, to the extent any lien search, insurance endorsement or Collateral (including the creation or perfection of any security interest in any Collateral) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in the certificated equity securities, if any, of the Borrower or any Guarantor (other than Holdings) with respect to which a lien may be perfected by the delivery and possession of such certificated equity security and in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the filing of short form intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office) after the Initial Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the provision and/or perfection of any such lien search, insurance endorsement or Collateral (including the creation or perfection of any security interest in such Collateral) shall not constitute a condition precedent to the initial Borrowing on the Closing Date, but shall instead be required to be delivered after the Closing Date pursuant to arrangements and timing set forth in Section 5.01(m).

3.02       Conditions Precedent to each Credit Event.  After the Closing Date, the occurrence of each Credit Event is subject to the satisfaction of the following conditions:

(a)          The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing or Letter of Credit application, as the case may be, for such Credit Event in accordance with this Agreement; and

(b)          On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i)        The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date, or if such representation speaks as of an earlier date, as of such earlier date;

(ii)         No Default has occurred and is continuing or will result from such Credit Event; and

(iii)        No material adverse change in the business, assets, liabilities, operations, performance or condition (financial or otherwise) of the Borrower individually or the Credit Parties (taken as a whole) has occurred since December 31, 2023.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing and each Letter of Credit application shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

4.01       Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as follows and agrees that each of such representations and warranties shall be deemed to survive until full payment of the Obligations and shall apply anew to each Credit Event.

(a)         Due Incorporation, Qualification, etc.  Each Loan Party (i) is a corporation, partnership, limited liability company or other business entity duly organized, validly existing and, to the extent such concept applies to such Loan Party, in good standing under the laws of its jurisdiction of incorporation or formation, as applicable; (ii) has the organizational power and authority to own, lease and operate its Properties and carry on its business as now conducted in all material respects; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license except where the failure to be so qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b)       Authority.  The execution, delivery and performance by each Credit Party of each Credit Document executed, or to be executed, by such Credit Party and the consummation of the transactions contemplated thereby (i) are within the power of such Credit Party and (ii) have been duly authorized by all necessary actions on the part of such Credit Party.

(c)          Enforceability.  Each Credit Document executed, or to be executed, by each Credit Party has been, or will be, duly executed and delivered by such Credit Party and constitutes, or will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)         Non-Contravention.  The execution and delivery by each Credit Party of the Credit Documents executed by such Credit Party and the performance and consummation of the transactions (including the use of Loan and Letter of Credit proceeds) contemplated thereby do not (i) conflict with any Requirement of Law applicable to such Credit Party; (ii) conflict with the Organizational Documents of any Credit Party, (iii) conflict with any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Credit Party under Material Contracts; (iv) with respect to the execution and delivery of the Credit Documents by any Credit Party, result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Credit Party (except such Liens as may be created in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to this Agreement or the other Credit Documents), (v) result in a revocation, termination or other material restriction on any Licenses material to the business, operations or properties of the Credit Parties, or (vi) conflict with any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, in each case, except where such action could not reasonably be expected to have a Material Adverse Effect.

(e)          Approvals.

(i)         No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of the Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents (or any documents executed in connection therewith) executed by any Credit Party or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect and filings or recordings contemplated in connection with this Agreement or any Security Document.

(ii)         All Governmental Authorizations required for the operations of the Loan Parties have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii)      No Governmental Authorization is required for either (x) the pledge or grant by any Credit Party as applicable of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document or (y) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f)          No Violation or Default.  No Loan Party is in violation of or in default with respect to any Requirement of Law applicable to such Person (including Regulations T, U and X, the Investment Company Act and Anti-Terrorism Laws) where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

(g)          Litigation.  Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or threatened in writing against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby or any documents executed in connection therewith.

(h)          Property, Etc.

(i)          As of the Closing Date, all real property owned by the Credit Parties with a value in excess of $1,000,000 is described in Schedule 4.01(h).  The Loan Parties own and have good and marketable title, or a valid leasehold interest in, all their respective material properties and assets as reflected in the most recent Financial Statements of the Loan Parties delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective material assets and properties acquired by the Loan Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Such assets and properties are subject to no Lien, except for Permitted Liens.

(ii)         No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other written communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect.  Each Loan Party’s use and operation of its business properties are in compliance with all applicable Governmental Rules, including all applicable land use and zoning laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

(i)          Financial Statements.  The Historical Financial Statements furnished to the Administrative Agent and the Lenders pursuant to Section 3.01 and the Financial Statements delivered to the Administrative Agent pursuant to Section 5.01(a), (i) are in accordance with the books and records of Borrower (or in the case of the Historical Financial Statements, the Closing Date Target), which have been maintained in accordance with good business practice; (ii) except as indicated in the accountant’s report, have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Borrower and its Subsidiaries (or in the case of the Historical Financial Statements, the Closing Date Target and its Subsidiaries) as of the date thereof and for the period covered thereby (except in the case of quarterly unaudited Financial Statements, for the lack of footnotes and being subject to year-end audit adjustments and in the case of consolidating Financial Statements for the lack of any presentation of information other than statements of operations and balance sheet).  No Loan Party (or in the case of the Historical Financial Statements, none of the Closing Date Target or its Subsidiaries) has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the Historical Financial Statements furnished to the Administrative Agent and the Lenders pursuant to Section 3.01, or in the Financial Statements delivered to the Administrative Agent pursuant to Section 5.01(a).

(j)           Creation, Perfection and Priority of Liens; Equity Securities.

(i)         As of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party), (x) the execution and delivery of the Security Documents by the Loan Parties, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, are effective to create in favor of the Administrative Agent, as security for the Obligations or the obligations of a Guarantor under the Credit Documents (as applicable), a valid and perfected (to the extent such security interest may be perfected by the filing a Uniform Commercial Code financing statement) first priority Lien on all of the Collateral as of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party) (subject only to Permitted Liens), and (y) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.  In the case of accounts subject to a Control Agreement, when such Control Agreement has been duly executed and delivered by the Borrower or applicable Guarantor, the Administrative Agent and the applicable holder of such accounts, the Security Agreement (together with such Control Agreements) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower or Guarantor in such Collateral, as security for the Obligations or the obligations of a Guarantor under the Credit Documents (as applicable), in each case prior and superior to the Lien of any other Person, except to the extent set forth in the applicable Control Agreement.

(ii)        All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties (other than Holdings) to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of such Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment.  All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(k)          ERISA.

(i)          With respect to each Pension Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the IRC and could not reasonably be subject to a Lien under Section 430(k) of the IRC or Section 303(k) or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result material liability. Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, no such Pension Plan has any Unfunded Pension Liabilities.  Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA or similar state law.

(ii)         Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Employee Benefit Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty.  Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect.  No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit.  No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Employee Benefit Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.

(iii)        No Loan Party or ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan.

(iv)      No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(l)          Margin Stock; Other Regulations.  No Credit Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Credit Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Credit Party is represented by Margin Stock.  No proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.  No Credit Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(m)        Trademarks, Patents, Copyrights and Licenses.  The Loan Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated.  The Loan Parties each conduct their respective businesses without infringement or, to the Borrower’s knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Loan Party), except where such infringement or claim of infringement could not have a Material Adverse Effect.  There is no infringement or, to the Borrower’s knowledge, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Loan Parties, except where such infringement or claim of infringement could not have a Material Adverse Effect.

(n)         Governmental Charges.  The Loan Parties have filed or caused to be filed with the appropriate taxing authorities all material Tax Returns which are required to be filed by them.  Such material Tax Returns accurately reflected all liabilities for material Taxes of the Loan Parties for the periods covered thereby.  The Loan Parties have paid, or made provision for the payment of, all material Taxes and other Governmental Charges which have or may have become due pursuant to said Tax Returns or otherwise, except such Governmental Charges, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established.  All material Taxes which any Loan Party was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.  No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges, if any such extension is not otherwise permitted to be granted under applicable Law.

(o)          Subsidiaries, Etc.  As of the Closing Date, Schedule 4.01(o) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party.  As of the Closing Date, all of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims.

(p)          Solvency, Etc.  The Loan Parties, on a consolidated basis, are Solvent (before and after giving effect to any transactions on each date this representation is made or deemed made).

(q)         Labor Matters.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could, in each of the foregoing cases, reasonably be expected to have a Material Adverse Effect.

(r)          Accuracy of Information Furnished; Material Documents.

(i)        The Credit Documents and the other certificates, written statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto from time to time to the extent permitted by the Credit Documents and provided prior to the date this representation and warranty is made, re-made, affirmed or reaffirmed).  All projections furnished by the Loan Parties to the Administrative Agent, the Lead Arrangers and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the Historical Financial Statements described above, in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time prepared and when delivered to the Administrative Agent, it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular financial projections will be realized, and that actual results may vary materially from the projections made available in connection with the Credit Documents.  It is understood and agreed that for purposes of this Agreement and the other Credit Documents, neither the Borrower nor any other Loan Party shall have any liability under this Section 4.01(r) or any other provision of the Credit Documents requiring the delivery of Confidential Information to any “public-side” Lender who does not wish to receive Confidential Information solely by virtue of such Lender’s electing to be treated as a “public-side” Lender.

(ii)         The copies of the Organizational Documents which have been certified to the Administrative Agent on the Closing Date are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date.

(iii)        Schedule 4.01(r)(iii) (as supplemented by the Borrower in each quarterly Compliance Certificate) sets forth the Material Contracts existing as of the Closing Date or as of the date of delivery of any such supplement.

(iv)        As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.

(s)          Brokerage Commissions.  No Loan Party is obligated to pay any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party.  No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by any Loan Party, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, attorney’s fees incurred by the Administrative Agent and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(t)          Policies of Insurance.  Schedule 4.01(t) sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the Closing Date.  Such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the Closing Date to keep unimpaired its rights thereunder.

(u)          Sanctions, Anti-Terrorism and Anti-Corruption.

(i)         Each Covered Entity is in compliance, in all respects, with the Anti-Terrorism Laws.  Each Covered Entity and their respective directors and officers, and to the knowledge of Holdings, the employees and agents of the Loan Parties are in compliance with Anti-Corruption Laws and all applicable Sanctions in all respects. Each Covered Entity has implemented and maintains in effect and enforces policies and procedures designed to promote and achieve compliance by it, and their respective directors, officers, employees and agents, with Anti-Corruption Laws and Anti-Terrorism Laws, including the requirement that (x) no Person who owns any direct or indirect interest in such Covered Entity is a Sanctioned Person and (y) funds invested directly or indirectly in such Covered Entity are derived from legal sources, and applicable Sanctions.  None of the Covered Entities, nor their respective directors, officers, or to the Covered Entities’ knowledge, employees or agents, is (A) a Sanctioned Person, or (B) in violation of Sanctions.

(ii)         No Covered Entity or their directors and officers or, to the knowledge of Holdings, employees and agents of the Loan Parties has taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage or otherwise in violation of Anti-Corruption Laws. No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will (A) be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including Anti-Corruption Laws or (B) be used to violate any Anti-Terrorism Law.

(v)          No Material Adverse Effect.  Since December 31, 2023, there has been no Material Adverse Effect.

(w)         Affected Financial Institution.  No Loan Party is an Affected Financial Institution.

(x)         Plan Assets; Prohibited Transactions.  No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the IRC) subject to Section 4975 of the IRC, and neither the execution of this Agreement nor any Loan or L/C Credit Extensions give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the IRC. No Loan Party is subject to any Law substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the IRC.

4.02       Reaffirmation.  The Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article IV on and as of the date of each Credit Event, except for representations and warranties expressly made as of a specified date, which shall be true as of such date.

ARTICLE V. COVENANTS.

5.01      Affirmative Covenants.  Until (i) the Commitments have been terminated, and (ii) all Obligations (other than contingent indemnification obligations) have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations, Holdings and the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing.

(a)          Financial Statements, Reports, etc.  The Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) the following, each in such form and such detail as the Administrative Agent shall request:

(i)          as soon as available and in no event later than forty-five (45) days (or for the fourth fiscal quarter of each fiscal year, sixty (60) days) after the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2024), copies of the Financial Statements of Borrower and its Subsidiaries (prepared on a consolidated basis) for such fiscal quarter and for the fiscal year to date, which Financial Statements shall be accompanied by a management discussion and analysis from management of Borrower, certified by the president, chief executive officer, chief operating officer or chief financial officer of Borrower to present fairly in all material respects the financial condition, results of operations, cash flows and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(ii)         as soon as available and in no event later than one hundred twenty (120) days (or, for the fiscal year ending December 31, 2024, one hundred fifty (150) days) after the close of each fiscal year (commencing with the fiscal year ending December 31, 2024), copies of the consolidated and consolidating Financial Statements of the Borrower and its Subsidiaries for such year, audited (as to the consolidated Financial Statements) and prepared, but unaudited as to consolidating statement of operations and balance sheet, by an independent certified public accountants of recognized national standing or otherwise reasonably acceptable to Administrative Agent, which Financial Statements shall be accompanied by a management discussion and analysis from management of Borrower and copies of the unqualified opinion of such accountants and, to the extent delivered to a Loan Party, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;

(iii)       simultaneously with the Financial Statements for each fiscal quarter and each fiscal year end required by the foregoing clauses (i) (except with respect to the fourth fiscal quarter of each fiscal year) and (ii), a compliance certificate of the president, chief executive officer, chief operating officer or chief financial officer of the Borrower in substantially the form of Exhibit I (a “Compliance Certificate”), which in the case of the Compliance Certificate delivered for the fiscal quarter ending March 31, 2025, shall include a description of any Closing Date Capital Leases remaining outstanding as of such date;

(iv)       as soon as available, and in any event not later than ninety (90) days after the commencement of each fiscal year (commencing with the 2025 fiscal year), the budget and projected financial statements of the Borrower and its Subsidiaries for such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower and its Subsidiaries, all in reasonable detail and in any event to include projected Capital Expenditures and quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement;

(v)         as soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) with respect to a Pension Plan, (I) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the IRC or (II) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard, (C) any actual or threatened in writing litigation, suits, claims, disputes or investigations against any Loan Party involving stated claims against any Loan Party in excess of $5,000,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (D) any other Material Adverse Effect, including (I) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party; (II) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party, including pursuant to any applicable Environmental Laws; or (E) any Default or default under any Subordinated Obligations, a statement of a Responsible Officer of the Borrower setting forth details of such event, condition, Default or default and the action which the Borrower or other applicable Loan Party proposes to take with respect thereto.  Each notice pursuant to this Section 5.01(a)(vi) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached and set forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(vi)        subject to Section 5.02(d)(ii), promptly and in no event later than ten (10) Business Days after the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of the Borrower, a Domestic Subsidiary or a First-Tier Foreign Subsidiary, written notice of such event;

(vii)      as soon as possible and in no event later than five (5) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged in writing or threatened in writing material violation of any Environmental Law, or any material Environmental Liability of a Loan Party;

(viii)      as soon as possible and in no event later than fifteen (15) Business Days after any Loan Party knows of the termination of a Material Contract (other than expiry in accordance with the terms of such Material Contract), notice of such event that identifies the applicable Material Contract and describes the circumstances related to such termination;

(ix)          promptly and in no event later than ten (10) Business Days after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(x)         the Borrower shall, promptly and in no event later than five (5) Business Days after any such change or request, as applicable, (A) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the applicable Loan Party qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the applicable Loan Party ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (B) if reasonably requested by the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation;

(xi)      promptly after the reasonable request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xii)      such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender may from time to time reasonably request.

(b)          Books and Records.  The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)        Inspections.  Once each year (or more frequently if an Event of Default has occurred and is continuing), the Loan Parties shall permit the Administrative Agent and each Lender accompanying the Administrative Agent, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Loan Parties, to examine and analyze the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and, provided that the Borrower shall be afforded the opportunity to be present at any such meetings, to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent may request, all at the Borrower’s reasonable expense; provided that (i) the Loan Parties shall not be required to disclose information subject to attorney client privilege, third-party confidentiality, or non-financial proprietary information and trade secrets and (ii) the Borrower shall be responsible for the reasonable expenses related thereto.

(d)          Insurance.  The Loan Parties shall:

(i)          (A) carry and maintain insurance during the term of this Agreement of the types and in the amounts determined by the Loan Parties in accordance with their respective prudent business judgment (and otherwise reasonably satisfactory to the Administrative Agent including the issuer and provider of such insurance), and the Borrower shall deliver evidence of insurance complying with the requirements of this Section 5.01(d), in each case for the business and properties of the Loan Parties and that such policies state that such insurance shall not be cancelled or revised in any material manner without 30 days (or 10 days in the case of cancellation for non-payment) prior written notice by the insurer to the Administrative Agent, and (B) annually, upon the expiration of current insurance coverage, the Borrower shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent;

(ii)          furnish to any Lender, upon written request, full information as to the insurance carried; and

(iii)        in the case of the insurance maintained by Holdings, the Borrower and any Domestic Subsidiaries, obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form 438BFU or equivalent) naming the Administrative Agent as additional insured and the Administrative Agent as lender’s loss payee and including lender’s loss payable endorsements, and each provider of any such insurance must agree, by endorsement upon each policy issued by it or by independent instruments furnished to the Administrative Agent, to give the Administrative Agent 30 days’ (or 10 days’ in the case of cancellation for non-payment) prior written notice before such policy is cancelled; provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e)        Governmental Charges.  Each Loan Party shall promptly pay and discharge when due all Taxes and other Governmental Charges, except such Taxes, Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.

(f)          Use of Proceeds.

(i)          The Borrower shall use the proceeds of the Revolving Loans (i) on the Closing Date (1) to finance a portion of the Closing Date Acquisition pursuant to the terms of the Closing Date Acquisition Agreement, (2) to finance a portion of the Closing Date Refinancing, and (3) to fund Closing Date Transaction Costs and expenses arising from the Closing Date Transactions; provided, that the amount of Revolving Loans funded on the Closing Date shall not exceed $35,000,000, and (ii) after the Closing Date, to finance working capital needs and other general corporate purposes of the Loan Parties and for any other purpose not prohibited by the terms of the Credit Documents.

(ii)         The Borrower shall use the proceeds of the Closing Date Term Loans (1) to finance a portion of the Closing Date Acquisition pursuant to the terms of the Closing Date Acquisition Agreement, (2) to finance a portion of the Closing Date Refinancing, and (3) to fund Closing Date Transaction Costs and expenses arising from the Closing Date Transactions.

(g)         General Business Operations.  Each of the Loan Parties shall, except to the extent permitted under Section 5.02(d), (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, Licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all material Requirements of Law and material Contractual Obligations applicable to such Person, (iii) keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, Licenses, leases, franchise agreements and franchise registrations that the Loan Parties in their respective reasonable business judgment have determined are necessary for the conduct of their respective businesses and (v) conduct its business in an orderly manner without voluntary interruption.  No Loan Party shall change its jurisdiction of formation.

(h)        Compliance with Laws.  Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws and ERISA, Anti-Terrorism Laws and Anti-Corruption Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except as otherwise specifically set forth herein with respect to Anti-Terrorism Laws and Anti-Corruption Laws) and the inventory produced or manufactured, if any, by each domestic Loan Party shall comply with the Fair Labor Standards Act.

(i)         New Subsidiaries.  The Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days (as such time period may be extended by the Administrative Agent), after the capitalization of or as of the date of the acquisition of any Subsidiary by any Credit Party or the creation of any Subsidiary pursuant to a Plan of Division, or any Immaterial Subsidiary ceases to be an Immaterial Subsidiary, or, within thirty (30) days (as such time period may be extended by the Administrative Agent), after any Foreign Subsidiary becomes a Material Foreign Subsidiary, (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii) or Section 5.02(d)(ii)), (B) if such Subsidiary is a Domestic Subsidiary (other than any Excluded Subsidiary), cause such Domestic Subsidiary to execute and deliver or otherwise become a party to the Guaranty, the Security Agreement and each other applicable Security Document, in each case in accordance with the terms thereof, and amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (1) 100% of the Equity Securities of each such Person which becomes a Domestic Subsidiary and (2) 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) and 65% (or such lesser percentage as is owned by the Borrower or a Guarantor) of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of each such Person which becomes a Foreign Subsidiary (if (and only if) (x) such Foreign Subsidiary is a Material Foreign Subsidiary and (y) the Administrative Agent has so requested from the Borrower, then the applicable Equity Securities of such Foreign Subsidiary shall be pledged pursuant to a pledge agreement (or foreign equivalent thereof) governed by the laws of the jurisdiction of formation of such Foreign Subsidiary in form and substance reasonably acceptable to the Administrative Agent) and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (C) deliver (or cause the appropriate Person to deliver) to the Administrative Agent all stock certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s first priority Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States), (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each new Domestic Subsidiary) required by law or reasonably requested by the Administrative Agent or the Required Lenders to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a valid, legal and perfected first-priority security interest in and Lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent, (E) deliver (or cause the appropriate Person to deliver) the Organizational Documents, certificates, resolutions and other documents that would have been required of such Subsidiary if such Subsidiary had been a Guarantor on the Closing Date and (F) if requested by the Administrative Agent, deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Guarantor, the pledge of the Equity Securities of each Subsidiary, and the other matters set forth in this Section 5.01(i).  In addition, the Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days (as such time period may be extended by the Administrative Agent), after the formation of or as of the date of the acquisition of any Subsidiary by any Loan Party cause such Subsidiary to become a party to the Intercompany Subordination Agreement in accordance with the terms thereof.  Notwithstanding the foregoing, the Loan Parties shall not be required to provide the Administrative Agent or the Lenders with any Excluded Foreign Credit Support.

(j)          Accounts.

(i)         Subject to Section 5.01(a)(i), the Credit Parties shall execute and deliver to the Administrative Agent Control Agreements in form and substance reasonably acceptable to the Administrative Agent with respect to each account of the Credit Parties (other than any Excluded Account) with any bank, savings association, financial institution, securities intermediary or similar financial intermediary within ten (10) Business Days after opening such account or within ten (10) Business Days of such account ceasing to be an Excluded Account; provided, that, unless requested by the Administrative Agent, no Control Agreement shall be required with accounts held at U.S. Bank (and, upon such request, the applicable Credit Party shall execute and deliver to the Administrative Agent Control Agreements in form and substance reasonably acceptable to the Administrative Agent with respect to each such account within 30 days after the date of such request).

(ii)         Each Credit Party shall maintain its primary depository and operating accounts with U.S. Bank and/or BMO.

(k)         Required Swaps. Within thirty (30) days after the Closing Date (as such deadline may be extended by the Administrative Agent in its sole discretion), the Borrower will execute Rate Contracts for and maintain one or more Swaps with one or more financial institutions acceptable to the Administrative Agent in its reasonable discretion, hedging the floating interest rate risk for at least 50% of the outstanding principal amount due on the Closing Date Term Loans, for a term no less than the term of the Closing Date Term Loans.

(l)          Anti-Money Laundering Compliance.  Holdings and the Borrower will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with anti-money laundering laws and regulations.

(m)        Post-Closing Covenant. Holdings and the Borrower will, and will cause each Subsidiary to, deliver or to cause to be delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.01(m) on or before the dates specified with respect to such items, or such later dates as may be agreed by Administrative Agent in its reasonable discretion.

5.02      Negative Covenants.  Until (i) the Commitments have been terminated, and (ii) all Obligations (other than contingent indemnification obligations) have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations, (i) the Borrower will comply, and will cause compliance by the other Loan Parties other than Holdings, with the following negative covenants, and (ii) Holdings will comply with Section 5.02(q), unless, in each case of clauses (i) and (ii), the Required Lenders shall otherwise consent in writing.

(a)          Indebtedness.  None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(i)          Indebtedness of the Loan Parties under the Credit Documents and any documents related to any Lender Bank Products;

(ii)     Indebtedness (excluding purchase money Indebtedness and Capital Lease obligations) of the Loan Parties listed in Schedule 5.02(a) and existing on the Closing Date and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this Section 5.02(a)(ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments utilized thereunder and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions), taken as a whole, are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;

(iii)     Indebtedness of the Loan Parties under (x) Lender Rate Contracts and (y) other Rate Contracts entered into in the ordinary course of business with respect to Indebtedness permitted by the other provisions of this Section 5.02(a), including, without limitation, pursuant to Section 5.01(k); provided that (A) all such Lender Rate Contracts and other Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation and (B) the aggregate notional principal amount under all such Rate Contracts does not exceed the principal amount of the Indebtedness to which such Rate Contracts relate;

(iv)      Indebtedness of the Borrower or any Subsidiary of the Borrower incurred to finance the acquisition of any fixed or capital assets (whether or not constituting purchase money indebtedness), including Capital Lease obligations (including any outstanding Closing Date Capital Leases) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that (A) such Indebtedness is incurred prior to or within 365 days after such acquisition and (B) the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $45,000,000 at any one time outstanding;

(v)        secured or unsecured Indebtedness of Foreign Subsidiaries (for the avoidance of doubt, excluding intercompany debt), in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that an additional $8,000,000 of Indebtedness may be incurred by any Specified Entity if such Indebtedness is secured solely by cash and Cash Equivalents in China;

(vi)      Indebtedness assumed in connection with any Permitted Acquisition, so long as such Indebtedness was not incurred by the Acquired Person in connection with, or in anticipation or contemplation of, such person becoming a Loan Party or such acquisition and which Indebtedness is without recourse to any Loan Party or to any of their respective properties or assets other than the Person (or its successors) or the assets to which such Indebtedness related prior to the time such person became a Subsidiary or the time of such acquisition; provided, that, (A) no Default has occurred and is continuing on the date of, or will result after giving effect to, any such Permitted Acquisition and assumption of Indebtedness (actually and on a pro forma basis) and (B) both immediately before and after giving effect to such Permitted Acquisition and assumption of Indebtedness, the Total Net Leverage Ratio on a pro forma basis shall be no greater than the maximum ratio permitted under Section 5.03(a) (provided that the Total Net Leverage Ratio as of the effective date of such acquisition is calculated on a pro forma basis by using (1) Consolidated Adjusted EBITDA for the most recently ended Test Period of Borrower, and (2) Funded Indebtedness as of the last day of the most recently ended fiscal quarter of the Borrower for which Financial Statements have been delivered hereunder, minus any repayments of such Indebtedness made since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such acquisition), plus any additional Indebtedness incurred by the Loan Parties since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such Permitted Acquisition and assumption of Indebtedness)), and (C) both immediately before and after giving effect to such Permitted Acquisition and assumption of Indebtedness, the Fixed Charge Coverage Ratio on a pro forma basis would be no less than the minimum ratio required under Section 5.03(b);

(vii)    Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));

(viii)    Indebtedness in the form of Earn-Outs payable in connection with any Permitted Acquisition, which Indebtedness shall be subject to subordination terms reasonably acceptable to the Administrative Agent;

(ix)      Guaranty Obligations and other Contingent Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(x)      Indebtedness owing to any other Loan Parties, subject to the terms of the Intercompany Subordination Agreement; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);

(xi)       Indebtedness consisting of endorsement of instruments or other payment items for deposit;

(xii)    Indebtedness incurred in respect of credit cards, credit processing services, debit cards, stored value cards (including so-called “procurement cards” or “P-cards”), or cash management services, in each case, incurred in the ordinary course of business; provided that such Indebtedness shall be unsecured except for Liens permitted by Section 5.02(b)(xiii);

(xiii)  Guaranty Obligations (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligation otherwise permitted hereunder incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(xiv)     Indebtedness composing Investments permitted by Section 5.02(e);

(xv)      [**];

(xvi)     [**]; and

(xvii)    Other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

(b)         Liens.  No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its Property (excluding Margin Stock), whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)       Liens in favor of the Administrative Agent or any Lender securing the Obligations and Negative Pledges under the Credit Documents;

(ii)      Liens listed in Schedule 5.02(b) and existing on the Closing Date and any extension, renewal or replacement Liens (covering the same or a lesser scope of Property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii); provided that any extension, renewal or replacement Lien (A) is limited to the Property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and (C) has material terms (taken as a whole) no less favorable to the Lenders than the Indebtedness secured by the existing Lien;

(iii)      Liens incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases (including any outstanding Closing Date Capital Leases) permitted under Section 5.02(a)(iv), and Negative Pledges incurred therewith with respect to such property;

(iv)      Liens for Taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(v)      statutory Liens, possessory liens of carriers and warehousemen, materialmen Liens, mechanic’s Liens and landlord Liens, in each case arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no Property of any Loan Party is subject to a material impending risk of loss or forfeiture;

(vi)      Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(vii)      [**];

(viii)    leases or subleases and licenses or sublicenses granted to others (in the ordinary course of business) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;

(ix)      easements, rights-of-way, utility access, zoning or other restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(x)       deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

(xi)      bankers liens and rights of setoff or offset with respect to customary depository arrangements entered into in the ordinary course of business;

(xii)     Liens arising (A) by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party and (B) in connection with judgments, orders, decrees or awards not giving rise to an Event of Default hereunder or securing an appeal or other surety bond related to any such judgment;

(xiii)   Liens in favor of credit card processors (“Credit Card Processors”) pursuant to the agreements with such parties, consisting of (a) Deposit Accounts into which such Credit Card Processor makes payments and any reserve Deposit Account required to be established by such Credit Card Processor, (b) the transactions executed pursuant to the merchant services agreement with such Credit Card Processor and the proceeds thereof; (c) the rights of the applicable Person under such merchant services agreement, and (d) other assets in the possession of such Credit Card Processor, provided, that (x) obligations secured by such Liens are incurred by such Persons in the ordinary course of business for credit card processing services and not in connection with the borrowing of money, (y) such Liens only secure amounts not past due (except to the extent such amounts are being diligently disputed in good faith and the applicable Credit Card Processor has not exercised any of its rights with respect to the collateral for its obligations, and (z) all Deposit Accounts subject to Liens in favor of the Credit Card Processors are subject to Control Agreements unless any such Deposit Account is permitted to remain without a Control Agreement pursuant to this Agreement or such Deposit Account is not owned by a Credit Party;

(xiv)    any Lien relating to Indebtedness permitted under Section 5.02(a)(vi); provided that:  (x) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming a Loan Party as otherwise permitted hereunder, as the case may be; (y) such Lien shall not apply to any other property or assets of any other Loan Party; and (z) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition or the date such Person becomes a Loan Party, as the case may be;

(xv)   Liens on property of a Foreign Subsidiary securing Indebtedness of the Foreign Subsidiary permitted under Section 5.02(a)(v);

(xvi)   in the case of any non-wholly owned Subsidiary of a Loan Party or any joint venture, any customary put and call arrangements or restrictions on disposition related to its Equity Securities set forth in its organizational documents or any related joint venture or similar agreement;

(xvii)   Liens solely on any cash earnest money deposits made by Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(xviii)  (A) any interest of a lessor under any lease that does not constitute Indebtedness and (B) any precautionary Uniform Commercial Code financing statement filed regarding any such lease permitted under this Agreement; and

(xix)    other Liens (other than any Lien imposed by ERISA) which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000;

provided, however, that the foregoing exceptions shall not permit any Lien on any Equity Securities issued by any Loan Party, except for Liens in favor of the Administrative Agent securing the Obligations (or any guaranty thereof).

(c)        Asset Dispositions.  No Loan Party shall, directly or indirectly, sell, lease, convey, transfer, allocate pursuant to a Plan of Division or otherwise dispose of any of its Property (via a Sale and Leaseback or otherwise), whether now owned or hereafter acquired, except for the following:

(i)         sales by the Loan Parties of inventory and equipment in the ordinary course of their businesses;

(ii)      sales by the Loan Parties of damaged, worn-out, used, obsolete or surplus equipment in the ordinary course of their businesses for not less than Fair Market Value;

(iii)     sales or other dispositions by any Loan Party of Investments permitted by Section 5.02(e)(ii) for not less than Fair Market Value; provided that no Default shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;

(iv)      (x) sales, (y) except in the case of the Borrower under clause (A) below, allocations pursuant to a Plan of Division or (z) other dispositions of assets and property (A) by the Borrower to any Guarantor, (B) by any Guarantor to the Borrower, (C) by any Guarantor to another Guarantor, (D) by any Loan Party that is not a Credit Party (other than a Pledged Foreign Subsidiary) to any other Loan Party, and (E) by any Pledged Foreign Subsidiary to any Credit Party or any other Pledged Foreign Subsidiary;

(v)      so long as no Default shall have occurred and be continuing, the Loan Parties may sell Property (including Equity Securities of any Subsidiary (other than the Specified Entities)) if (I) the Loan Parties receive consideration at the time of the asset sale at least equal to the Fair Market Value of the assets or Equity Securities issued or sold or otherwise disposed of, and at least 75% of the consideration received in the assets or Equity Securities sold by the Loan Parties is in the form of cash or Cash Equivalents, provided that all such amounts are applied in accordance with Section 2.06(c), or (II) such asset sale is in respect of equipment in connection with Sale and Leasebacks, provided that the proceeds of any such Sale and Leaseback shall be entirely in cash and shall not be less than 100% of the Fair Market Value of the equipment being sold (determined in good faith by the Borrower);

(vi)      the leasing or subleasing of assets in the ordinary course of business not materially interfering with the conduct of the business of the Loan Parties taken as a whole;

(vii)     the sale or discount, in each case without recourse and forgiveness, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(viii)   the lapse of registered patents, trademarks, and other intellectual property of any Loan Party to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders;

(ix)     the contemporaneous exchange of equipment traded for credit towards new equipment so long as such transaction is otherwise permitted by the terms of this Agreement;

(x)      any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by the exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(xi)     the unwinding of any Rate Contract so long as the termination of such Rate Contract does not result in an Event of Default;

(xii)      any disposition of Investments in Cash Equivalents in an arms-length transaction with a third party for fair market value;

(xiii)    dispositions of the Equity Securities of any Specified Entity held by any Loan Party or all or substantially all of the assets of any Specified Entity, in each case, so long as (i) such disposition is made in an arm’s length transaction at fair market value, (ii) at the time of such disposition, such Specified Entity is not a Material Foreign Subsidiary, (iii) no Default shall have occurred and be continuing, (iv) the Net Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.06(c)(iii) and (v) in the case of an asset disposition, such Specified Entity is promptly merged or consolidated with and into, or dissolved or liquidated into, a Loan Party in a transaction permitted under Section 5.02(d)(i);

(xiv)     transfers permitted by Sections 5.02(b), 5.02(d), 5.02(e), and 5.02(f);

(xv)      [**];

(xvi)    dispositions of assets (other than accounts, intellectual property, licenses, Equity Securities of Loan Parties) not otherwise permitted in clauses (i) through (xv) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date would not exceed $2,500,000.

(d)         Mergers, Acquisitions, Etc.  No Loan Party shall reorganize, recapitalize or consolidate with or merge into any other Person or permit any other Person to merge into it, or liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve, or acquire any Person as a new Subsidiary or acquire all or substantially all of the assets, or any identifiable business unit or division, of any other Person, or divide into two or more Persons pursuant to a Plan of Division, except for the following:

(i)        (x) the Borrower and the other Loan Parties may merge or consolidate with and into, or be dissolved or liquidated into, each other; provided that (A) no Default shall have occurred and be continuing or would result after giving effect to any such transaction, (B) the Borrower and Holdings may not merge or consolidate with and into, or be dissolved or liquidated into, each other, (C) in any such transaction involving the Borrower, the Borrower is the surviving Person, (D) in any such transaction involving Holdings, Holdings is the surviving Person, and (E) in any such transaction involving a Guarantor and another Loan Party (other than the Borrower or Holdings), a Guarantor is the surviving Person, and (y) any Subsidiary may be divided into two or more Persons pursuant to a Plan of Division (provided that each Person into which such Subsidiary is divided shall already be or become a Guarantor to the extent required by Section 5.01(i) and the Borrower shall comply with Section 5.01(i) in connection therewith);

(ii)      Acquisitions by a Loan Party of all or substantially all the assets of, or all the Equity Securities of, a Person or an identifiable business unit or a division or line of business of any other Person (in each case, the “Proposed Target”); provided that:

(A)      no Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);

(B)          the Proposed Target is in the same, similar or related line of business in which the Loan Parties are engaged as of the Closing Date;

(C)         the acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis);

(D)        the acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable Governmental Rules;

(E)        both immediately before and after giving effect to such acquisition, the Total Net Leverage Ratio on a pro forma basis shall be no greater than the maximum ratio permitted under Section 5.03(a) (provided that the Total Net Leverage Ratio as of the effective date of such acquisition is calculated on a pro forma basis by using (1) Consolidated Adjusted EBITDA for the most recently ended Test Period of Borrower, and (2) Funded Indebtedness as of the last day of the most recently ended fiscal quarter of the Borrower for which Financial Statements have been delivered hereunder, minus any repayments of such Indebtedness made since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such acquisition), plus any additional Indebtedness incurred by the Loan Parties since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such acquisition)), and the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance with this condition;

(F)         in the case of an acquisition of assets, the Administrative Agent shall hold a perfected, first priority security interest in and Lien on all of the assets directly or indirectly acquired by a Credit Party in such transaction (including but not limited to the assets owned by the Proposed Target), subject to any Liens that would otherwise constitute Permitted Liens,

(G)        in the case of an acquisition of all the Equity Securities of a Person, if such Proposed Target remains a separate Subsidiary, all action required of such Subsidiary and of the Loan Parties under Section 5.01(i) shall be completed by the time(s) specified in Section 5.01(i);

(H)      if the consideration to be delivered in connection with the proposed acquisition includes any deferred consideration payable to any seller, such as payment under a seller note, Earn-Outs, or extraordinary payments under consulting, employment or lease agreements with such seller or its Affiliates, such deferred consideration shall in all cases be expressly subordinated to payment of the Obligations pursuant to a Seller Subordinated Note or a subordination agreement substantially in the form of Exhibit O (or an agreement containing substantially similar terms);

(I)          the aggregate consideration paid (other than with the proceeds of equity) by the Loan Parties for any Permitted Acquisitions in any year shall not exceed (i) $7,500,000, if at the time of such Permitted Acquisition, the Total Net Leverage Ratio, calculated on a pro forma basis would be greater than 2.50:1.00 or (ii) $10,000,000, if at the time of such Permitted Acquisition, the Total Net Leverage Ratio, calculated on a pro forma basis would be less than or equal to 2.50:1.00; and

(J)         the Borrower shall deliver to the Administrative Agent a copy of any quality of earnings report (if any) received by the Borrower in connection with any Permitted Acquisition and a copy of the draft purchase agreement, in each case, at least five (5) days prior to the consummation of such Permitted Acquisition (or such later time as the Administrative Agent may reasonably agree).

(e)          Investments.  None of the Loan Parties shall make any Investment except for Investments in the following:

(i)      Investments by the Credit Parties in deposit accounts, securities accounts or commodity accounts, cash and Cash Equivalents, provided that any such Investments of any Credit Party are, to the extent required by Section 5.02(p) below, subject to a Control Agreement;

(ii)        Investments listed in Schedule 5.02(e) existing on the Closing Date;

(iii)      Investments by the Loan Parties in any other Loan Party (other than Holdings); provided that (a) no such Investment may be made when an Event of Default described in Section 6.01(a), (f) or (g) has occurred and is continuing, (b) if such Investment constitutes Indebtedness, it shall be evidenced by one or more Pledged Intercompany Notes, which shall be subject to a first priority perfected security interest in favor of the Administrative Agent and in the Administrative Agent’s possession to the extent required by the Security Documents, (c) the aggregate amount of Investments made in any fiscal year by the Loan Parties in any Loan Party (other than the Specified Entity) that is not a Credit Party shall not exceed $10,000,000 and (d) no such Investment may be made in any Specified Entity;

(iv)      Investments consisting of loans or advances to employees, officers and directors of the Loan Parties (x) for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (y) consisting of pay-day advances made in the ordinary course of business and (z) otherwise, in an aggregate principal amount which shall not exceed $2,500,000 in any fiscal year;

(v)       extensions of trade credit to customers of the Loan Parties or Investments arising from transactions by any Loan Party with customers and suppliers, in each case, in the ordinary course of business;

(vi)      Investments received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Loan party or the settlement of a bona fide dispute with another Person or as security for such Indebtedness or claims;

(vii)    Investments permitted by Section 5.02(d), and Guaranty Obligations in respect thereof so long as such Guaranty Obligations are with respect to obligations of a Loan Party purchaser under the applicable purchase agreement for a Permitted Acquisition and not for obligations constituting Indebtedness;

(viii)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(ix)       advances made in connection with purchases of goods or services in the ordinary course of business;

(x)       the formation of any direct or indirect Subsidiary so long as the requirements of Section 5.01(i) are met, for the avoidance of doubt, all subject to Section 5.02(e)(iii);

(xi)       Investments made for the benefit of employees of any Loan Party for the purposes of deferred compensation;

(xii)    Investments that constitute Indebtedness permitted by Section 5.02(a), for the avoidance of doubt, in the case of Investments by the Loan Parties in each other, all subject to Section 5.02(e)(iii);

(xiii)   Investments consisting of repayments or other acquisitions of Indebtedness of any Loan Party that are expressly permitted by Section 5.02(h); and

(xiv)    Other Investments not exceeding $15,000,000 in the aggregate in any fiscal year (with no carryover to  succeeding years);

For purposes of this Section 5.02(e), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (including any write-downs or write-offs thereof) but giving effect to any cash returns or cash distributions received by such Person with respect thereto in an amount not to exceed the original amount of such Investment.

(f)         Restricted Payments.  No Loan Party shall make any Restricted Payment or set apart any sum for any such purpose except as follows:

(i)      any Subsidiary may make Restricted Payments on its Equity Securities to Holdings or any intervening Subsidiary; provided that any Subsidiary that is a Credit Party may only make Restricted Payments to another Credit Party (other than Holdings);

(ii)       Holdings may declare and make other Restricted Payments with respect to its Equity Securities payable solely in shares of Equity Securities (other than Disqualified Securities);

(iii)      the Credit Parties may make Restricted Payments so long as: (A) no Default would exist after giving effect to any such Restricted Payment, (B) the Total Net Leverage Ratio on a pro forma basis would be no greater than the maximum ratio permitted under Section 5.03(a) after giving effect to such Restricted Payment (provided that the Total Net Leverage Ratio as of such day is calculated on a pro forma basis by using (1) Consolidated Adjusted EBITDA for the most recently ended Test Period of Borrower and (2) Funded Indebtedness as of the last day of the most recently ended fiscal quarter of the Borrower for which Financial Statements have been delivered hereunder, minus any repayments of such Indebtedness made since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such Restricted Payment), plus any additional Indebtedness incurred by the Loan Parties since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such Restricted Payment)), (C) the Fixed Charge Coverage Ratio on a pro forma basis would be no less than the minimum ratio required under Section 5.03(b) after giving effect to such Restricted Payment, and (D) the aggregate amount of all such Restricted Payments under this Section 5.02(f)(iii) shall not exceed in any fiscal year (i) $4,000,000, if at the time of such Restricted Payment, the Total Net Leverage Ratio, calculated on a pro forma basis would be greater than 3.00:1.00 or (ii) $10,000,000, if at the time of such Restricted Payment, the Total Net Leverage Ratio, calculated on a pro forma basis would be less than or equal to 3.00:1.00.

(g)         Change in Business.  No Loan Party shall engage, either directly or indirectly through Affiliates, in any business different from the business of the Loan Parties as of the Closing Date, any reasonable extensions thereof and any business reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for any such business except for transactions permitted by Section 5.02(d) and Section 5.02(e).

(h)          Payments of Subordinated Obligations.  No Loan Party shall:

(i)        pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except the Loan Parties may make required payments with respect to Earn-Outs so long as no Event of Default has occurred and is then continuing), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations (except the Loan Parties may make required payments with respect to Earn-Outs so long as no Event of Default has occurred and is then continuing); or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations, except, in each case, to the extent permitted by the subordination and similar terms governing such Subordinated Obligations; or

(ii)      directly or indirectly, supplement, modify, amend, restate, extend or otherwise change the terms of any document, instrument or agreement evidencing or governing any Subordinated Obligations except, in each case, to the extent permitted by the subordination and similar terms governing such Subordinated Obligations.

(i)          ERISA.

(i)        No Loan Party or any ERISA Affiliate shall (A) adopt or institute any Employee Benefit Plan  or begin contributing to, or incur any obligation to contribute to, any Multiemployer Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA or any similar applicable state law; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC.

(ii)       No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan.

(j)          Transactions With Affiliates.  No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate, irrespective of whether in the ordinary course of business, other than (1) on fair and reasonable terms substantially as favorable to the Borrower or other Loan Party as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (2) employment arrangements, indemnification and fee arrangements with officers and directors and other employment and related transactions approved by the board of directors (or similar governing body) of such Loan Party or (3) transactions pursuant to agreement in existence on the Closing Date and set forth on Schedule 5.02(j) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect; provided that the foregoing limitation shall not apply to transactions by and among or in favor of the Credit Parties that are permitted by this Agreement (including under Section 5.02(a), Section 5.02(b), Section 5.02(c) and Section 5.02(e)).

(k)       Accounting Changes.  No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices or principles except as required by GAAP.

(l)        Amendment of Organizational Documents and Closing Date Acquisition Agreement.  No Loan Party shall agree to amend, modify, supplement or replace any Organizational Document or the Closing Date Acquisition Agreement, in each case, in a manner which could reasonably be expected to materially and adversely affect the interests of the Administrative Agent or the Lenders.

(m)      Restrictive Agreements.  No Loan Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) make Restricted Payments on its capital stock or any other interest or participation in its profits owned by the Borrower or any Guarantor, or pay any Indebtedness owed to the Borrower or any Guarantor, (b) make loans or advances to the Borrower or any Guarantor or (c) transfer any of its properties or assets to the Borrower or any Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 5.02(a)(iv), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 5.02(a)(ix) or Section 5.02(a)(xvi), (v) customary provisions restricting subletting, subleasing, transferring, assignment or transfer of any lease governing any leasehold interest of a Loan Party, (vi) customary provisions restricting assignment of any licensing agreement or other contract entered into by a Loan Party, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) a Lien permitted by Section 5.02(b), provided that any such restricted contained therein relates only to the asset or assets subject to such Permitted Lien, (ix) restrictions or encumbrances with respect to a Loan Party imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Securities or all or substantially all of the assets of such Loan Party (other than Holdings and the Borrower), so long as such sale or disposition is permitted under this Agreement and the other Credit Documents, (x) restrictions and encumbrances in a contractual obligation which exist on the Closing Date and (to the extent not otherwise permitted by this Section 5.02(m)) are listed on Schedule 5.02(m), and any modification, replacement, renewal, extension or refinancing of such contractual obligation so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders or materially more restrictive on the Loan Parties, (xi) restrictions and encumbrances binding on a Loan Party at the time such entity first becomes a Loan Party pursuant to a Permitted Acquisition or an Investment made under Section 5.02(e)(vii), so long as such restrictions and encumbrances were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment and do not apply to any Person other than the Loan Party so acquired, (xii) customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted hereunder and applicable solely to such joint venture (and its assets or Equity Securities issued by such Joint Venture) entered into in the ordinary course of business, (xiii) restrictions and encumbrances on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xiv) restrictions and encumbrances that arise in connection with cash or other deposits permitted under Section 5.02(b) and Section 5.02(e) and limited to such cash or deposits, (xv) restrictions on cash earnest money deposits in favor of sellers in connection with Permitted Acquisitions and Investments permitted under Section 5.02(e)(xiv), and (xvi) any document or instrument governing Indebtedness of a Loan Party that is not a Credit Party which is permitted by Section 5.02(a) and which does not apply to a Credit Party.

(n)        Negative Pledge on Owned Real Property.  Notwithstanding anything to the contrary set forth in the Credit Documents, and without limitation of the other restrictions set forth in this Section 5.02, the Borrower shall not, nor permit any Loan Party to, sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or otherwise encumber any real property owned by any Loan Party with a fair market value individually or in aggregate in excess of $2,500,000, without the prior written consent of the Administrative Agent.

(o)          Sanctions, Anti-Terrorism and Anti-Corruption.

(i)         Each Covered Entity (A) will not become a Sanctioned Person; (B)  will not become controlled by a Sanctioned Person; (C) will not receive funds or other Property from a Sanctioned Person; (D) is not on the Sectoral Sanctions Identification List under Executive Order 13662; (E) has not and will not engage in transaction or other activities prohibited under Sectoral Sanctions directives pursuant to Executive Order 13662; and (F) will not become in breach of, or is not the subject of any action or investigation under, any Anti-Terrorism Law.  Each Covered Entity will not engage in any dealings or transactions, and is not and will not be otherwise associated, with any Sanctioned Person.  Each Covered Entity will comply, in all material respects, with Anti-Terrorism Laws.  Each Covered Entity has implemented and maintains in effect and enforces policies and procedures reasonably designed to promote and achieve compliance by it, and their respective directors, officers, employees and agents, with Anti-Corruption Laws and Anti-Terrorism Laws, including the requirement that (x) no Person who owns any direct or indirect interest in such Covered Entity is a Sanctioned Person and (y) funds invested directly or indirectly in such Covered Entity are derived from legal sources.

(ii)      The Borrower shall not permit any portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder to be used, directly or indirectly for, and no fee, commission, rebate or other value to be paid (A) to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Anti-Corruption Laws or (B) in any manner that would result in the violation of  any Anti-Terrorism Laws applicable to any party hereto.

(p)         Use of Proceeds; Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, (A) in a manner inconsistent with Section 5.01(f), (B) to purchase, acquire or carry any Margin Stock, (C) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U, and X, (D) for payment to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Anti-Corruption Laws, (E) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or (F) in any manner that would result in the violation of  any Anti-Terrorism Laws applicable to any party hereto.  No Loan Party shall purchase, acquire or carry any Margin Stock.

(q)       Passive Holding Company. Notwithstanding anything in this Section 5.02 to the contrary, Holdings shall not engage in any material business activities, hold any material assets or incur any Indebtedness other than (i) acting as a holding company and transactions incidental thereto including complying with its Organizational Documents, (ii) entering into the Credit Documents and performing its obligations hereunder, (iii) entering into the Closing Date Acquisition Agreement and related agreements to which it is a party, consummating the Closing Date Transactions and performing its other obligations thereunder, (iv) receiving and distributing Restricted Payments permitted to be made to and by Holdings pursuant to Section 5.02(h), (v) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals, (vi) owning the Equity Securities of Borrower and, indirectly, Borrower’s Subsidiaries, (vii) issuing Equity Securities as permitted hereunder, (viii) engaging in activities necessary or incidental to any director, officer and/or employee equity or equity-based incentive plan at Holdings, including providing indemnification to officers, directors and employees of the Loan Parties (and any direct or indirect parent entity of Holdings), to the extent permitted hereunder, (ix) providing guarantees and security interests in respect of Permitted Indebtedness of any other Credit Party, (x) holding nominal deposits in Deposit Accounts in connection with consummating any of the foregoing transactions, (xi) engaging in activities and contractual rights incidental to the maintenance of its corporate existence, (xii) preparing reports to any Governmental Authority and to its equity holders, participating in Tax, accounting and other administrative matters and performing, and retaining auditors and other Persons to perform, other administrative functions incidental to its status as a holding company, (xiii) engaging in transactions expressly permitted by this Agreement and the other Credit Documents, in each case, subject to any limitations set forth herein with respect to any such transaction, and (xiv) other immaterial activities and assets that are incidental, reasonably related or ancillary to the foregoing

5.03       Financial Covenants.  Until (i) the Commitments have been terminated, and (ii) all Obligations (other than contingent indemnification obligations) have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)         Total Net Leverage Ratio.  The Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Test Period set forth below to exceed the applicable ratio set forth below for such Test Period:

Test Period Ending	Total Net Leverage Ratio
March 31, 2025	4.25:1.00
June 30, 2025	4.25:1.00
September 30, 2025	4.25:1.00
December 31, 2025	4.25:1.00
March 31, 2026	4.25:1.00
June 30, 2026	4.25:1.00
September 30, 2026	3.75:1.00
December 31, 2026	3.75:1.00
March 31, 2027	3.50:1.00
June 30, 2027	3.50:1.00
September 30, 2027	3.50:1.00
December 31, 2027	3.50:1.00
March 31, 2028	3.25:1.00
June 30, 2028	3.25:1.00
September 30, 2028	3.25:1.00
December 31, 2028	3.25:1.00
March 31, 2029 and the last day of each fiscal quarter ending thereafter	3.00:1.00

(b)        Fixed Charge Coverage Ratio.  The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter (commencing with the fiscal quarter ended on March 31, 2025) to be less than 1.20:1.00.

ARTICLE VI. EVENTS OF DEFAULT.

6.01       Events of Default.  The occurrence or existence of any one or more of the following events set forth in this Section 6.01 shall constitute an “Event of Default” hereunder.

(a)         Non-Payment.  Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within three (3) Business Days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including, to the extent not included in clause (i), the Guaranty); or

(b)         Specific Defaults.  Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement applicable to such Loan Party set forth in Section 5.01(a), Section 5.01(f), Section 5.01(g)(i), Section 5.01(h), Section 5.01(i), Section 5.01(j), Section 5.01(k), Section 5.01(m), Section 5.02 or Section 5.03; or

(c)          Other Defaults.  (i) Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in the Guaranty and such default shall continue beyond any period of grace provided with respect thereto; or (ii) any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure; or

(d)        Representations and Warranties.  Any representation, warranty, certificate, information or other statement (financial or otherwise) made, deemed made, reaffirmed or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect (or with respect to Section 4.01(v) or if such representation, warranty, certificate, information or other statement (financial or otherwise) is qualified by materiality, in any respect) when made, deemed made, reaffirmed or furnished; or

(e)          Cross-Default.  (i) Any Loan Party shall fail to make any payment on account of any Funded Indebtedness of such Person (other than under the Credit Documents) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Funded Indebtedness (including the Termination Value of Rate Contracts) exceeds $5,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Funded Indebtedness of any Loan Party (other than under the Credit Documents) in an aggregate amount exceeding $5,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Funded Indebtedness of such Person (other than under the Credit Documents), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Funded Indebtedness of any Loan Party (other than under the Credit Documents) in an aggregate amount exceeding $5,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)        Insolvency; Voluntary Proceedings.  Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, other than to the extent permitted under Section 5.02(d)(i), (v) other than an Immaterial Subsidiary that is not a Credit Party, become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(g)         Involuntary Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party (other than an Immaterial Subsidiary that is not a Credit Party) or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party (other than an Immaterial Subsidiary that is not a Credit Party) or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(h)          Judgments.  (i) One or more final judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $10,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Holdings and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of twenty (20) consecutive days; or (ii) any judgment, writ, assessment, warrant of attachment, Tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of $10,000,000 and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(i)          Credit Documents.  Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or

(j)          Security Documents.  Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or

(k)          ERISA.

(i)         With respect to a Pension Plan, the Borrower or an ERISA Affiliate is subject to a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or Title IV of ERISA, or

(ii)       an ERISA Event that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(iii)      Any reportable event with respect to a Pension Plan which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to any Loan Party by the Administrative Agent; or

(iv)      Any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l)          Change of Control.  Any Change of Control shall occur; or

(m)      Involuntary Dissolution or Split Up.  Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

(n)       Repudiation.  Any Guarantor shall repudiate or purport to revoke the Guaranty; or any Loan Party repudiates or purports to revoke its obligations under any Credit Document; or

(o)          Sanctioned Person.  Any Loan Party shall become a Sanctioned Person; or

(p)         Subordinated Obligations.  Any trustee for, or any holder of, any of the Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement or a final judgment is entered by a court of competent jurisdiction that any such Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations.

6.02       Remedies.  At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts or Lender Bank Products) payable by the Borrower to be immediately due and payable and/or (c) require that the Borrower Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law.  Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral pledged by the Borrower as contemplated by Section 2.02 and Section 2.16(c)(iii), shall first be applied to reimburse the L/C Issuer in respect of any amounts that a Lender has failed to fund under Section 2.02(e), then to the remaining L/C Obligations and then to the remaining Obligations in the manner set forth below:

The proceeds of any sale, disposition or other realization upon all or any part of the Collateral (subject to the prior sentence with respect to Cash Collateral) and any payments received by the Administrative Agent with respect to any Guaranty shall, in each case, be distributed by the Administrative Agent in the following order of priorities:

First, to the Administrative Agent, in an amount sufficient to pay in full the fees, costs and expenses of the Administrative Agent in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, including, without limitation, attorneys’ fees and costs, and any and all other unpaid and unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of the Administrative Agent;

Second, to the Lenders and Lender Rate Contract Counterparties in an amount equal to accrued interest then due and payable on the Obligations (including any net scheduled payments in respect of Lender Rate Contracts but excluding any obligations in respect of Lender Bank Products and excluding the Termination Value of any Lender Rate Contracts);

Third, pari passu and ratably, to (i) the Lenders in an amount equal to the principal amount of the outstanding Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Loans and L/C Obligations (with the portion allocated to the Revolving Loans, Swing Line Loans and L/C Obligations to be applied first to repay the Swing Line Loans in full, second to repay the Revolving Loans in full and then to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of all L/C Obligations), (ii) to the Lender Rate Contract Counterparties in an amount equal to Obligations owed in connection with any Lender Rate Contract the terms of which comply with this Agreement (which amount, for the avoidance of doubt, shall include the Termination Value), and (iii) to the Lender Bank Product Providers in an amount equal to any Obligations related to Lender Bank Products which are then unpaid;

Fourth, to the Lenders in an amount equal to any other Obligations which are then unpaid;

Finally, upon payment in full of all of the Obligations, to the Person(s) legally entitled thereto.

No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder or at law or in equity.

Obligations arising under Lender Rate Contracts and Lender Bank Products provided by a Lender or Affiliate of a Lender other than U.S. Bank or one of its Affiliates shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent requests, from the applicable Lender (or Affiliate of a Lender) in accordance with the definition of “Obligations.” Each Affiliate of a Lender that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to Article VII for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VII. ADMINISTRATIVE AGENT AND RELATIONS AMONG LENDERS.

7.01        Appointment, Powers and Immunities.

(a)       Appointment and Authority.  Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 7.06(c), the provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         Rights as a Lender or L/C Issuer. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender or L/C Issuer as any other Lender or L/C Issuer and may exercise them as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c)          Exculpatory Provisions.

(i)       The Administrative Agent has no duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder are administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Loan Parties. Without limiting the generality of the foregoing, the Administrative Agent:

(A)          is not subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(B)         has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent is not required to take any action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(C)         does not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(ii)        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 6.02 and 8.04, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an L/C Issuer.

(iii)      The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Administrative Agent. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(e)          Rights of L/C Issuer.  The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

7.02       Reliance by the Administrative Agent, L/C Issuer and Swing Line Lender.  The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any facsimile or e-mail) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care.  As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03      Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”.  If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.  Notwithstanding anything to the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04      Lender Indemnification.  Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its aggregate Proportionate Share of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05       Non-Reliance.  Each of the Lenders expressly acknowledges that neither the Administrative Agent, the Syndication Agent nor any Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, the Syndication Agent or any Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of, the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Syndication Agent or any Lead Arranger to any Lender as to any matter, including whether the Administrative Agent, the Syndication Agent or any Lead Arranger has disclosed material information in their (or their Related Parties’) possession. Each of the Lenders represent to the Administrative Agent, the Syndication Agent and each Lead Arranger that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Lead Arranger, any other Lender, or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Loan Parties, and all applicable bank or other regulatory Governmental Rule relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Lead Arranger, any other Lender, or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon any Credit Document or any related agreement or any document furnished thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower. Each of the Lenders (a) represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course of its business and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit, or providing other facilities set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, (b) agrees not to assert a claim in contravention of the foregoing, and (c) represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit, or provide other facilities set forth herein, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit, or provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issuing or participating in letters of credit or providing such other facilities.

7.06        Resignation of the Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, so long as no Default has occurred and is continuing, shall be reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned); provided that in no event may any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Governmental Rule, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment thirty (30) days after the Administrative Agent receives notice of its removal (or such earlier day as is agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Lender Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lender Parties, and continue to be entitled to the rights set forth in such Security Document and the Credit Documents, until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 7.06 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article VIII, Section 8.02 and Section 8.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.  To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall at or reasonably promptly following the Resignation Effective Time cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective L/C Issuers ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.

7.07        Collateral Matters and Guaranty Matters.

(a)          The Administrative Agent is hereby authorized by each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products), without the necessity of any notice to or further consent from any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products), and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b)        Each of the Lenders (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than contingent indemnification obligations); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04.  In the case of clause (ii) above involving a sale of a Guarantor, the Lenders also irrevocably authorize the Administrative Agent to release such Guarantor from the applicable guaranty.  Upon request by the Administrative Agent, the Lenders will (and will cause their Affiliates that are party to Lender Rate Contracts or provided Lender Bank Products to) confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 7.07.

(c)       Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Commitments have been terminated, and (ii) all Obligations (other than contingent indemnification obligations) have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations.

(d)         Each of the Lenders (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien granted to or held by the Administrative Agent upon any Collateral to the holder of any Lien on such property that is permitted by Section 5.02(b)(iii).

7.08      Performance of Conditions.  For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Revolving Proportionate Share of such Loan or Letter of Credit.

7.09       The Administrative Agent in its Individual Capacity; Other Relationships.  The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, the L/C Issuer or Swing Line Lender hereunder.  With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender.  The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

7.10      Collateral Matters/Lender Rate Contracts/Lender Bank Products.  Each Lender on its own behalf on behalf of its Affiliates understands and agrees that (a) counterparties to Lender Rate Contracts and Lender Bank Products, in each case, comprising Obligations, will have the benefits of the Collateral as set forth in the Credit Documents so long as such counterparty is a Lender or an Affiliate of a Person that is a Lender and (b) if the Obligations  are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.

7.11       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, and out-of-pocket expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel in connection with the foregoing and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.05, 8.02 and 8.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, and out-of-pocket expenses, disbursements and advances of the Administrative Agent and its agents and counsel in connection with the foregoing, and any other amounts due the Administrative Agent under Sections 2.05, 8.02 and 8.03.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

7.12        Erroneous Payments.

(a)        If the Administrative Agent notifies a Lender Party or other holder of any Obligations (each, a “Lender Recipient”), or any Person who has received funds on behalf of a Lender Recipient (any such Lender Recipient or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(i)          (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)       such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.12(b).

(c)        Each Lender Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender Recipient from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)         An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligation owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds paid or otherwise transferred by the Borrower or any other Credit Party (or the Borrower or any Credit Party shall authorize the same) to the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by the Borrower or any other Credit Party).

(e)          To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

Each party’s agreements under this Section 7.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE VIII. MISCELLANEOUS.

8.01        Notices.

(a)      Notices Generally.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)         if to the Borrower:

c/o ARC Document Solutions, Inc.
12657 Alcosta Blvd, Suite 200
Sam Ramon, CA 94583
Attention: Chief Financial Officer
Tel. No.: (925) 949-5100
Fax No.: (925) 949-5101
Email: jorge.avalos@e-arc.com

(ii)        if to the Administrative Agent:

U.S. Bank National Association
800 Nicollet Mall
Minneapolis, MN 55402
Attention: Esther Herliana
Tel. No.: (503) 464-4863
Fax No.: (612) 303-3851

(iii)       if to a Lender or L/C Issuer, to it at its address (or facsimile number) set forth in the Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient), except that notices to the Administrative Agent, a Lender or an L/C Issuer under Article II shall not be effective unless and until actually received. Notices delivered through electronic communications pursuant to Section 8.01(b) shall be effective as provided in Section 8.01(b).

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day.  In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

(b)         Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing does not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines. Such determination or approval may be limited to particular notices or communications..

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Change of Address, etc. Any party hereto may change its address or facsimile number above by notice to the other parties hereto as provided in this Section 8.01.

(d)          Platform.

(i)        The Borrower agrees that the Administrative Agent may, but is not obligated to, make the Communications available to the L/C Issuers and the Lenders by posting the Communications on the Platform.

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower, any Lender, any L/C Issuer, or any other Person for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.

8.02       Expenses.  The Borrower shall pay within 30 days of written demand therefor (accompanied by reasonable supporting documentation), whether or not any Credit Event occurs hereunder, (a) all reasonable out-of-pocket fees and expenses, including syndication expenses, travel expenses, consultants’ and experts’ fees and expenses and all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and U.S. Bank taken as a whole, in each case, incurred by the Administrative Agent and U.S. Bank in connection with the syndication of the facilities provided hereunder, due diligence, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable out-of-pocket fees and expenses of the Administrative Agent and U.S. Bank in connection with the use of any Platform, (c) any and all excise, sales or other similar taxes and (d) all reasonable out-of-pocket fees and expenses, including travel expenses, consultants’ and experts’ fees and expenses and all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected party, in each case, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or Credit Documents or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party).  The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03      Indemnification.  To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to (a) protect, indemnify, defend and hold harmless the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Lenders (including without limitation the L/C Issuer and the Swing Line Lender) and each of their Related Parties (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses of any kind or nature and from any actions, suits, claims or demands (including in respect of or for all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (i) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, any L/C Disbursements and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (ii) any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, (v) the use of any Platform or (vi) any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Documents, including any penalties, claims or other losses resulting from any delay in paying such excise, sales or other similar taxes and (b) reimburse each Indemnitee for all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee in connection with such Indemnitee’s investigation or defense of any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of (i) such Indemnitee’s own gross negligence or willful misconduct, (ii) a material breach in bad faith of the obligations of such Indemnitee under the Credit Documents or (iii) any dispute solely among Indemnitees, other than any claims against the Administrative Agent or a Lead Arranger in their respective capacities or in fulfilling U.S. Bank’s role as Administrative Agent or a Lead Arranger’s role as a Lead Arranger or any similar role under the Credit Documents, and other than any claims arising out of any act or omission on the part of any Loan Party or any Affiliate thereof.  In the case of any investigation, litigation or proceeding to which the indemnity set forth in this Section 8.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, a Loan Party, the holders of the Borrower’s or any Loan Party’s Equity Securities, any creditor of the Borrower or another Loan Party, an Indemnitee or any other Person and whether or not an Indemnitee is otherwise a party thereto.  Upon receiving knowledge of any action, suit, claim or demand asserted by a third party that the Administrative Agent, any Lead Arranger, the Syndication Agent or any Lender believes is covered by this indemnity, the Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender, as applicable, shall give the Borrower notice of the matter with reasonable promptness; provided, however, that the failure, or any delay, of the Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender to so notify the Borrower shall not relieve the Borrower from its obligations under this Section 8.03 or result in any liability of the Administrative Agent, the Lead Arrangers, the Syndication Agent or the Lenders.  In connection with any such action, suit, claim or demand, the Administrative Agent may select one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Indemnitees taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee, or request that the Borrower defend such action, suit, claim or demand, with legal counsel satisfactory to the Administrative Agent, in each case, at the Borrower’s sole cost and expense; provided, however, that  the Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s, such Lead Arranger’s, the Syndication Agent’s or such Lender’s business or that of its Affiliates.  The Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender may also require the Borrower to defend the matter.  In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including reasonable out-of-pocket fees and expenses of counsel) in connection with its appearing as a witness.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.  The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.  The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrower or its Affiliates or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct or a material breach in bad faith of the obligations such Indemnitee under the Credit Documents.  All payment from the Borrower under this Section 8.03 shall be due and payable within 30 days of written demand therefor (accompanied by reasonable supporting documentation).  The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04       Waivers; Amendments.  Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders) or all of the Lenders if expressly required herein; provided, however, that:

(a)       any amendment, waiver or consent which would (i) amend the definition of “Required Lenders” or “Required Revolving Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement (other than “Required Lenders” or “Required Revolving Lenders”), (ii) increase the Total Revolving Loan Commitment (except as contemplated by Section 2.17), the Total Term Loan Commitment or the Incremental Term Loan Commitment of any Lender, (iii) extend any Maturity Date, (iv) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder, (v) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (vi) amend this Section 8.04 or Section 2.10 or (vii) increase the dollar amounts in Section 2.17, must be in writing and signed or approved in writing by all of the Lenders directly adversely affected thereby.

(b)         any amendment, waiver or consent which releases any Credit Party or all or substantially all of the Collateral must be in writing and signed or approved in writing by all Lenders and, to the extent not included therein, all Lender Rate Contract Counterparties that have provided the Administrative Agent with prior written notice of their status as such, except that (i) any such release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) may be executed by the Administrative Agent and shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders;

(c)        any amendment, waiver or consent which increases or decreases the Revolving Proportionate Share of any Lender must be in writing and signed by such Lender (other than any such document that implements the provisions of Section 2.17);

(d)         any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

(e)        any amendment, waiver or consent which affects the rights of U.S. Bank under Section 8.02 must be in writing and signed by U.S. Bank; and any amendment, waiver or consent which affects the rights of the Lead Arrangers or the Syndication Agent under Section 8.03 or this Section 8.04 must be in writing and signed by the Lead Arrangers or the Syndication Agent, as applicable;

(f)          any amendment, waiver or consent which would amend the application of proceeds set forth in Section 6.02 must be in writing and signed or approved in writing by all Lenders and, to the extent not included therein, all Lender Rate Contract Counterparties that have provided the Administrative Agent with prior written notice of their status as such;

(g)         any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;

(h)        change Section 2.02 in a manner that would permit the expiration date of any Letter of Credit to occur after the Maturity Date without the written consent of each Revolving Lender;

(i)          (A) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or (B) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, in each case, without the written consent of each Lender directly and adversely affected thereby; and

(j)         any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent;

except that (a) the consent of each Lender shall be required with respect to (i) the waiver of the conditions precedent set forth in Section 3.01 on the Closing Date, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, and (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 8.04 shall apply equally to, and shall be binding upon, each of the Administrative Agent, and the Lenders.

Notwithstanding anything to the contrary herein, any Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the (i) Revolving Proportionate Share of such Defaulting Lender may not be increased, (ii) the Maturity Date of any Loans of such Defaulting Lender, as applicable, may not be extended, and (iii) principal and interest owing to such Defaulting Lender may not be reduced, in each case without the consent of such Defaulting Lender.  This paragraph is referred to as the “Defaulting Lender Amendment Paragraph.”

For the avoidance of doubt, the application of the provisions of Section 2.01(b) of the Guaranty or any similar provisions in any other Credit Document: (1) is automatic to the extent applicable, (2) is not an amendment or modification of the Guaranty or any other Credit Document and (3) does not require the consent or approval of any Person.

In addition, notwithstanding the foregoing, (w) any Incremental Term Loan Amendment may, without the consent of any Lenders other than the Incremental Term Lenders (if any) and New Lenders (if any) advancing the Incremental Term Loans subject thereto, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of the Incremental Term Loans (subject to the requirements and limitations set forth in Section 2.17), (x) each of the Fee Letters may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof and (y) each Lender Rate Contract and agreement with respect to Lender Bank Products may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

Notwithstanding the foregoing, provisions within Letters of Credit and L/C Documents may be amended, modified or waived as permitted by the terms of such documents and applicable Governmental Rule, and nothing in this Section 8.04 shall be construed to require any additional consent of any part hereto for such amendments, modifications or waivers.

Notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, or any error or omission of a purely technical nature, in the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by any L/C Issuer (solely to the extent such provision affects or may affect such L/C Issuer in its capacity as an L/C Issuer) or the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower (which may be payable only to the Lenders that consent to such matters within specified periods).

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 6.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Credit Documents or (c) any Lender from exercising setoff or offset rights in accordance with Section 8.06 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 6.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.05       Successors and Assigns.

(a)       Binding Effect.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document  (except in connection with a merger or consolidation permitted by Section 5.02(d)) without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender.  Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.

(b)       Participations.  Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(b), participations in L/C Obligations and in Swing Line Loans); provided that notwithstanding the foregoing, no Participant shall be a Loan Party or an Affiliate of a Loan Party.  In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a)(i)-(v) or Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder.  The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the rights of setoff and offset in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff and offset shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b).  The Borrower also agrees that any Lender which has sold any participating interest in its Commitments or Loans in accordance with this Section 8.05(b) shall, notwithstanding any such sale, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such sale, but such Lender shall not be entitled to any greater payment under such Sections than it would have been entitled to receive had it not sold such participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)        Assignments.  Any Lender may, at any time, sell and assign to any Lender (other than a Defaulting Lender) or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit H (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i)      each Assignee Lender that is a Revolving Lender shall assume, as a condition to the effectiveness of such assignment, any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;

(ii)      if no Event of Default has occurred and is continuing, without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of Term Loans, Revolving Loan Commitments, Revolving Loans, L/C Advances or Swing Line Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate or Approved Fund as to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(iii)     without the written consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of Revolving Loan Commitments, Revolving Loans, L/C Advances or Swing Line Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Revolving Lender hereunder or an Affiliate thereof or an Approved Fund as to such Revolving Lender;

(iv)    without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of an unfunded portion of any Term Loan Commitment to any Assignee Lender which is not, immediately prior to such Assignment, a Term Lender with an unfunded portion of any Term Loan Commitment or an Affiliate thereof or an Approved Fund as to such Lender;

(v)     without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of Term Loans or Incremental Term Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or an Approved Fund as to such Lender;

(vi)      [**]; and

(vii)    without the written consent of (1) the Administrative Agent and (2) if no Event of Default has occurred and is continuing, the Borrower, no Lender may make any Assignment to any Assignee Lender (I) with respect to any Assignment of Revolving Loans or a Revolving Loan Commitment, that is less than Five Million Dollars ($5,000,000) in the aggregate, (II) with respect to any Assignment of Term Loans, that is less than One Million Dollars ($1,000,000) in the aggregate, (II) with respect to any Assignment of Incremental Term Loans, that is less than One Million Dollars ($1,000,000) in the aggregate, or (IV) if, after giving effect to such Assignment, the Revolving Loan Commitment of such Lender or such Assignee Lender would be less than Five Million Dollars ($5,000,000) or the Term Loans of such Lender or such Assignee Lender would be less than One Million Dollars ($1,000,000) or the Incremental Term Loans of such Lender or such Assignee Lender would be less than One Million Dollars ($1,000,000) (except that, in each case, a Lender may make an Assignment which reduces its Revolving Loan Commitment, Term Loans or Incremental Term Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by Section 8.05(c)(ii), (iii), (iv), (v) or (vi) above).

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement; provided further, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents.  On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note or Term Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note or Term Loan Note to each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender and each new Term Loan Note to be in the original principal amount of each Term Loan then held by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note or Term Loan Note to the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it and the new Term Loan Note to be in the original principal amount of the Term Loan retained by it.  Each such new Revolving Loan Note and Term Loan Note shall be dated the Closing Date (or such other date acceptable to the applicable Lender), and each such new Note shall otherwise be in the form of the Note replaced thereby.  The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”.  Each Assignee Lender which was not previously a Lender hereunder shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent (i) if such Assignee Lender is organized under the laws of the United States or a state thereof, two duly completed copies of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax and (ii) if such Assignee Lender is not organized under the laws of the United States or a state thereof, (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (B) in the case of a Lender that is a Non-Bank Lender, (i) a Non-Bank Certificate and (ii) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, but only if and to the extent such Lender is legally entitled to do so.

Notwithstanding anything to the contrary contained herein, if at any time U.S. Bank assigns all of its Commitments and Loans pursuant to Section 8.05(c) above, U.S. Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five (5) Business Days’ notice to the Borrower, terminate the Swing Line.  In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of U.S. Bank as L/C Issuer or the termination of the Swing Line, as the case may be.  U.S. Bank shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in L/C Disbursements pursuant to Section 2.02(e)). If U.S. Bank terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Proportionate Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Governmental Rules without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)          Register.  The Administrative Agent (the “Agent”), shall use commercially reasonable efforts to maintain a register at its address referred to in Section 8.01 (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by, and Letters of Credit of, each of the Lenders and each repayment in respect of the principal amount of, and interest payable with respect to, the Loans and Letters of Credit of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans or Letters of Credit.  With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan or Letter of Credit made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent.  The ownership of such Commitment, Loans and Letters of Credit prior to such recordation and all amounts owing to the transferor with respect to such Commitment, Loans and Letters of Credit shall remain owing to the transferor.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender.  The registration of an assignment or transfer of all or part of any Commitment, Loan or Letter of Credit shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment Agreement pursuant to Section 8.05(c).  Coincident with the delivery of such an Assignment Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to assigning or transferor Lender.  The Register shall be available for inspection by the Borrower or any Lender during the regular business hours of the Administrative Agent after reasonable notice from the Borrower or such Lender, and after receiving such notice the Administrative Agent may, at its option, send the Borrower or such Lender a copy of the Register in lieu of such inspection.

(e)          Registration.  Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.  The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.17).

(f)          Confidentiality.  Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.

(g)          Pledges to Federal Reserve Banks; Other Pledges of Notes.  Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank.  No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.  In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.

(h)          True Sale.  All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140.  Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in Section 8.05(b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff or offset by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff or offset (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).

(i)          Additional Forms.  If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).

8.06          Setoff; Security Interest.

(a)          Setoffs By Lenders.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to setoff or offset and apply against the Obligations any amount owing from such Lender to the Borrower; provided, however, that in the event that any Defaulting Lender shall exercise any such right of setoff or offset, (i) all amounts so setoff or offset shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff or offset.  The aforesaid right of setoff or offset may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff or offset may not have been exercised by such Lender at any prior time.  Each Lender agrees promptly to notify the Borrower after any such setoff or offset and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff or offset and application.

(b)       Security Interest.  As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender.  Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07       No Third Party Rights.  Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08      Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09     Jury Trial.  EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10      Confidentiality.  None of the Administrative Agent, any Lead Arranger, the Syndication Agent or any Lender shall disclose to any Person any Confidential Information, except that the Administrative Agent, any Lead Arranger, the Syndication Agent and any Lender may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates, provided such Person shall be subject to the confidentiality obligations of (or confidentiality obligations substantially similar to) this Section 8.10; (b) to the Administrative Agent, any Lead Arranger, the Syndication Agent or any other Lender; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to the Administrative Agent, any Lead Arranger, the Syndication Agent or any Lender, other than by virtue of a breach of this Section 8.10; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender (including as required in connection with pledges and assignments permitted under Section 8.05 (g)); (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Administrative Agent, the Lead Arrangers, the Syndication Agent or the Lenders of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to the Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant or any direct or indirect actual or prospective party (or its Related Parties) to any swap, derivative, securitization or other transaction under which payments are to be made by reference to Borrower, any other Loan Party or any Subsidiary and its obligations, this Agreement, or payments hereunder; provided that such Assignee Lender, Participant or transaction party or prospective Assignee Lender, Participant or transaction party agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that in the case of disclosure pursuant to clause (e), the Administrative Agent, such Lead Arranger, the Syndication Agent or such Lender, as applicable, shall (so long as not in contravention of any Requirements of Law or any directive of a Governmental Authority) use commercially reasonable efforts to notify the Borrower prior to any such disclosure; and provided, further, that any failure to provide such notice and any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents.  Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).

8.11       Counterparts.  This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

Without notice to or consent of any Loan Party, the Administrative Agent and each Lender may create electronic images of any Credit Documents and destroy paper originals of any such imaged documents.  Such images have the same legal force and effect as the paper originals and are enforceable against the Loan Parties and any other party thereto.  The Administrative Agent and each Lender may convert any Credit Document into a “transferable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under UETA.  If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Credit Document or other document required to be delivered under the Credit Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes.  If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Credit Document or other document required to be delivered under the Credit Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will be deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts.  The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

8.12      Consent to Jurisdiction.  Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. Each Credit Party agrees that process served either personally or by registered mail shall, to the  extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York or to any court of the United States; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.

8.13     Relationship of Parties.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between any Loan Party and any Lead Arranger, the Syndication Agent, the Administrative Agent, any L/C Issuer, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether any Lead Arranger, the Syndication Agent, the Administrative Agent, any L/C Issuer, the Swingline Lender or any Lender has advised or is advising any Loan Party on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b)(i) each of the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Governmental Rule, the Borrower hereby waives and releases any claims that it may have against any of the Lead Arrangers, the Syndication Agent, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.14      Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15     Waiver of Punitive Damages.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Administrative Agent, the Lead Arrangers, the Syndication Agent or the Lenders any punitive, exemplary, special, indirect or consequential damages under any theory of liability.

8.16      USA PATRIOT Act.  Each Lender hereby notifies the Borrower and its subsidiaries that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes the name, address and tax identification number of the Borrower and its subsidiaries and other information that will allow such Lender to identify the Borrower and its subsidiaries in accordance with the Patriot Act.

8.17      Clarification.  Notwithstanding anything to the contrary, the parties hereto understand and agree that U.S. Bank is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder, as between itself, in such manner as U.S. Bank sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities U.S. Bank may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

8.18     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

8.19       Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

8.20       Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.

(b)          As used in this Section 8.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[The first signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TECHPRINT MERGER SUB, INC., as the Initial Borrower

By:	/s/ Kumarakulasingam Suriyakumar
Name:	Kumarakulasingam Suriyakumar
Title:	President

ARC DOCUMENT SOLUTIONS, INC., as the Closing Date Target, and upon consummation of the Closing Date Acquisition, as the Borrower

By:	/s/ Jorge Avalos
Name:	Jorge Avalos
Title:	Chief Financial Officer

TECHPRINT HOLDINGS, LLC, as Holdings

By:	/s/ Kumarakulasingam Suriyakumar
Name:	Kumarakulasingam Suriyakumar
Title:	Manager

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender

By:	/s/ Christian Sumulong
Name:	Christian Sumulong
Title:	Vice President

Signature Page to Credit Agreement

BMO BANK N.A., as a Lender

By:	/s/ Sarah E. Fyffe
Name:	Sarah E. Fyffe
Title:	Director

Signature Page to Credit Agreement

ZION BANCORPORATION, N.A. DBA CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Phitsanu J. Kochaphum
Name:	Phitsanu J. Kochaphum
Title:	Managing Director

Signature Page to Credit Agreement

CITY NATIONAL BANK, as a Lender

By:	/s/ Deborah Scott
Name:	Deborah Scott
Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE I

THE LENDERS

Name of Lender	Revolving Loan Commitment	Revolving Proportionate Share	L/C Issuer Sublimit	Closing Date Term Loan Commitment	Closing Date Term Loan Proportionate Share
U.S. Bank National Association	$20,270,270.27	33.783783784%	$7,500,000.00	$42,229,729.73	33.783783784%
BMO Bank N.A.	$20,270,270.27	33.783783784%	$0.00	$42,229,729.73	33.783783784%
Zions Banco corporation, N.A. DBA California Bank & Trust	$12,162,162.16	20.270270270%	$0.00	$25,337,837.84	20.270270270%
City National Bank	$7,297,297.30	12.162162162%	$0.00	$15,202,702.70	12.162162162%
Total	$60,000,000	100.00%	$0.00	$125,000,000	N/A